UNITED STATES
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IRONWOOD PHARMACEUTICALS, INC.

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2022 Proxy Statement

Notice of Annual Meeting of Stockholders
to be held Wednesday, June 1, 2022

Ironwood®

100 Summer Street, Suite 2300
Boston, Massachusetts 02110
NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS OF
IRONWOOD PHARMACEUTICALS, INC.
Date:	Wednesday, June 1, 2022
Time:	9:00 a.m. Eastern Time
Location:	Our 2022 annual meeting of stockholders will be a “virtual meeting.” You will be able to attend the annual meeting, vote and submit questions via live webcast by visiting www.virtualshareholdermeeting.com/IRWD2022.
Purpose:	We are holding the annual meeting for stockholders to consider three company sponsored proposals:

1.
To elect our nine director nominees, Mark Currie, Ph.D., Alexander Denner, Ph.D., Andrew Dreyfus, Jon Duane, Marla Kessler, Thomas McCourt, Julie McHugh, Catherine Moukheibir and Jay Shepard, each to serve for a one-year term extending until our 2023 annual meeting of stockholders and their successors are duly elected and qualified;

2.
To hold an advisory vote on named executive officer compensation; and

3.
To ratify our audit committee’s selection of Ernst & Young LLP as our auditors for 2022.

We will also consider action on any other matter that may be properly brought before the meeting or any postponement(s) or adjournment(s) thereof.
Our board of directors recommends you vote “for” each of the nine nominees for director (proposal no. 1), “for” the advisory vote on named executive officer compensation (proposal no. 2), and “for” ratification of our selection of auditors (proposal no. 3). Only stockholders of record at the close of business on April 6, 2022 are entitled to notice of and to vote at the meeting.
We are pleased to take advantage of the Securities and Exchange Commission, or SEC, rules that allow us to furnish proxy materials to our stockholders on the internet. We believe these rules allow us to provide you with the information that you need while lowering the costs of delivery and reducing the environmental impact of the annual meeting.
Due to ongoing public health concerns relating to the COVID-19 pandemic, and to support the health and safety of our stockholders, employees and stakeholders, the annual meeting will be conducted in a virtual-only format, solely by means of a live audio webcast. Our virtual stockholder format uses technology designed to provide our stockholders rights and opportunities to participate in the virtual meeting similar to an in-person meeting. You may attend the meeting, vote and submit questions electronically during the meeting via live webcast by visiting the website provided above. A list of stockholders of record will be available electronically during the meeting. The website can be accessed on a computer, tablet, or phone with internet connection. To be admitted to the meeting at www.virtualshareholdermeeting.com/IRWD2022, you must enter the 16-digit control number found on your proxy card, voting instruction form or notice that you received.
Proxy Material Mailing Date:
April 21, 2022
Sincerely,
Thomas McCourt
Chief Executive Officer and Director

i   Ironwood

Letter From Our CEO

Dear Ironwood stockholders,
It was a momentous year for Ironwood with LINZESS® (linaclotide) reaching blockbuster status exceeding $1 billion in U.S. net sales in 2021 and reaching more than 3.5 million unique IBS-C and CIC patients. Additionally, in 2021, we strengthened our innovative GI pipeline and delivered sustained profits and cash flow. By remaining laser-focused on addressing unmet patient needs, we have helped solidify our leadership position in the GI community.
Looking beyond our LINZESS record sales, we believe there is substantial opportunity for its continued growth, as we make investments to bolster demand, improve brand margins and ultimately maximize cash flow.

In addition, in 2021, we announced that the U.S. FDA approved a revised label for LINZESS. The updated label modifies the boxed warning for risk of serious dehydration and contraindication against use in children to those less than two years of age. The boxed warning and contraindication previously applied to all children less than 18 years of age and less than 6 years of age, respectively. This is a significant milestone and accomplishment for our team as we continue to advance our linaclotide pediatrics development program in IBS-C and functional constipation.
Our innovative GI pipeline aims to position Ironwood for long-term growth through the in-license or acquisition of innovative GI assets targeting organic GI diseases primarily managed by gastroenterologists that are highly differentiated and have clear unmet medical needs. We are excited to highlight two important advancements to our innovative GI pipeline:
•
Our clinical development is underway for IW-3300, a guanylate cyclase-C agonist being developed to be a potential first-in-class treatment for visceral pain conditions, such as interstitial cystitis / bladder pain syndrome (IC/BPS) and endometriosis.

•
CNP-104, a potential treatment for primary biliary cholangitis (PBC), a rare autoimmune disease of the liver, has been granted Fast Track Designation by the U.S. FDA. We entered into a collaboration and license option agreement with COUR Pharmaceuticals for CNP-104 to leverage our GI expertise. Further, COUR has initiated a clinical study, evaluating the safety, tolerability, pharmacodynamics effects, and efficacy of CNP-104 in PBC patients, with a data readout estimated in 2023.

Our deep expertise in developing and commercializing innovative GI therapies, established relationships within the GI community and our leadership’s experience building a blockbuster brand — positions us well to advance GI care and provide treatments with the potential to deliver profound impact for patients, our business and our stockholders.
With that in mind, we are continuing our disciplined approach to capital allocation to support our goal of delivering sustainable profits and cash flows. We achieved our third consecutive year of profits in 2021, and ended the year with $620 million in cash and cash equivalents, a significant increase from the end of 2020. In addition, we initiated a share repurchase program authorized by our board of directors under which we may repurchase up to $150 million of our common stock through December 2022.
Ironwood met many important objectives over the past year. With so many families struggling with the effects of the COVID-19 pandemic, I want to acknowledge the resilience of our team and their dedication to our mission to advance the treatment of GI diseases and redefine the standard of care for GI patients.

2022 Proxy Statement   1

Our company was once again named a top place to work in the U.S. in 2021 by Top Workplaces and continues to prioritize building a culture of ownership and belonging. We have advanced our equality, diversity, and inclusion efforts, engaged meaningfully with employees, introduced learning and development opportunities, strengthened our talent acquisition strategies, and given back to our surrounding communities.
Our future looks bright as we remain in a strong position to continue our growth and momentum throughout 2022. On behalf of Ironwood’s board of directors, our leadership team, and Ironwoodians across the U.S., I thank you for the confidence you have placed in our company and the important work we do.
Sincerely,
Thomas McCourt
Chief Executive Officer and Director

2   Ironwood

About Ironwood
We aspire to bring innovative treatments for GI diseases to patients in need.
We are a gastrointestinal (GI) healthcare company dedicated to advancing the treatment of GI diseases and redefining the standard of care for GI patients. We are focused on the development and commercialization of innovative GI product opportunities in areas of significant unmet need, leveraging our demonstrated expertise and capabilities in GI diseases.
LINZESS® (linaclotide), our commercial product, is the first product approved by the United States Food and Drug Administration, or U.S. FDA, in a class of GI medicines called guanylate cyclase type C agonists, or GC-C agonists, and is indicated for adults suffering from irritable bowel syndrome with constipation, or IBS-C, or chronic idiopathic constipation, or CIC. LINZESS is the branded prescription market leader in the IBS-C and CIC category in the U.S. LINZESS is available to adults suffering from IBS-C or CIC in the United States and Mexico, IBS-C or chronic constipation in Japan, and IBS-C in China. Linaclotide is available under the trademarked name CONSTELLA® to adults suffering from IBS-C or CIC in Canada, and to adults suffering from IBS-C in certain European countries.
We recognize the value of collaboration and have a track record of establishing, operating and evolving high-performance partnerships globally. We have strategic partnerships with leading pharmaceutical companies to support the development and commercialization of linaclotide around the world. We also aim to leverage our leading capabilities in GI to bring additional treatment options to GI patients.
We believe our history of innovation in GI medicine, deep expertise in developing and commercializing innovative GI therapies, established relationships within the GI community, as well as our leadership’s experience building blockbuster brands, positions us well to advance GI care and bring treatments with the potential to deliver great impact for patients, our business and our stockholders.
In 2021, we evolved our GI-focused strategy, building on our commercial success and GI development capabilities to focus on three core priorities: maximize LINZESS, strengthen our innovative GI pipeline, and deliver sustained profits and generate cash flow.
Performance Against 2021 Strategic Priorities
1.
Maximize LINZESS

•
We recognized $400.4 million in collaborative arrangements revenue related to sales of LINZESS in the U.S. during the year ended December 31, 2021, a 9% increase compared to the year ended December 31, 2020. This increase was primarily driven by an increase in LINZESS prescription demand.

•
In May 2021, together with AbbVie, Inc., or AbbVie, we entered into a settlement agreement with a generic drug manufacturer, Teva Pharmaceuticals USA, Inc., granting a license to market a generic version of 72 mcg LINZESS beginning March 31, 2029 (subject to U.S. FDA approval). With this settlement agreement, Ironwood and AbbVie have settled with the filers of all known abbreviated new drug applications to date seeking approval to market generic versions of LINZESS.

•
In August 2021, the U.S. FDA approved a revised label for LINZESS based on clinical safety data that had been generated thus far in pediatric studies. The updated label modified the boxed warning for risk of serious

2022 Proxy Statement   3

dehydration and contraindication against use in children to those less than two years of age. The boxed warning and contraindication previously applied to all children less than 18 years of age and less than 6 years of age, respectively. The safety and effectiveness of LINZESS in patients less than 18 years of age have not been established. Clinical pediatric programs in IBS-C and functional constipation are ongoing.
2.
Strengthen Innovative GI Pipeline

•
In November 2021, we entered into a collaboration and license option agreement with COUR Pharmaceutical Development Company, Inc., or COUR, which grants us an option to acquire an exclusive license to research, develop, manufacture and commercialize, in the U.S., products containing CNP-104, a potential treatment for primary biliary cholangitis, or PBC, a rare autoimmune disease targeting the liver that affects an estimated 133,000 people in the U.S., according to a study published in Gastroenterology in 2000. COUR is currently conducting a clinical study evaluating the safety, tolerability, and pharmacodynamic effects and efficacy of CNP-104 in PBC patients, with a data readout estimated in 2023.

•
We are advancing IW-3300, a GC-C agonist, for the potential treatment of visceral pain conditions, such as interstitial cystitis / bladder pain syndrome, or IC/BPS, and endometriosis. IC/BPS affects an estimated 4 to 12 million Americans, according to the Interstitial Cystitis Association. An estimated 4 million reproductive-age women in the U.S. have been diagnosed with endometriosis, according to a study published in Gynecologic and Obstetric Investigation. Both diseases have a limited number of treatment options available. In December 2021, the U.S. FDA accepted our Investigational New Drug Application and the Phase I clinical program commenced in the first quarter of 2022 to evaluate the safety and tolerability of IW-3300 in healthy volunteers.

3.
Deliver Sustained Profits and Generate Cash Flow

•
We delivered net income of $528.4 million during the year ended December 31, 2021, reflecting our third consecutive full year of profitability.

•
We generated $261.9 million in cash from operations during the year ended December 31, 2021, ending the year with $620.1 million in cash and cash equivalents.

•
In May 2021, our board of directors authorized a share repurchase program under which we may repurchase up to $150.0 million of our outstanding shares of common stock through December 2022. During the year ended December 31, 2021, we repurchased 2.4 million shares of common stock for an aggregate of $27.1 million, and from January 1, 2022 to February 15, 2022, we repurchased an additional 4.5 million shares of our common stock for $50.7 million.

As we continue to execute on our strategic priorities, we have great confidence in our ability to continue making a meaningful difference for GI patients and grow our position as a leading GI healthcare company in the U.S.
We demonstrated strong progress across our corporate goals in 2021. As a result, our 2021 company performance achievement multiplier, which we used as a key consideration in determining executive compensation for 2021 performance, was 117%, as determined by our board of directors. Please see the Compensation Discussion and Analysis section included elsewhere in this proxy statement for detailed information on compensation to our 2021 named executive officers.

4   Ironwood

Note about Forward-Looking Statements

This proxy statement contains forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, including statements about the potential opportunity for LINZESS growth and improved brand margins; the advancement of our linaclotide pediatrics development program; the development of IW-3300 as a potential first in class treatment for visceral pain conditions; the timing of data for the clinical study of CNP-104; the potential long-term growth of our GI pipeline; our ability to deliver impact for patients, our business, and our stockholders; and our approach to capital allocation, including the potential repurchase of common stock under our share repurchase program. These forward-looking statements speak only as of the date of this proxy statement, and Ironwood undertakes no obligation to update these forward-looking statements. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include those related to the effectiveness of development and commercialization efforts by us and our partners; preclinical and clinical development, manufacturing and formulation development of linaclotide, CNP-104 and our product candidates; the risk that clinical programs and studies may not progress or develop as anticipated, including that studies are delayed or discontinued for any reason, such as safety, tolerability, enrollment, manufacturing, economic or other reasons; the risk that findings from our completed nonclinical and clinical studies may not be replicated in later studies; the risk that we or our partners are unable to obtain, maintain or manufacture sufficient LINZESS or our product candidates, or otherwise experience difficulties with respect to supply or manufacturing; the efficacy, safety and tolerability of linaclotide and our product candidates; the risk that the therapeutic opportunities for LINZESS or our product candidates are not as we expect; decisions by regulatory and judicial authorities; the risk we may never get additional patent protection for linaclotide and other product candidates, that patents for linaclotide or other products may not provide adequate protection from competition, or that we are not able to successfully protect such patents; the risk that we are unable to manage our expenses or cash use, or are unable to commercialize our products as expected; the risk that we may elect to not exercise our option to acquire the exclusive license for CNP-104; the risk that the development of either CNP-104 and/or IW-3300 is not successful or that any of our product candidates is not successfully commercialized; outcomes in legal proceedings to protect or enforce the patents relating to our products and product candidates, including abbreviated new drug application litigation; the risk that financial and operating results may differ from our projections; developments in the intellectual property landscape; challenges from and rights of competitors or potential competitors; the risk that our planned investments do not have the anticipated effect on our company revenues; developments in accounting guidance or practice; Ironwood’s or AbbVie’s accounting practices, including reporting and settlement practices as between Ironwood and AbbVie; the risk that we are unable to manage our expenses or cash use, or are unable to commercialize our products as expected; the impact of the COVID-19 pandemic; and the risks listed under the heading “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and in our subsequent SEC filings.
Note regarding Trademarks

In this proxy statement, references to “the company” or “Ironwood” and, except within the Audit Committee Report and the Compensation Committee Report, references to “we”, “us” or “our” mean Ironwood Pharmaceuticals, Inc. LINZESS® and CONSTELLA® are trademarks of Ironwood Pharmaceuticals, Inc. Any other trademarks referred to in this proxy statement are the property of their respective owners. All rights reserved. The contents of our website are not incorporated into this document and you should not consider information provided on our website to be part of this document.

2022 Proxy Statement   5

Our Board of Directors
Who We Are

The following table sets forth certain information, as of April 21, 2022, with respect to each of our directors. Each director, other than Dr. Olanoff and Mr. Owens, has been nominated for election at the 2022 annual meeting of stockholders to serve for a one-year term extending until the 2023 annual meeting of stockholders and his or her successor is duly elected and qualified.
Name	Age	Audit Committee	Governance and Nominating Committee	Compensation and HR Committee
Mark Currie, Ph.D.	67
Alexander Denner, Ph.D.	52		✓
Andrew Dreyfus	63			C
Jon Duane	63		✓	✓
Marla Kessler	52			✓
Thomas McCourt	64
Julie McHugh, Chair	57	✓	✓
Catherine Moukheibir	62	C
Lawrence Olanoff, M.D., Ph.D.	70		C
Edward Owens	75	✓
Jay Shepard	64	✓
“C” indicates chair of the committee.

6   Ironwood

MARK CURRIE, Ph.D. Former President and Chief Scientific Officer, Cyclerion Therapeutics, Inc. Age: 67 Director since 2019
•
Dr. Currie has been the chair of the scientific advisory board of Cyclerion Therapeutics, Inc., or Cyclerion, a clinical-stage biopharmaceutical company, since January 2021. Dr. Currie previously served as Cyclerion’s president and chief scientific officer from April 2019 to December 2020. Prior to joining Cyclerion, Dr. Currie served as senior vice president, chief scientific officer and president of research and development at Ironwood from 2002 to April 2019.

•
Prior to joining Ironwood, Dr. Currie directed cardiovascular and central nervous system disease research as vice president of discovery research at Sepracor, Inc. and initiated, built and led discovery pharmacology and also served as director of arthritis and inflammation at Monsanto Company.

•
Dr. Currie currently serves on the board of directors of Science Exchange, Inc. and Sea Pharmaceuticals, LLC, privately held companies.

•
Dr. Currie earned a B.S. in biology from the University of South Alabama and holds a Ph.D. in cell biology from the Bowman Gray School of Medicine of Wake Forest University.

•
We believe that Dr. Currie’s vast experience leading the research and development efforts of an international biotechnology company will prove instrumental in guiding us through the research and development of novel therapies.

ALEXANDER DENNER, Ph.D.
Founding Partner and Chief
Investment Officer, Sarissa
Capital Management LP; Chief Executive Officer of Sarissa Capital Acquisition Corp.
Age: 52
Director since 2020
Board Committees
•
Governance and Nominating Committee

•
Dr. Denner is a founding partner and the chief investment officer of Sarissa Capital Management LP, or Sarissa, a registered investment advisor, where he has been since 2011. Dr. Denner also has been chief executive officer of Sarissa Capital Acquisition Corp. (Nasdaq: SRSA), a special purpose acquisition company since December 2020.

•
Prior to joining Sarissa, Dr. Denner served as a senior managing director at Icahn Capital L.P, an investment advisory firm, from 2006 to 2011. Prior to that, he served as a portfolio manager at Viking Global Investors, a private investment fund, and Morgan Stanley Investment Management, a global asset management firm.

•
Dr. Denner serves on the board of directors of the following public companies: Biogen Inc. (Nasdaq: BIIB) and Sarissa Capital Acquisition Corp. (Nasdaq: SRSA). Dr. Denner also serves on the board of directors of Attralus, Inc., a privately held company. In the last five years, Dr. Denner has served as chair of the board of directors of Ariad Pharmaceuticals, Inc. and The Medicines Company, as well as a member of the board of directors of Bioverativ Inc.

•
Dr. Denner earned his B.S. in mechanical engineering from Massachusetts Institute of Technology, an M.S. and M.Phil. in mechanical engineering from Yale University and an interdisciplinary Ph.D. from Yale University.

•
Dr. Denner brings to the board significant experience overseeing the operations and research and development of healthcare companies and evaluating corporate governance matters. He also has extensive experience as an investor, particularly with respect to healthcare companies, and possesses broad healthcare industry knowledge.

2022 Proxy Statement   7

ANDREW DREYFUS President and Chief Executive Officer for Blue Cross Blue Shield of Massachusetts Age: 63 Director since 2016 Board Committees • Compensation and HR Committee, Chair
•
Mr. Dreyfus has served as president and chief executive officer for Blue Cross Blue Shield of Massachusetts, or BCBSMA, one of the largest Blue Cross Blue Shield insurance plans in the country, since 2010. From 2005 to 2010, Mr. Dreyfus served as the executive vice president of healthcare services of BCBSMA.

•
Prior to joining BCBSMA, he served as the first president of the Blue Cross Blue Shield Foundation. Mr. Dreyfus also previously served as executive vice president of the Massachusetts Hospital Association and held a number of senior positions in Massachusetts state government, including undersecretary of consumer affairs and business regulation.

•
Mr. Dreyfus serves on the board of directors of BCBSMA, the Blue Cross Blue Shield Association, BCBSMA Foundation and RIZE Massachusetts, all of which are privately held companies or non-profit organizations. He is a member of the advisory boards of Ariadne Labs and the Leonard D. Schaeffer Center for Health Policy & Economics at the University of Southern California (USC). He serves on the advisory board and is a founding member of the Massachusetts Coalition for Serious Illness Care.

•
Mr. Dreyfus received a B.A. in English from Connecticut College.

•
Mr. Dreyfus brings to our board of directors significant expertise in the healthcare payer and reimbursement market, and broad management and executive leadership experience, providing valuable insight as we continue to develop and commercialize medicines in an evolving healthcare landscape.

JON DUANE Senior Partner Emeritus, McKinsey & Company Age: 63 Director since 2019 Board Committees • Governance and Nominating Committee • Compensation and HR Committee
•
Mr. Duane is senior partner emeritus at McKinsey & Company, or McKinsey, an international management consulting company. Before his retirement in December 2017, Mr. Duane had served as a partner at McKinsey since 1992. Mr. Duane is an independent advisor to clients, including the San Francisco Giants, a professional sports team, and Makena Capital Management, LLC, an investment management company.

•
At McKinsey, Mr. Duane founded and led the firm’s biotech practice. In that role, Mr. Duane advised both private and public companies in the pharmaceutical, medical device and life science industries, as well as academic research centers, on various strategic initiatives.

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Mr. Duane serves as the executive chair on the board of directors of Nashville Biosciences, LLC, a privately held company.

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Mr. Duane graduated from Wesleyan University with a B.A. in government and received an M.B.A from Harvard Business School.

•
Mr. Duane brings to the board of directors significant experience advising academic research centers and companies across the life science and medical device industries.

8   Ironwood

MARLA KESSLER Chief Customer Officer, Aetion, Inc. Age: 52 Director since 2019 Board Committees • Compensation and HR Committee
•
Ms. Kessler has been chief customer officer of Aetion, Inc., or Aetion, a health care technology company, since September 2021. Prior to joining Aetion, Ms. Kessler served as an advisor to the chief executive officer of IQVIA Holdings Inc., or IQVIA (formerly IMS Health and Quintiles), a global analytics and technology company, from October 2020 to February 2021. Prior to that, Ms. Kessler had been the senior vice president for strategy, marketing and communications for IQVIA since October 2016.

•
Previously, Ms. Kessler served in various roles for IQVIA, including vice president for global services marketing and knowledge management from 2013 to September 2016, regional leader of the IMS Consulting Group in Europe from 2011 to 2013, location manager for the London IMS Consulting Group from 2009 to 2011 and senior principal from 2008 to 2009.

•
Before joining IQVIA, Ms. Kessler led several marketing efforts for Pfizer Inc. from 2004 to 2007 and worked in consulting for McKinsey & Company from 1996 to 2004.

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Ms. Kessler received a B.S. in economics from Arizona State University and an M.B.A. from the Fuqua School of Business at Duke University.

•
Ms. Kessler provides an important commercial perspective to our board of directors given her expertise in strategic marketing, evidence-based research and customer experience in the life science industry.

THOMAS McCOURT Chief Executive Officer, Ironwood Pharmaceuticals, Inc. Age: 64 Director since 2021
•
Mr. McCourt has served as our chief executive officer and member of the board of directors since June 2021 and had previously served as president and interim chief executive officer from March 2021 to June 2021 and as president from April 2019 to June 2021. Prior to April 2019, Mr. McCourt served as our senior vice president of marketing and sales and chief commercial officer since joining Ironwood in 2009.

•
Prior to joining Ironwood, Mr. McCourt led the U.S. brand team for denosumab at Amgen Inc. from 2008 to 2009. Prior to that, Mr. McCourt was with Novartis AG from 2001 to 2008, where he directed the launch and growth of ZELNORM™ for the treatment of patients with IBS-C and CIC and held a number of senior commercial roles, including vice president of strategic marketing and operations.

•
Mr. McCourt was also part of the founding team at Astra-Merck Inc., leading the development of the medical affairs and science liaison group and then serving as brand manager for PRILOSEC® and NEXIUM®.

•
Mr. McCourt serves on the board of trustees for the American Society of Gastrointestinal Endoscopy (ASGE). Mr. McCourt previously served on the board of directors of Acceleron Pharma Inc., including as a member of the audit committee and the chair of the nominating and governance committee.

•
Mr. McCourt received a B.S. in pharmacy from the University of Wisconsin.

•
Given his role as our chief executive officer and his previous leadership roles at the company since joining in 2009, we believe Mr. McCourt brings unique and in-depth insight into the operations and management of the company, which together with his extensive commercial experience, his deep knowledge of GI, and his experience launching and achieving blockbuster status for LINZESS, are valuable to our board of directors.

2022 Proxy Statement   9

JULIE McHUGH, CHAIR Former Chief Operating Officer, Endo Health Solutions, Inc. Age: 57 Director since 2014 Board Committees • Audit Committee • Governance and Nominating Committee
•
Ms. McHugh most recently served as chief operating officer for Endo Health Solutions, Inc., or Endo, from 2010 through 2013, where she was responsible for the specialty pharmaceutical and generic drug businesses.

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Prior to joining Endo, Ms. McHugh was the chief executive officer of Nora Therapeutics, Inc.

•
Before that she served as company group chairman for the worldwide virology business unit of Johnson & Johnson, or J&J, and previously she was president of Centocor, Inc., a J&J subsidiary. While at J&J, Ms. McHugh oversaw the development and launches of several products, including Remicade® (infliximab) and she was responsible for oversight of a research and development portfolio including compounds targeting autoimmune diseases, HIV, hepatitis C, and tuberculosis.

•
Prior to joining Centocor, Inc., Ms. McHugh led marketing communications for gastrointestinal drug Prilosec® (omeprazole) at Astra-Merck Inc.

•
Ms. McHugh currently serves on the board of directors of the following public companies: Aerie Pharmaceuticals, Inc. (Nasdaq: AERI), Lantheus Holdings, Inc. (Nasdaq: LNTH), and Evelo Biosciences, Inc. (Nasdaq: EVLO). Ms. McHugh also serves on the board of directors of Xellia Pharmaceuticals ApS, a privately held company. She also serves on the strategic advisory board for HealthCare Royalty Partners and the board of visitors for the Smeal College of Business of Pennsylvania State University. She previously served on the board of directors for Trevana, Inc., ViroPharma Inc., Epirus Biopharmaceuticals, Inc., the Biotechnology Industry Organization, the Pennsylvania Biotechnology Association and the New England Healthcare Institute.

•
Ms. McHugh received her M.B.A. degree from St. Joseph’s University and her B.S. degree from Pennsylvania State University.

•
Ms. McHugh’s experience as a chief executive officer and a chief operating officer at large multinational pharmaceutical companies makes her a valuable member of our board of directors. Her deep knowledge of Ironwood’s history and strategy and strong relationships with our senior leadership team also make her a valuable resource.

CATHERINE MOUKHEIBIR Former Chief Executive Officer, MedDay Pharmaceuticals Age: 62 Director since 2019 Board Committees • Audit Committee, Chair
•
Ms. Moukheibir most recently served as chief executive officer of MedDay Pharmaceuticals, or MedDay, a biopharmaceutical company that focused on nervous system disorders, from July 2019 to January 2021. She was also the chairman of the board of directors of MedDay from April 2016 to January 2021.

•
Prior to that, Ms. Moukheibir served as the senior advisor for finance and a member of the executive board of directors at Innate Pharma SA, an oncology company, from 2011 to December 2016, and as the chief financial officer for Movetis N.V. from 2008 to 2010, when it was acquired.

•
Ms. Moukheibir previously served as the director of capital markets for Zeltia Group S.A. from 2001 to 2007.

•
Ms. Moukheibir currently serves on the board of directors of the following public companies: MoonLake Immunotherapeutics AG (Nasdaq: MLTX), Biotalys NV (EBR: BTLS) and Oxford Biomedica plc (LSE: OXB). Ms. Moukheibir also serves on the board of directors of Asceneuron SA, Noema Pharma AG, DNA Script SAS, and CMR Surgical, all of which are privately held companies. She held past directorships on the boards of directors of Ablynx NV, Cerenis Therapeutics SA, Creabilis S.A., GenKyoTex S.A., Kymab Group Limited, Orphazyme A/S and Zealand Pharma A/S.

•
Ms. Moukheibir has an M.A. in economics and an M.B.A. from Yale University.

•
Ms. Moukheibir’s long leadership career in the biopharmaceutical industry, as well as her deep background in international finance, provide her with valuable business and financial expertise in support of our corporate objectives.

10   Ironwood

JAY SHEPARD Former President and Chief Executive Officer of Aravive, Inc. Age: 64 Director since 2020 Board Committees • Audit Committee
•
Mr. Shepard is an advisor at Caralys Pacific, a venture group focused on licensing drug programs and creating new companies in the U.S. and Japan. Mr. Shepard previously was president and chief executive officer of Aravive, Inc. (formerly Versartis, Inc.), a clinical-stage oncology company, from May 2015 to January 2020, when he retired. From 2013 to 2015, Mr. Shepard was executive chairman of Versartis, Inc.

•
From 2008 until May 2015, Mr. Shepard was an executive partner at Sofinnova Ventures, a venture capital firm focused on the healthcare industry. From 2010 to 2012, Mr. Shepard served as president and chief executive officer and was a member of the board of directors of NextWave Pharmaceuticals, Inc., a specialty pediatric pharmaceutical company. From 2005 to 2007, Mr. Shepard served as interim president and chief executive officer of Relypsa (Ilypsa, Inc.’s spin-out company, which was acquired by Galencia), a pharmaceutical company. Mr. Shepard was also vice president of commercial operations at Telik and oncology business unit head of Alza Pharmaceuticals (acquired by J&J).

•
Mr. Shepard has over 35 years of experience in the pharmaceutical, biotechnology and drug delivery arenas. Mr. Shepard has participated in or led over 16 product launches by preparing markets and establishing sales and marketing operations.

•
Mr. Shepard also currently serves on the board of directors of the following public companies: Inovio Pharmaceuticals, Inc. (Nasdaq: INO) and Esperion Therapeutics, Inc. (Nasdaq: ESPR). In addition, Mr. Shepard serves on the board of directors of Aculys Pharma, LLC and Pathalys Pharma, Inc. Mr. Shepard also serves as the chairman of the board of directors of the Christopher & Dana Reeve Foundation. Within the past five years, Mr. Shepard also served on the boards of directors of Marinus Pharmaceuticals, Inc. and Durect Corporation.

•
Mr. Shepard holds a B.S. in Business Administration from the University of Arizona.

•
Mr. Shepard brings deep expertise to our board of directors, as a recognized leader within the pharmaceutical industry, with nearly three decades of expertise as an accomplished public company CEO and senior executive.

2022 Proxy Statement   11

How We are Selected and Evaluated

We believe that our board of directors should be comprised of individuals with sophistication and experience in many substantive areas that will help us achieve our vision of becoming a leading U.S. GI healthcare company dedicated to advancing the treatment of GI diseases and redefining the standard of care for GI patients.
The core criteria that we use in evaluating each nominee to our board of directors consists of the following: (a) an owner oriented attitude and a commitment to represent the interests of our stockholders, demonstrated, in part, through ownership of our stock; (b) strong personal and professional ethics, integrity and values; (c) strong business acumen and savvy; (d) a deep, genuine passion for our business and the patients whom we serve; (e) demonstrated achievement in the nominee’s field of expertise; (f) the absence of conflicts of interest that would impair the nominee’s ability to represent the interests of our stockholders; (g) the ability to dedicate the time necessary to regularly participate in meetings of the board and committees of our board; and (h) the potential to contribute to the diversity of our board of directors, as a result of the nominee’s professional background, expertise, gender, age, ethnicity or other diversity criteria.
As illustrated in the matrix below, we believe our board of director nominees possess the professional and personal qualifications and necessary expertise both within and outside of the healthcare industry to maintain a diverse and experienced board of directors that can effectively represent stockholders.
	Broader Business					Healthcare Industry
Ironwood Board of Directors	Capital Allocation / Finance / Accounting	Strategic Transactions	Risk Management	Human Capital	Public Company Board	Senior Leadership (small biotech)	Senior Leadership (large pharma)	Customer / Market Insights (patient, payer, physician)
Mark Currie, Ph.D.	✓	✓	✓	✓		✓	✓	✓
Alexander Denner, Ph.D.	✓	✓	✓		✓
Andrew Dreyfus	✓	✓	✓	✓				✓
Jon Duane	✓	✓	✓					✓
Marla Kessler		✓	✓	✓			✓	✓
Thomas McCourt		✓	✓		✓	✓	✓	✓
Julie McHugh	✓	✓		✓	✓	✓	✓	✓
Catherine Moukheibir	✓	✓	✓	✓	✓	✓
Jay Shepard	✓	✓		✓	✓	✓

12   Ironwood

Board Diversity
We believe our board of directors should be comprised of individuals reflecting the diversity represented by our employees and our patients. As mentioned above under How We are Selected and Evaluated, we have core criteria that we evaluate each board of director nominee on, including but not limited to, the potential to contribute to the diversity of our board of directors, as a result of the nominee’s professional background, expertise, gender, age, ethnicity or other diversity criteria. Three of our eleven current directors are women, one of whom self-identifies as Middle Eastern. The table below provides additional diversity information regarding our board of directors. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Listing Rule 5605(f).
Board Diversity Matrix (as of April 21, 2022)
Board Size:
Total Number of Directors			11
Gender Identity:	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	3	7		1
Demographic Background:
African American or Black
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	3	7
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background			1
Directors who self-identify as Middle Eastern: 1
Director Succession Planning
We refresh our board of directors and assess our board succession plans regularly. As of April 21, 2022, the average age of our independent directors was 62.5 years, and the average tenure of our independent directors was approximately 4.6 years. Seven of our eleven current directors joined our board of directors since our separation, or Separation, from Cyclerion Therapeutics, Inc., or Cyclerion, in April 2019. Dr. Olanoff and Mr. Owens have not been nominated for election at the 2022 annual meeting of stockholders following the end of their current term. As a result, the size of our board of directors will decrease to nine members following the 2022 annual meeting of stockholders.
Annual Evaluations
Our directors conduct annual evaluations to assess the performance and effectiveness of the board of directors and each committee in which they are a member. In addition, we ask each director to complete a self-evaluation as well as a peer evaluation of each other director. For 2021, each director completed a written questionnaire which solicited open-ended and candid feedback on an anonymous basis. In addition to the director evaluations, we also solicit annual

2022 Proxy Statement   13

feedback from senior management concerning the board’s performance on an anonymous basis. After the collective board and committee evaluations and comments (including those from senior management) and the self and peer evaluations and comments were compiled, the chair of the governance and nominating committee met with our chair of the board and Thomas McCourt, our chief executive officer, to discuss the board and committee evaluations and individual evaluations for directors. The chair of the governance and nominating committee also conducted individual feedback sessions with each director to discuss the results of his or her individual evaluation and then provided the governance and nominating committee with a summary of the individual evaluations for all directors up for election at the 2022 annual meeting of stockholders. The chair of the governance and nominating committee then presented a summary of the collective board and committee evaluations and comments (including those from senior management) to the governance and nominating committee and full board of directors.
Director Nomination Process
Our governance and nominating committee identifies potential director candidates through referrals and recommendations, including from incumbent directors, management and stockholders, as well as through business and other organizational networks and relationships. We and our board of directors retain executive search firms and other third parties from time to time to assist in finding suitable candidates.
Stockholders who wish to recommend candidates may contact the governance and nominating committee in the manner described in Stockholder Communications, Proposals and Nominations for Directorships — Communications. Stockholder recommended candidates whose recommendations comply with these procedures will be evaluated by the governance and nominating committee in the same manner as candidates identified by the governance and nominating committee.

14   Ironwood

How We are Organized and Governed

Corporate Governance Highlights
Number of Independent Directors/Total Number of Directors	10/11
All Board Committees Comprised Solely of Independent Directors	✓
Separate Independent Chair and Chief Executive Officer Positions	✓
Regular Executive Sessions of Independent Directors	✓
Annual Board, Committee, and Individual Director Self-assessments	✓
Annual Election of All Directors	✓
Annual Advisory Stockholder Vote on Executive Compensation	✓
Stock Ownership Guidelines for Directors and Executive Officers	✓
Comprehensive Code of Business Conduct and Ethics	✓
Corporate Governance Guidelines	✓
Prohibition of Hedging and Pledging by Executive Officers and Directors	✓
Anti-Overboarding Policy Limiting the Number of Other Public Company Boards on which our Directors May Serve	✓
Clawback Policy	✓
Board Size and Terms
Our Eleventh Amended and Restated Certificate of Incorporation, as amended, or our Certificate of Incorporation, states that our board of directors shall consist of between one and 15 members, and the precise number of directors shall be fixed by a resolution of our board of directors. Our board of directors currently consists of eleven members. Dr. Olanoff and Mr. Owens have not been nominated for election at the 2022 annual meeting of stockholders. As a result, the size of our board of directors will decrease to nine members following the 2022 annual meeting of stockholders. Each director holds office until his or her successor is duly elected and qualified or until his or her death, resignation or removal. Any vacancy on the board of directors, including a vacancy that results from an increase in the number of directors, may be filled by a vote of the majority of the directors then in office.
At our 2019 annual meeting, our stockholders, at the recommendation of our board of directors, voted to amend our Certificate of Incorporation to declassify our board of directors, so that beginning with the 2022 annual meeting of stockholders, all of our directors are elected on an annual basis, rather than on a staggered basis. In addition, following the 2022 annual meeting of stockholders, our directors can be removed with or without cause by our stockholders.
We separate the roles of chair of the board of directors and chief executive officer and rotate the chair approximately every five years, unless the governance and nominating committee recommends otherwise. Our board of directors believes that this structure enhances the board of directors’ oversight of, and independence from, management, and enables the board of directors to carry out its responsibilities on behalf of our stockholders. This leadership structure also allows our chief executive officer to focus his or her time and energy on operating and managing the company, while leveraging the experience and perspective of Ms. McHugh, the current chair of our board of directors. We expect the next chair rotation will take place in 2024.
Director Independence
Under Nasdaq Rule 5605, a majority of a listed company’s board of directors must be comprised of independent directors. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s

2022 Proxy Statement   15

audit, compensation and governance and nominating committees be independent, and that audit and compensation committee members satisfy the additional independence criteria set forth in Rule 10A-3 and 10C-1, respectively, under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under Nasdaq Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Our board of directors determined that none of Messrs. Dreyfus, Duane, Owens and Shepard, Mses. Kessler, McHugh and Moukheibir, and Drs. Currie, Denner and Olanoff, representing ten of our eleven directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Nasdaq Rule 5605(a)(2). Mr. McCourt, our chief executive officer, was not determined to be independent due to his employment with the company. Our board of directors also determined that each of the current members of our audit committee, our governance and nominating committee, and our compensation and HR committee satisfies the independence standards for such committee established by Rule 10A-3 and 10C-1 under the Exchange Act, the SEC rules and the Nasdaq rules, as applicable. In making such determinations, our board of directors considered the information requested from and provided by each director concerning the director’s background, employment and affiliations, including family relationships, the relationships that each such non-employee director has with Ironwood and all other facts and circumstances the board of directors deemed relevant in assessing independence. As part of such determination, the board of directors considered the volume of business between BCBSMA, the company in which Mr. Dreyfus serves as president and chief executive officer, and Ironwood, which amounted to less than 1% of the annual revenues of BCBSMA in 2021, and Dr. Currie’s previous employment as our senior vice president, chief scientific officer and president of R&D until the Separation in April 2019.
Risk Oversight
Our board of directors retains ultimate responsibility for risk oversight and our management team retains the responsibility for risk management. In carrying out its risk oversight responsibilities, our board of directors reviews the long- and short-term internal and external risks facing the company through its participation in long-range strategic planning, and the annual review and evaluation of corporate risks that the audit committee reports. Our board of directors also believes that separating the roles of chair of the board of directors and chief executive officer enhances the board of directors’ ability to oversee risk in an objective manner.
We have implemented and continue to refine a formalized enterprise risk management process. On an ongoing basis, we identify key risks, assess their potential impact and likelihood, and, where appropriate, implement operational measures and controls or purchase insurance coverage in order to help ensure adequate risk mitigation. Together with our board of directors, we continue to closely monitor the developments and impact of the COVID-19 pandemic on our business and operations, including employees, and work diligently to quickly address and mitigate risks in the evolving and dynamic environment.
On a quarterly basis, key risks, status of mitigation activities and potential new or emerging risks are reported to and discussed with senior management and further addressed with our audit committee and board of directors, as necessary. On at least an annual basis, a long-term comprehensive enterprise risk management update is provided to our board of directors. The long-term goal of our enterprise risk management process is to ingrain a culture of risk awareness and mitigation throughout the organization that can be applied to our current business activities as well as our assessment and pursuit of future business opportunities.
As set forth in its charter, our audit committee discusses with management any significant risks or exposures facing Ironwood, evaluates the steps management has taken or proposes to take to mitigate such risks and reviews our compliance with such mitigation plans. As part of fulfilling these responsibilities, the audit committee meets regularly with Ernst & Young LLP, our independent registered public accounting firm, and members of our management, including our chief executive officer and chief financial officer. Our audit committee also discusses with Ernst & Young LLP any significant risks or exposures facing the company to the extent that such risks or exposures relate to accounting and financial reporting and reviews related mitigation plans with Ernst & Young LLP. In addition, our audit committee

16   Ironwood

reviews the risk factors as presented in our annual reports on Form 10-K and our quarterly reports on Form 10-Q, as applicable, that we file with the SEC.
As part of our board of directors’ risk oversight role, our compensation and HR committee reviews and evaluates the risks associated with our compensation programs and succession plans. The compensation and HR committee also is responsible under its charter for approving the compensation of all of our executive officers (other than our chief executive officer), recommending chief executive officer compensation to our board of directors for approval and overseeing the maintenance and presentation to our board of directors of succession plans for members of our senior management. Likewise, our governance and nominating committee is responsible for evaluating the performance, operations and composition of our board of directors and the sufficiency of our corporate governance guidelines, either of which may impact our risk profile from a governance perspective.
In performing their risk oversight functions, each committee of our board of directors has full access to management, as well as the ability to engage outside advisors.
Hedging and Pledging Policy
As part of our insider trading prevention policy, our directors and executive officers are prohibited from engaging in any hedging or monetization transactions of our company securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. In addition, our insider trading prevention policy generally prohibits our directors and executive officers from holding company securities in a margin account or pledging company securities as collateral for a loan.
Corporate Governance Guidelines
We have adopted corporate governance guidelines which are accessible through the Investors section of our website at www.ironwoodpharma.com, under the heading Corporate Governance, and which are available in print to any stockholder who requests them from our secretary. Our board of directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duties to stockholders and relies on these guidelines to provide that framework. The guidelines help to ensure that our board of directors is independent from management, that our board of directors adequately performs its oversight functions and that the interests of our board of directors and management align with the interests of our stockholders. Among other things, our corporate governance guidelines limit the number of other public company boards on which our directors may serve. Accordingly, our directors should not serve on more than four public company boards of directors, including Ironwood. In addition, our directors who hold the position of chief executive officer of a public company should not serve on more than three public companies, including Ironwood and the board of his or her own company.
Equality, Diversity and Inclusion
We believe that creating an equitable, diverse, and inclusive culture is critical to attracting, motivating and retaining the talent necessary to deliver on our mission and to creating an ownership culture that gives us the best opportunity to deliver a sustained competitive advantage. For us, this means fostering a culture where every employee feels a sense of belonging and where employees encourage each other to share ideas for succeeding in a diverse environment. Our compensation and HR committee actively engages with management on matters such as employee development and corporate culture and engagement, as well as equality, diversity and inclusion, or EDI, initiatives.
As of December 31, 2021, approximately 49% of our employees are women, and women represent approximately 29% of our senior leadership (vice president and above) and approximately 27% of our board of directors (including our board and audit committee chairs). Additionally, approximately 19% of our employees are racially or ethnically diverse and, in 2021, approximately 24% of our new hires were racially or ethnically diverse. Our EDI principles are also reflected in our employee training and policies.
In 2021, we continued to advance our EDI initiatives with strong advocacy by our leadership team and board of directors. We incorporated into our corporate goals an EDI scorecard reflecting ten measurable objectives. Over the course of the year, we succeeded in attaining our corporate target of achieving seven out of these ten pre-determined objectives. We strove to ensure that our candidate pools included diverse candidates and, as a result, both of the

2022 Proxy Statement   17

executive officers hired in 2021 represent diverse populations. We are committed to furthering our EDI efforts consistent with our long-term EDI strategy adopted in 2020. As in 2021, our board of directors has again approved a specific EDI corporate goal for 2022 of achieving at least seven out of ten pre-determined measurable objectives on the company’s 2022 EDI scorecard.
Current EDI initiatives include empowering our employee resource groups, such as W@IRWD (Women at Ironwood), designed to empower, develop, and sponsor women at Ironwood, and our employee-led initiatives such, as our ISHINE internship program, which draws undergraduate candidates from Historically Black Colleges and Universities and exposes students to careers in the healthcare field, and ISTAR (Ironwood Stands Together Against Racism), which was created in response to racial equality movements and our employees’ drive to take action. We have introduced new learning and development opportunities, and strengthened our talent acquisition strategies while also supporting equality programs in our local communities and delivering on metrics for retention, career advancement, and employee survey feedback from diverse populations.
Board Meetings
Our board of directors held sixteen meetings during 2021. As stated in our corporate governance guidelines, we expect our directors to rigorously prepare for, attend and participate in all board and applicable committee meetings. Each director is expected to ensure that other existing and planned future commitments do not materially interfere with his or her service as a director. We also expect that all of our directors will attend our annual meeting of stockholders unless a director will not be continuing to serve on the board following such annual meeting. In 2021, each incumbent director attended at least 75% of all meetings of the board of directors and all committees of the board of directors on which he or she served that were held during the period that such director was a member of the board of directors or the applicable committee. Nine of our ten directors at the time of our 2021 annual meeting of stockholders attended the meeting.
Committees
Our board of directors has established three standing committees: an audit committee, a governance and nominating committee and a compensation and HR committee. Each of the audit committee, the governance and nominating committee and the compensation and HR committee operates under a charter approved by our board of directors. Copies of each charter are accessible through the Investors section of our website at www.ironwoodpharma.com, under the heading Corporate Governance, and are available in print to any stockholder who requests them from our secretary. The chair of each of our committees is expected to rotate approximately every three to five years, unless the governance and nominating committee recommends otherwise.
Audit Committee
We have a separately designated standing audit committee established by our board of directors for the purpose of overseeing our accounting and financial reporting processes and audits of our financial statements. The members of our audit committee are Mses. Moukheibir and McHugh and Messrs. Owens and Shepard.
Ms. Moukheibir chairs the audit committee, and our board of directors has determined that Ms. Moukheibir is an audit committee financial expert, as defined in Item 407(d)(5) of Regulation S-K. Our audit committee met five times during 2021. Our audit committee assists our board of directors in its oversight of significant risks facing Ironwood, the integrity of our financial statements and our independent registered public accounting firm’s qualifications, independence and performance.
Our audit committee’s responsibilities include:
•
reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements, earnings releases and related disclosures;

•
reviewing and discussing with management and our independent registered public accounting firm and, as needed, internal auditors or any relevant third party, the quality and adequacy of our internal controls and internal auditing procedures, including any material weaknesses or significant deficiencies;

18   Ironwood

•
discussing our accounting policies and all material correcting adjustments with our management and our independent registered public accounting firm;

•
discussing with our management any significant risks or exposures facing the company and the related mitigation plans, and discussing with our independent registered public accounting firm any significant risks or exposures facing the company to the extent that such risks or exposures relate to accounting and financial reporting and related mitigation plans;

•
monitoring our internal control over financial reporting and disclosure controls and procedures;

•
working with management to formulate a mitigation plan and reviewing the company’s compliance with such mitigation plan in the event of a significant breakdown or security breach affecting the information technology systems of the company or a third party;

•
appointing, retaining, evaluating, overseeing, and approving the compensation for and, when necessary, terminating our independent registered public accounting firm;

•
approving all audit services and all permitted non-audit, tax and other services to be performed by our independent registered public accounting firm, in each case, in accordance with the audit committee’s pre-approval policy;

•
discussing with the independent registered public accounting firm its independence and ensuring that it receives the written disclosures regarding these communications required by the Public Company Accounting Oversight Board, or PCAOB;

•
reviewing with the independent registered public accounting firm, to the extent applicable, any matter arising from the audit of the financial statements that was communicated or required to be communicated that both relates to accounts or disclosures that are material to the financial statements and involves especially challenging, subjective or complex auditor judgment;

•
reviewing and approving all transactions or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers;

•
recommending whether the audited financial statements should be included in our annual report and preparing the audit committee report required by SEC rules;

•
reviewing with our independent registered public accounting firm all material communications between our management and our independent registered public accounting firm;

•
reviewing, updating and recommending to our board of directors approval of our code of business conduct and ethics; and

•
establishing procedures for the receipt, retention, investigation and treatment of accounting related complaints and concerns.

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Audit Committee Report
In the course of our oversight of Ironwood’s financial reporting process, we have (i) reviewed and discussed with management the company’s audited financial statements for the fiscal year ended December 31, 2021, (ii) discussed with Ernst & Young LLP, the company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the PCAOB and the SEC, and (iii) received the written disclosures and the letter from Ernst & Young LLP, the company’s independent registered public accounting firm, required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with us concerning independence, discussed with the independent registered public accounting firm its independence, and considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with maintaining its independence.
Based on the foregoing review and discussions, we recommended to the board of directors of the company that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.
By the Audit Committee,
Catherine Moukheibir, Chair Julie McHugh Edward Owens Jay Shepard

20   Ironwood

Governance and Nominating Committee
The members of our governance and nominating committee are Drs. Denner and Olanoff, Mr. Duane and Ms. McHugh. Dr. Olanoff chairs the governance and nominating committee. Our governance and nominating committee met two times during 2021.
Our governance and nominating committee’s responsibilities include:
•
assisting our board of directors in identifying and recruiting individuals qualified to become members of our board of directors;

•
recommending to our board of directors the persons to be nominated for election as directors;

•
recommending to our board of directors qualified individuals to serve as committee members;

•
performing an annual evaluation of our board of directors and each committee of the board of directors;

•
evaluating the need and, if necessary, creating a plan for the continuing education of our directors;

•
assessing and reviewing our corporate governance guidelines and recommending any changes to our board of directors;

•
considering any potential conflicts of interest of members of our board of directors;

•
considering our policies with respect to their impact on significant issues of corporate social responsibility; and

•
evaluating and approving any requests from our executives to serve on the board of directors of another for-profit company.

Compensation and HR Committee
The members of our compensation and HR committee are Messrs. Dreyfus and Duane and Ms. Kessler. Mr. Dreyfus chairs our compensation and HR committee. Our compensation and HR committee met six times during 2021. Our compensation and HR committee assists our board of directors in fulfilling its responsibilities relating to the compensation of our board of directors and our executive officers, and oversees matters related to human capital management, including EDI, workplace environment and culture and talent development and retention.
Our compensation and HR committee’s responsibilities include:
•
evaluating the performance of our chief executive officer and other executive officers in light of pre-determined corporate goals and objectives relevant the chief executive officer or such executive officer’s compensation;

•
reviewing and recommending to the board our chief executive officer’s compensation including salary, bonus and incentive compensation, deferred compensation, perquisites, equity compensation, benefits provided upon retirement, severance or other termination of employment, and any other forms of executive compensation;

•
reviewing and approving executive officer compensation (other than the chief executive officer), including salary, bonus and incentive compensation, deferred compensation, perquisites, equity compensation, benefits provided upon retirement, severance or other termination of employment, and any other forms of executive compensation;

•
reviewing and approving our peer companies to evaluate our compensation competitiveness and mix of compensation elements;

•
overseeing and administering our incentive compensation plans and equity-based plans and recommending the adoption of new incentive compensation plans and equity-based plans to our board of directors;

•
reviewing, accessing and making recommendations to our board of directors with respect to director compensation and any stock ownership guidelines applicable to non-employee directors;

•
reviewing, approving and overseeing any stock ownership guidelines applicable to executive officers;

2022 Proxy Statement   21

•
reviewing and discussing with management the compensation discussion and analysis required to be included in our filings with the SEC and recommending whether the compensation discussion and analysis should be included in such filings;

•
preparing the compensation and HR committee report required by the SEC;

•
making recommendations to our board of directors with respect to management succession planning, including planning with respect to our chief executive officer;

•
overseeing compliance with applicable laws and regulations affecting employee compensation and benefits, including regarding stockholder approval of certain executive compensation matters;

•
reviewing the risks associated with our compensation policies and practices; and

•
overseeing the company’s strategies and policies related to human capital management, including with respect to matters such as diversity and inclusion, workplace environment and culture, and talent development and retention.

Compensation Committee Interlocks and Insider Participation
None of the members of our compensation and HR committee is or has at any time during the past fiscal year been an officer or employee of Ironwood. None of the members of our compensation and HR committee has formerly been an officer of Ironwood. None of our executive officers serve, or in the past fiscal year has served, as a member of the board of directors or compensation and HR committee of any other entity that has one or more executive officers serving as a member of our board of directors or compensation and HR committee. None of the members of our compensation and HR committee had any relationship with us that requires disclosure under any paragraph of Item 404 of Regulation S-K under the Exchange Act.
How Our Board is Paid

Under our director compensation policy, effective May 2019, the majority of the compensation that our non-employee directors receive for service on our board of directors is paid in the form of restricted shares of our Class A common stock. Vesting of these shares of restricted stock is contingent on each non-employee director continuing to serve as a member of the board of directors on the last day of each applicable vesting period. If a director ceases serving as a member of our board of directors at any time during the vesting period of a restricted stock award, or RSA, unvested shares will be forfeited on the date of such director’s termination of service. Shares of restricted stock granted to directors in 2021 under our director compensation policy were granted under our 2019 Equity Incentive Plan, or our 2019 Plan. Under our 2019 Plan, the aggregate value of all compensation paid or granted to any non-employee director for his or her service as a director in any calendar year may not exceed $600,000.
Under our director compensation policy, at each annual meeting of stockholders, our non-employee directors are granted restricted shares of our Class A common stock with a grant date fair value of $250,000, with the number of shares subject to the award determined based on the average closing price of our Class A common stock on the Nasdaq Global Select Market (or the stock exchange on which our stock is being actively traded) for the six months preceding the month in which the award is granted, rounded down to the nearest whole share. Such restricted shares vest in full on the date immediately preceding the date of the next annual meeting of stockholders.
Each non-employee director who is first elected to our board of directors will, upon his or her initial election, be granted restricted shares of our Class A common stock with a grant date fair value of $250,000, with the number of shares subject to the award determined based on the average closing price of our Class A common stock on the Nasdaq Global Select Market (or the stock exchange on which our stock is being actively traded) for the six months preceding the month in which the award is granted, rounded down to the nearest whole share. Such restricted shares vest in three equal installments on the first three anniversaries of the grant date. In addition, under our director compensation policy, if a non-employee director is elected other than at an annual meeting of our stockholders, then upon his or her initial election to our board of directors, such director will be granted the number of restricted shares of our Class A

22   Ironwood

common stock granted to non-employee directors at the most recent annual meeting of our stockholders, prorated based on the number of days between the last annual meeting of our stockholders and the date on which the non-employee director began service with us. Such restricted shares will vest in full on the date immediately preceding the date of the next annual meeting of stockholders.
In addition to equity grants, each non-employee director receives an annual retainer under our director compensation policy for his or her service on our board of directors, as well as additional fees for board chair, committee or committee chair service as follows:
Fees
Annual retainer for members of the board of directors	$50,000 ($80,000 for the chair)
Additional annual retainer for members of the audit committee	$10,000 ($20,000 for the chair)
Additional annual retainer for members of the compensation and HR committee	$7,500 ($15,000 for the chair)
Additional annual retainer for members of the governance and nominating committee	$5,000 ($10,000 for the chair)
All cash fees are payable quarterly in arrears and will be prorated for any quarter of partial service. Each non-employee director may elect, prior to January 1 of the year with respect to which such election will be effective, to receive fully vested shares of our Class A common stock at no cost in lieu of his or her annual cash retainer and any additional cash retainers for board chair, committee or committee chair service set forth above. The number of shares of our Class A common stock issued is determined by dividing the applicable cash retainer(s) the director would be eligible to receive by the closing price of our Class A common stock on the Nasdaq Global Select Market (or the stock exchange on which our stock is being actively traded) on the date the cash fees would otherwise be paid, rounded down to the nearest whole share. Further, non-employee directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and its committees.

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Director Compensation Table
The following table sets forth information regarding the compensation earned during the year ended December 31, 2021 by each of our directors who served in 2021, other than Mr. McCourt, and Mark Mallon, our former chief executive officer and former member of our board of directors. Messrs. McCourt and Mallon did not receive compensation for his respective individual service on our board of directors.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Mark Currie, Ph.D.	$50,000	$265,907	$315,907
Alexander Denner, Ph.D.	$54,971(2)	$265,907	$320,878
Andrew Dreyfus	$64,978(3)	$265,907	$330,885
Jon Duane	$62,500	$265,907	$328,407
Marla Kessler	$57,500	$265,907	$323,407
Julie McHugh	$155,000(4)	$292,557(4)	$447,557
Catherine Moukheibir	$69,981(5)	$265,907	$335,888
Lawrence Olanoff, M.D., Ph.D.	$60,000	$265,907	$325,907
Edward Owens	$60,000	$265,907	$325,907
Jay Shepard	$60,000	$265,907	$325,907

(1)
On June 2, 2021, each non-employee member of our board of directors received a restricted stock grant in the amount of 22,766 shares of our Class A common stock for service on our board of directors from the date of our 2021 annual meeting of stockholders to the date of our 2022 annual meeting of stockholders, which shares will vest in full on the date immediately preceding the date of our 2022 annual meeting of stockholders, subject to continued service on our board as of the vesting date. The number of shares subject to the restricted stock grant was determined by dividing (i) $250,000 by (ii) $10.98, which was the average closing price of our Class A common stock on the Nasdaq Global Select Market for the six months preceding the month of the 2021 annual meeting of stockholders. Each such award of restricted stock had a grant date fair value of $11.68 per share and was granted pursuant to the terms of our director compensation policy and our 2019 Plan. As of December 31, 2021, each non-employee director other than Dr. Denner, Ms. McHugh, and Mr. Shepard held 22,766 restricted shares of Class A common stock as a result of this grant and held no other unvested equity awards. As of December 31, 2021, Dr. Denner, Ms. McHugh, and Mr. Shepard held 39,382 restricted shares, 25,266 restricted shares, and 39,250 restricted shares, respectively, of Class A common stock as a result of this and other previously issued grants.

Amounts in the table represent the fair value of these restricted stock grants on the date of grant calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation, or ASC 718. For a discussion of the assumptions used in the valuation of awards made in 2021, see Note 13 to our consolidated financial statements for the year ended December 31, 2021 included in our Annual Report on Form 10-K that we filed with the SEC on February 18, 2022. All values reported exclude the effects of potential forfeitures.
(2)
Dr. Denner elected to receive this annual retainer in unrestricted shares of our Class A common stock. Dr. Denner received a total of 4,812 shares of our Class A common stock for such service in 2021.

(3)
Mr. Dreyfus elected to receive this annual retainer in unrestricted shares of our Class A common stock. Mr. Dreyfus received a total of 5,688 shares of our Class A common stock for such service in 2021.

(4)
As described below under Additional Chair Compensation, in 2021 Ms. McHugh received incremental cash compensation of $60,000 and a restricted stock grant in respect of 2,500 shares of our Class A common stock, which shares vested on March 15, 2022. The restricted stock award had a grant date fair value of $10.66 per share.

(5)
Ms. Moukheibir elected to receive this annual retainer in unrestricted shares of our Class A common stock. Ms. Moukheibir received a total of 6,126 shares of our Class A common stock for such service in 2021.

24   Ironwood

Additional Chair Compensation
In connection with Mr. Mallon’s resignation as our chief executive officer and a member of our board of directors in March 2021, Ms. McHugh spent additional time providing counsel and guidance to the Company’s senior leadership team during the CEO transition period. In recognition of her expanded responsibilities and additional time commitment, the compensation and HR committee recommended, and the board of directors approved in April 2021 additional incremental cash compensation of $60,000 and a grant of 2,500 shares of restricted stock, which vested in full in March 2022. In making its recommendation to the board, the compensation and HR committee took into account a number of factors, including the scope of additional responsibility and anticipated duration and additional time associated with the expanded role, as well as market data provided by our compensation consultant, Aon’s Human Capital Solutions practice, a division of Aon plc (formerly known as Radford), which we refer to throughout this proxy statement as ‘Aon,’ related to board chair compensation.
Director Stock Ownership Guidelines
In May 2019, we instituted stock ownership guidelines as part of our director compensation policy that provide that each non-employee director must accumulate and continuously hold shares of our Class A common stock with a value equal to or greater than three times the amount of the then-current annual retainer paid to the non-employee director for service on our board of directors (excluding any additional board chair, committee, or committee chair retainers). Non-employee directors were required to achieve this level of ownership by the later of (a) May 30, 2021 (the date which is two years from the date of our 2019 annual meeting of stockholders) and (b) two years from the date the individual began service with us, or the Ownership Date.
Compliance with the stock ownership requirements is measured on the date of the annual meeting of stockholders based on the annual retainer then in effect. Following the Ownership Date, until a non-employee director holds the required ownership level and if such director does not hold the number of shares of our Class A common stock to meet the stock ownership requirements at any time thereafter, such director will be required to retain 100% of any shares of our Class A common stock held or received upon the vesting or settlement of equity awards or the exercise of stock options, in each case, net of shares sold to cover applicable taxes and the payment of any exercise or purchase price (if applicable). Further, following the Ownership Date, to the extent a non-employee director does not hold the number of shares of our Class A common stock that meets this threshold, such director will be automatically deemed to have elected to receive any cash retainer for service on our board of directors or a committee thereof in the form of shares of our Class A common stock in an amount that satisfies the threshold shortfall. As of March 31, 2022, each of our non-employee directors was in compliance with our stock ownership guidelines.
In addition to the stock ownership guidelines described above, no director may transfer any shares of restricted stock granted pursuant to our director compensation policy that was effective between January 2014 and May 2019, whether the shares of restricted stock are vested or not, while such person is a director of Ironwood, subject to limited exceptions.
We believe our stock ownership guidelines and other transfer restrictions ensure that the interests of our directors, each of whom has equity in the business, are aligned with those of our stockholders and further focus our directors on maximizing long-term value.

2022 Proxy Statement   25

Proposal No. 1
Election
of Directors

OUR BOARD RECOMMENDS THAT YOU VOTE FOR EACH OF THE DIRECTORS UP FOR ELECTION

Proposal No. 1

Our board of directors has nominated nine of our eleven current directors — Drs. Currie and Denner, Messrs. Dreyfus, Duane, McCourt and Shepard and Mses. Kessler, McHugh and Moukheibir — for election at the 2022 annual meeting of stockholders. Dr. Olanoff and Mr. Owens have not been nominated for election at the 2022 annual meeting of stockholders. Each of Drs. Currie and Denner, Messrs. Dreyfus, Duane, McCourt and Shepard and Mses. Kessler, McHugh and Moukheibir has indicated his or her willingness to serve if elected and has consented to be named in the proxy statement. Should any nominee become unavailable for election at the annual meeting, the persons named on the enclosed proxy card as proxy holders may vote all proxies given in response to this solicitation for the election of a substitute nominee chosen by our board of directors.
Vote Required
The election of the board of director nominees will be determined by a plurality of the votes cast, meaning that board of director nominees with the greatest number of votes cast for election, even if less than a majority, will be elected as directors to serve for one year and until his or her successor is duly elected and qualified or until their death, resignation or removal. Because there is no minimum vote required, abstentions and broker non-votes will not affect the outcome of this proposal.

2022 Proxy Statement   27

Our Executives
Who We Are

The following table sets forth certain information, as of April 21, 2022, with respect to each of our executive officers, other than Mr. McCourt, whose biographical information is included elsewhere in this proxy statement under the caption Our Board of Directors:
Name	Age	Position(s)
Sravan Emany	44	Senior Vice President, Chief Financial Officer
John Minardo	46	Senior Vice President, Chief Legal Officer and Secretary
Jason Rickard	50	Senior Vice President, Chief Operating Officer
Michael Shetzline, M.D., Ph.D.	63	Senior Vice President, Chief Medical Officer and Head of Research and Drug Development

SRAVAN EMANY Senior Vice President, Chief Financial Officer of Ironwood Pharmaceuticals, Inc. Age: 44 Joined Ironwood 2021
•
Mr. Emany has served as our chief financial officer since December 2021.

•
Prior to joining Ironwood, Mr. Emany served as corporate vice president, commercial excellence and chief strategy officer of Integra LifeSciences Holdings Corporation, a publicly held global healthcare company, since March 2020 and as vice president of strategy, treasury and investor relations from February 2018 to March 2020. Prior to that, Mr. Emany served in various mergers and acquisitions investment banking roles in Bank of America and BofA Securities (formerly Bank of America Merrill Lynch) from September 2008 to February 2018, culminating in his service as managing director in the mergers and acquisitions group where he led numerous mergers and acquisitions in the healthcare sector. Mr. Emany also served in various other financial roles, including with Goldman Sachs Group and Morgan Stanley.

•
Mr. Emany holds a B.A. in international relations from The Johns Hopkins University and an M.A. in international relations and international economics from The Johns Hopkins School of Advanced International Studies.

JOHN MINARDO Senior Vice President, Chief Legal Officer and Secretary of Ironwood Pharmaceuticals, Inc. Age: 46 Joined Ironwood 2021
•
Mr. Minardo has served as our chief legal officer since August 2021.

•
Prior to joining Ironwood, Mr. Minardo was with Seqirus, a pharmaceutical company, where he was vice president, general counsel and a member of the Seqirus executive leadership team, leading a global legal team overseeing activities including business transactions, regulatory matters, corporate governance, compliance and intellectual property from November 2015 to July 2021. Prior to Seqirus, Mr. Minardo was with Novartis in increasing roles of responsibility from October 2007 to November 2015, ultimately serving as vice president, general counsel and chief compliance officer at Novartis Influenza Vaccines. Mr. Minardo started his legal career as a litigator at Kaye Scholer LLP.

•
Mr. Minardo holds a B.A. from Boston College and a J.D. from Brooklyn Law School.

28   Ironwood

JASON RICKARD Senior Vice President, Chief Operating Officer of Ironwood Pharmaceuticals, Inc. Age: 50 Joined Ironwood 2012
•
Mr. Rickard has served as our chief operating officer since April 2020. Mr. Rickard was also designated by our board of directors as our principal financial officer from July 2021 to December 2021. Prior to his appointment as the company’s senior vice president, chief operating officer, Mr. Rickard had been the company’s senior vice president, operations since July 2018, in which capacity he led the company’s manufacturing, pharmaceutical development, quality, human resources, information technology and facilities functions. Before becoming senior vice president, operations, Mr. Rickard served as the company’s vice president global operations and information technology from July 2015 to July 2018; vice president global operations from 2014 to July 2015; vice president commercial manufacturing supply chain from 2013 to 2014; and head of supply chain from 2012 to 2013.

•
Prior to joining Ironwood, Mr. Rickard was with Genentech, Inc. from 2000 to 2012 in roles of increasing responsibility in manufacturing and supply chain. Mr. Rickard began his career as a mechanical engineer at AMOT Controls Corporation.

•
Mr. Rickard holds an M.S. from California State University — Sacramento and a B.S. from California State University — Chico, both in mechanical engineering.

MICHAEL SHETZLINE, M.D., Ph.D. Senior Vice President, Chief Medical Officer and Head of Research and Drug Development of Ironwood Pharmaceuticals, Inc. Age: 63 Joined Ironwood 2019
•
Dr. Shetzline has served as our chief medical officer, and head of research and drug development since October 2021 and had served as chief medical officer, and head of drug development from January 2019 to October 2021. Dr. Shetzline is a gastroenterologist and internist, with more than 25 years of experience in the biopharmaceutical industry and academia.

•
Before joining Ironwood, Dr. Shetzline was vice president and head of gastroenterology clinical sciences at Takeda Pharmaceuticals International Co., or Takeda, a global pharmaceutical company, where he led global clinical development for all GI assets from January 2015 to January 2019.

•
Prior to Dr. Shetzline’s role at Takeda, Dr. Shetzline served as vice president and global head of gastroenterology at Ferring International Pharmascience Center U.S., Inc., or Ferring, from 2012 to January 2015, during which he led Ferring’s clinical development programs in gastroenterology. Before that, Dr. Shetzline was vice president and global program head crossing multiple therapeutic areas and head of translational medicine GI discovery at Novartis Pharmaceuticals AG from 2002 to 2012.

•
Dr. Shetzline also served as gastroenterology program director and assistant professor of medicine at Duke University Medical Center from 1997 to 2002. Dr. Shetzline has published over 40 full papers and book chapters and acted as a reviewer for a range of medicine journals.

•
Dr. Shetzline earned his M.D. and Ph.D. from The Ohio State University in physiology and medicine. Dr. Shetzline completed his internal medicine residency and fellowship in gastroenterology and served on the faculty as a National Institutes of Health supported physician scientist at Duke University Medical Center.

•
Dr. Shetzline is a Fellow of the American College of Physicians, the American College of Gastroenterology, and the American Gastroenterological Association and certified by the American Board of Internal Medicine.

2022 Proxy Statement   29

Executive Compensation
Compensation Discussion and Analysis
Executive Summary

Our executive compensation program for 2021 remained aligned with market practice and our corporate performance as we reconstituted our leadership team to build towards our future success. Two key highlights for this year as described further below, were: (1) the appointment of Mr. McCourt, who had been our president and interim chief executive officer in March 2021 and his subsequent appointment as permanent chief executive officer in June 2021, and (2) the rebuilding of our executive team through the hiring of Mr. Minardo, our new chief legal officer, in August 2021 and Mr. Emany, our new chief financial officer, in December 2021.
1.
Chief Executive Officer Transition. In March 2021, our board of directors appointed Mr. McCourt as interim chief executive officer following the resignation of Mr. Mallon, our former chief executive officer. In June 2021, our board of directors appointed Mr. McCourt as permanent chief executive officer and elected him as a board member. In connection with Mr. McCourt’s appointment, he received an increase in base salary to commensurate with the salaries paid to chief executive officers in our compensation peer group, as described below, and a one-time promotional equity grant. Additional information on Mr. McCourt’s compensation related to his initial appointment as interim chief executive officer and subsequent appointment as permanent chief executive officer is provided elsewhere in this proxy statement under the caption 2021 Chief Executive Officer Transition.

2.
Leadership Team. In 2021, we rebuilt our executive leadership through the hiring of Mr. Minardo, our new chief legal officer, in August 2021 and Mr. Emany, our new chief financial officer, in December 2021. In connection with their appointments, each of Messrs. Minardo and Emany received one-time cash and equity awards to compensate them, in part, for outstanding equity awards and cash bonuses they forfeited by leaving their previous employers and therefore is not representative of our expectations for their compensation on a go-forward basis. Additional information on Messrs. Minardo and Emany’s compensation is provided elsewhere in this proxy statement under the captions Chief Legal Officer Appointment and 2021 Chief Financial Officer Transition.

In addition, we implemented certain changes to our program during 2021 intending to be responsive to stockholder concerns to further align the interests of our executives with those of our stockholders, including the following:
•
modifying the terms of our executive severance agreements for new executive hires to reduce certain severance benefits in the event of an involuntary termination not in connection with a change of control (additional information provided elsewhere in this proxy statement under the caption Executive Severance Agreements and Benefits in the Event of a Change of Control);

•
amending our executive stock ownership guidelines so that the value of vested in-the-money stock options no longer counts towards satisfying the ownership requirements (additional information provided elsewhere in this proxy statement under the caption Executive Officer Stock Ownership Guidelines); and

•
adopting relative total stockholder return, or rTSR, as the sole metric for our performance-based restricted stock units, or PSUs (additional information provided elsewhere in this proxy statement under the caption 2022 Annual Equity Awards).

30   Ironwood

Stockholder Engagement and Say-On-Pay Vote Consideration

Feedback from stockholders is an essential part of our executive compensation decision-making process. We value stockholders’ perspectives and have a regular process throughout the year to discuss a range of topics, including our strategy, operations, financial and business performance. Discussions with our stockholders assist us in setting goals and expectations for our performance and facilitate the identification of emerging issues that may affect our strategies, corporate governance, compensation practices, and other aspects of our operations. Our company engages with many of our largest stockholders on a frequent basis year-round. This includes investor conferences, investor events, and one-on-one discussions. We invite feedback on a wide variety of topics, including corporate strategy, capital allocation, governance, human capital management and executive compensation. In 2021, senior management met with the majority of Ironwood’s largest 20 stockholders, which represented approximately 80% of our outstanding shares as of December 31, 2021.
Our stockholders also have the opportunity to cast a non-binding advisory vote on named executive officer compensation, or a “say-on-pay” vote, every year. This allows our stockholders to provide us with regular, timely and direct input on our executive compensation philosophy, policies and practices. We believe this enables us to further align our compensation programs with our stockholders’ interests and to enhance our ability to consider stockholder feedback as part of our annual compensation review process. We sought stockholder input on our executive compensation program through the say-on-pay vote at our 2021 annual meeting of stockholders and approximately 99% of votes cast by our stockholders voted in support of our named executive officer compensation.
Named Executive Officers: Goals and Accomplishments

Named Executive Officers for 2021
This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the Summary Compensation Table, or our named executive officers. Provided below are material factors we believe are relevant to an analysis of these policies and decisions. Our named executive officers for 2021 were:
•
Thomas McCourt, chief executive officer(1);

•
Sravan Emany, senior vice president, chief financial officer(2);

•
John Minardo, senior vice president, chief legal officer and secretary(3);

•
Jason Rickard, senior vice president, chief operating officer(2);

•
Michael Shetzline, M.D., Ph.D., senior vice president, chief medical officer and head of research and drug development;

•
Mark Mallon, former chief executive officer(1); and

•
Gina Consylman, former senior vice president, chief financial officer(2).

(1)
Effective March 12, 2021, Mr. Mallon resigned from his position as our chief executive officer and Mr. McCourt became our interim chief executive officer, in addition to his continued service as our president. Mr. McCourt became our permanent chief executive officer effective June 2, 2021. For more information on our chief executive officer transition, please see 2021 Chief Executive Officer Transition elsewhere in this proxy statement.

(2)
Effective July 2, 2021, Ms. Consylman resigned from her position as our senior vice president, chief financial officer. Following Ms. Consylman’s resignation, Mr. Rickard, our senior vice president, chief operating officer, was designated by our board of directors as our principal financial officer until December 6, 2021. Mr. Emany was appointed as our senior vice president, chief financial officer and principal financial officer effective December 6, 2021. For more information on our chief financial officer transition, please see 2021 Chief Financial Officer Transition elsewhere in this proxy statement.

(3)
Mr. Minardo was appointed as our senior vice president, chief legal officer, effective August 2, 2021. For more information on this appointment, please see Chief Legal Officer Appointment elsewhere in this proxy statement.

2022 Proxy Statement   31

Goals and Accomplishments
In January 2021, our board, with input from senior management, established corporate performance goals for 2021, the achievement of which would further the accomplishment of our short- and long-term business plan. These goals included maximizing LINZESS net sales growth as well as the attainment of certain financial targets, in each case, based on the Company’s board-approved operating plan for 2021. In February 2021, our compensation and HR committee approved the relative weighting of our corporate performance goals for 2021.
Our current named executive officers (except Mr. Emany) were evaluated based on the level of achievement of the 2021 corporate goals and their achievements against their 2021 individual goals. Performance measured against the 2021 corporate and individual goals (as applicable) was used, in part, in determining salary adjustments and cash bonus awards for our named executive officers in early 2022.
As described in more detail elsewhere in this proxy statement under Compensation Determination Process, beginning in 2021, our board became responsible for assessing the Company’s performance against its pre-determined corporate goals. In January 2022, our board determined that the 2021 company performance achievement multiplier, which was used as a key consideration in determining executive compensation awarded for 2021 performance, was 117%.

32   Ironwood

The level of achievement against our 2021 corporate performance goals, as determined by our board in early 2022, was as follows:
	Performance Targets (Weights)
Company Goal	Not Achieved	Partially Achieved	Target	Over Achieved	Results
MAXIMIZE LINZESS
LINZESS U.S. Net Sales	$<932M	$933M	$957M	$>980M	$1,005.9M(1)
	(0%)	(3%)	(15%)	(20%)	(20%)
Obtain U.S. FDA approval of modified LINZESS labeling to reflect pediatric clinical safety data	Specific goals are not disclosed for competitive reasons				Target(2)
	(0%)	(3%)	(5%)	(7%)	(5%)
Gain partner alignment and advance LCM opportunity into mid- / late-stage clinical development	Specific goals are not disclosed for competitive reasons				Target(3)
	(0%)	(5%)	(10%)	(15%)	(10%)
BUILD INNOVATIVE PIPELINE
Secure 1 GI asset aligned with prioritized criteria	Specific goals are not disclosed for competitive reasons				Target(4)
	(0%)	(13%)	(17%)	(24%)	(17%)
Submit IND for IW-3300 in IC / BPS and on track to initiate Phase 1 study in the first quarter of 2022	Specific goals are not disclosed for competitive reasons				Target(5)
	(0%)	(5%)	(8%)	(11%)	(8%)
STRENGTHEN FINANCIAL PROFILE
Revenue	$<368M	$368M	$380M	$≥395M	$413.8M(6)
	(0%)	(1%)	(5%)	(10%)	(10%)
Adjusted EBITDA from organic business (excluding the impact of any corporate development transactions)	$<181M	$181M	$200M	$≥223M	$233.7M(7)
	(0%)	(3%)	(15%)	(20%)	(20%)
CREATE GREAT PLACE TO WORK
Achieve at least 7 out of 10 objectives on the corporate EDI scorecard	≤5/10	6/10	7/10	10/10	7/10(8)
	(0%)	(3%)	(5%)	(7%)	(5%)
Increase understanding of and confidence in Ironwood’s strategy and culture, measured by >70% positive response rate on annual employee engagement survey	≤60%	>60%	70%	≥80%	61%(9)
	(0%)	(2%)	(3%)	(5%)	(2%)
STRENGTHEN GI CAPABILITIES
Strengthen virtual detailing capability	Specific goals are not disclosed for competitive reasons				Not Achieved(10)
	(0%)	(2%)	(3%)	(5%)	(0%)
Leverage telehealth to increase conversion of monthly LINZESS.com visitors to completed telemedicine visits	Specific goals are not disclosed for competitive reasons				Not Achieved(11)
	(0%)	(3%)	(4%)	(6%)	(0%)
				TOTAL	117%
Notes to 2021 Company Performance Targets and Results Table
(1)
Goal exceeded. LINZESS U.S. net sales were $1,005.9 million for the year ended December 31, 2021. LINZESS U.S. net sales are reported by our U.S. partner, AbbVie.

2022 Proxy Statement   33

(2)
Goal achieved. In August 2021, the U.S. FDA approved a revised label for LINZESS based on clinical safety data that had been generated thus far in pediatric studies. The updated label modified the boxed warning for risk of serious dehydration and contraindication against use in children to those less than two years of age. The boxed warning and contraindication previously applied to all children less than 18 years of age and less than 6 years of age, respectively. The safety and effectiveness of LINZESS in patients less than 18 years of age have not been established. Specific target thresholds are not disclosed for competitive reasons.

(3)
Goal achieved. Specific details and target thresholds are not disclosed for competitive reasons.

(4)
Goal achieved. In November 2021, we entered into a collaboration and license option agreement with COUR Pharmaceutical Development Company, Inc., that grants us an option to acquire an exclusive license to research, develop, manufacture and commercialize, in the U.S., products containing CNP-104 for the treatment of PBC. Specific target thresholds are not disclosed for competitive reasons.

(5)
Goal achieved. In December 2021, the U.S. FDA accepted our Investigational New Drug Application for IW-3300, and the Phase I clinical program commenced in the first quarter of 2022 to evaluate the safety and tolerability of IW-3300 in healthy volunteers. Specific target thresholds are not disclosed for competitive reasons.

(6)
Goal exceeded. Our total revenues were $413.8 million for the year ended December 31, 2021.

(7)
Goal exceeded. Our adjusted EBITDA was $233.7 million for the year ended December 31, 2021. Adjusted EBITDA is calculated by subtracting mark-to-market adjustments on derivatives related to Ironwood’s 2.25% convertible notes due 2022, restructuring expenses, net interest expense, income taxes, depreciation and amortization from GAAP net income. When excluding the impact of corporate development activity in 2021, consisting of $19.5 million of expense related to the collaboration and license option agreement with COUR, our adjusted EBITDA from our organic business was $253.2M.

(8)
Goal achieved. Over the course of the year, we succeeded in attaining our corporate target of achieving 7 out of 10 pre-determined EDI objectives.

(9)
Goal was partially achieved. The overall engagement score in our annual employee engagement survey was 61%, which falls within partially achieved range.

(10)
Goal was not achieved. Due to our sales representatives achieving physician access near pre-pandemic levels in 2021, we determined not to pursue this goal. Specific target thresholds are not disclosed for competitive reasons.

(11)
Goal was not achieved. Specific details and target thresholds are not disclosed for competitive reasons.

In support of the 2021 corporate goals identified above, our compensation and HR committee assigned a specific subset of individual goals for each of our named executive officers (except for Mr. Emany) as described below. Mr. Emany joined the company in December 2021 and therefore was not assigned individual goals for the year.
Name	Summary of Individual Goals
Thomas McCourt
•
Lead the company through the chief executive officer, chief financial officer, and other talent transitions to re-establish a highly functional executive leadership team recruiting top talent to bolster our capabilities

•
Broaden and deepen business acumen and personal focus on corporate finance, board of directors and investor relations, corporate governance, and corporate development

•
Re-evaluate the company’s strategic opportunities and champion efforts where appropriate to drive corporate value

•
Ensure achievement of 2021 corporate goals established by the board of directors

John Minardo
•
Assess and appropriately align our legal capabilities, including assessing the capabilities of our legal team, defining clear roles for corporate governance, contracts, SEC filings, intellectual property, employee matters, public disclosures, corporate compliance, promotional review, etc.

•
Guide our new head of compliance in establishing a comprehensive and sound compliance capability, enabling new promotion messaging, virtual promotion, telemedicine, revised speaker training, and people management

•
Evaluate and reduce risk in our intellectual property program and advise on and reduce risk in corporate development transactions

•
Lead effort to ensure operational excellence of our linaclotide collaborations and provide legal support as needed

34   Ironwood

Name	Summary of Individual Goals
Jason Rickard
•
Lead the organization’s response to the COVID-19 pandemic, including its impact on employee safety, our selling model, supplier and other financial risks, and our workplace

•
Develop and implement initiatives to sustain employee engagement and productivity, while accounting for remote and hybrid working models and challenging labor market conditions

•
Achieve functional objectives including specific pharmaceutical development, manufacturing science, and clinical supply deliverables associated with IW-3300; upgrade selected IT systems; and manage overall operational expenses

•
Support the company through the chief executive officer, chief financial officer, and other talent transitions to re-establish a highly functional executive leadership team; lead recruiting for senior executive roles and fill-in as needed to manage organization during transitions

•
Serve as the company’s cultural champion, including EDI initiatives, to ensure Ironwood continues to be a great place to work

Michael Shetzline, M.D., Ph.D.
•
Lead the Drug Development team to successfully negotiate and secure with the U.S. FDA updated label that modifies the boxed warning and contraindication applied to all children less than 18 years of age and less than 6 years of age, respectively, if appropriate

•
Advance the pediatric life-cycle management for LINZESS, accelerate enrollment of functional constipation/IBS-C study, and gain alignment to include 145 mcg dose for the functional constipation study

•
Expand our GI pipeline by advancing IW-3300 and collaborating with our Corporate Development team to identify, evaluate and enter into an agreement to secure a new asset

•
Strengthen the Drug Development team and establish a team of world-class experts and trusted opinion leaders in gastroenterology

In early 2022, Mr. McCourt evaluated the individual performance in 2021 of each of the current named executive officers (other than himself and Mr. Emany, who joined the company in December 2021), provided feedback and made recommendations to our compensation and HR committee. The compensation and HR committee then determined the current named executive officers’ compensation, taking into account Ironwood’s level of achievement of its 2021 corporate goals as determined by our board; the fact that each named executive officer strongly met or exceeded performance expectations for 2021, and peer group and other market data from the competitive assessment undertaken by our compensation and HR committee’s independent compensation consultant, Aon, as discussed below.
Additional information on the basis for decisions about 2021 compensation relating to our named executive officers is available throughout this section and elsewhere in this proxy statement under the captions Role of the Compensation and HR Committee and Role of the Compensation Consultant: Benchmarking and Peer Group Analysis.
Compensation Decisions for 2021

Named Executive Officer Compensation Program
As in prior years, the three primary elements of our executive compensation program for 2021 were base salary, cash bonus and long-term equity incentive compensation. Also included in 2021 were (i) increases to Mr. McCourt’s compensation in connection with his appointment as interim chief executive officer and subsequently permanent chief executive officer, including an increase in base salary and target bonus percentage and a promotional equity grant, (ii) new hire compensation packages for Messrs. Minardo and Emany, and (iii) retention cash bonus and retention RSU awards granted to Messrs. McCourt and Rickard, Ms. Consylman and Dr. Shetzline to support continuity of the executive team during the leadership transitions.

2022 Proxy Statement   35

2021 Base Salary
Base salaries are determined at an executive’s commencement of employment and are generally re-evaluated annually and adjusted, if warranted, to realign salaries with market levels or in connection with promotions or other changes in role and to reflect the performance of the named executive officer. In determining whether to adjust or recommend an adjustment to a named executive officer’s base salary, our compensation and HR committee takes into consideration factors such as our corporate performance in prior years, general economic factors and compensation parity among our named executive officers, as well as the abilities, performance and experience of the named executive officer. Our compensation and HR committee also reviews our named executive officers’ past compensation at the company and market data. In addition, our compensation and HR committee recommends, and our board approves, compensation determinations for our chief executive officer. Please see Role of the Compensation and HR Committee and Role of the Compensation Consultant: Benchmarking and Peer Group Analysis for further information.
In February 2021, our compensation and HR committee reviewed and approved base salaries for our named executive officers employed at that time in 2021. These base salary determinations took into account market data and peer group compensation levels for the comparable executive roles from the Aon competitive assessment discussed below, experience and contribution potential of each executive officer and general economic factors. The compensation and HR committee did not recommend, and the board did not increase, Mr. Mallon’s base salary in 2021 because Mr. Mallon had provided notice of his intent to resign from the company at the time salary determinations for 2021 were made.
In March 2021, the compensation and HR committee recommended, and our board approved, a further increase to Mr. McCourt’s 2021 base salary from $573,200 to $775,000 in connection with Mr. McCourt being named the company’s interim chief executive officer and president. In June 2021, the board appointed Mr. McCourt as Ironwood’s permanent chief executive officer, and delegated authority to the compensation and HR committee to approve Mr. McCourt’s initial compensation as permanent chief executive officer. The compensation and HR committee determined that his 2021 base salary should remain at $775,000. In June 2021, the compensation and HR committee also approved an additional increase to Mr. Rickard’s 2021 base salary from $484,200 to $500,000 in recognition of the additional workload Mr. Rickard would be assuming in connection with the transition of the company’s chief financial officer role. In approving Messrs. McCourt and Rickard’s respective base salaries, our compensation and HR committee considered a number of factors, including each of Messrs. McCourt and Rickard’s backgrounds, the increase in responsibility and scope of their respective roles, the compensation paid to executives in similar positions at our peer group companies and other benchmark data, and executive compensation parity within Ironwood, as well as input from Aon. Information on Messrs. McCourt and Rickard’s base salary changes is available elsewhere in this proxy statement under the captions 2021 Chief Executive Officer Transition and 2021 Chief Financial Officer Transition.
In August 2021 and December 2021, Messrs. Minardo and Emany were appointed as senior vice president, chief legal officer and senior vice president, chief financial officer, respectively. The compensation and HR committee approved Messrs. Minardo and Emany’s 2021 base salaries of $475,000 and $500,000, respectively. In approving Messrs. Minardo and Emany’s respective base salaries, our compensation and HR committee considered a number of factors, including each of Messrs. Minardo and Emany’s backgrounds, the compensation paid to executives in similar positions at our peer group companies and other benchmark data, and executive compensation parity within Ironwood, as well as input from Aon. Information on Messrs. Minardo and Emany’s respective initial compensation packages is available elsewhere in this proxy statement under the captions Chief Legal Officer Appointment and 2021 Chief Financial Officer Transition.

36   Ironwood

Base salary information for 2021 compared to base salary information for 2020 for our named executive officers, as applicable, is as follows:
Named Executive Officer	2020 Base Salary	2021 Base Salary	Increase ($)	Increase (%)
Thomas McCourt	$556,400	$775,000(1)	$218,600	39.3%
Sravan Emany	—(2)	$500,000	—	—
John Minardo	—(2)	$475,000	—	—
Jason Rickard	$456,750	$500,000(3)	$43,250	9.5%
Michael Shetzline, M.D., Ph.D.	$448,050	$484,000	$35,950	8.0%
Mark Mallon	$772,500	$772,500(4)	$0	0%
Gina Consylman	$494,400	$509,400	$15,000	3.0%

(1)
In connection with Mr. McCourt being named the company’s interim chief executive officer and president, in March 2021, the compensation and HR committee recommended, and our board approved, an increase to Mr. McCourt’s 2021 initial base salary from $573,200 to $775,000 during the chief executive officer transition period. In June 2021, the board appointed Mr. McCourt as Ironwood’s permanent chief executive officer, and the compensation and HR committee determined that his 2021 base salary should remain at $775,000. Information on Mr. McCourt’s salary for his service as our interim and subsequently as our permanent chief executive officer is available elsewhere in this proxy statement under the caption 2021 Chief Executive Officer Transition.

(2)
2020 Base Salary is not applicable for Messrs. Emany and Minardo as they were not employed by the company in 2020.

(3)
In June 2021, the compensation and HR committee approved an additional increase to Mr. Rickard’s 2021 base salary from $484,200 to $500,000 in recognition of the additional workload Mr. Rickard would be assuming in connection with the transition of the company’s chief financial officer role.

(4)
The compensation and HR committee did not recommend, and the board did not increase Mr. Mallon’s base salary in 2021 because Mr. Mallon had provided notice of his intent to resign from the company at the time base salary determinations for 2021 were made.

Annual Cash Incentive Program for 2021 Performance
Our annual cash incentive program, or cash bonus award, is designed to reward the achievement of our annual corporate goals and individual goals. The program is also intended to foster and support our performance-driven culture by setting clear, high-value goals, rewarding outstanding performers and making sure our employees know clearly that we value their contributions. Each target bonus award, expressed as a percentage of an executive’s base salary, is determined annually and is based on the extent to which we achieved our corporate goals for the preceding year, as well as the executive’s individual performance in that year against his or her individual goals. In 2021, Mr. McCourt’s target bonus percentage was initially 60% of his base salary and was later increased in March 2021 to 75% of his base salary in connection with his appointments as interim chief executive officer and subsequently as permanent chief executive officer, Mr. Minardo’s target bonus percentage was 45% of his base salary but pro-rated to reflect his start in August 2021, Mr. Rickard’s target bonus percentage was 50% of his base salary and Dr. Shetzline’s target bonus percentage was 40% of his base salary. For the purpose of determining Dr. Shetzline’s 2021 bonus in March 2022, our compensation and HR committee increased his target bonus percentage from 40% to 45% for 2021, based on Aon’s competitive assessment and the elevation of his role to report directly to the chief executive officer. Mr. Emany, whose target bonus percentage is 50% of his salary, was not eligible to receive a bonus as part of the company’s 2021 performance review cycle due to the substantial completion of fiscal year 2021 when he joined Ironwood in December 2021. We believe that these target bonus percentages align the target cash compensation of our named executive officers with that of our peers, place appropriate emphasis on the achievement of our annual performance objectives and facilitate recruiting, retaining, and motivating our executive officers.
For each of our current named executive officers, other than our chief executive officer, 70% of each 2021 cash bonus award was based solely on the achievement of our corporate goals and 30% was based on the named executive officer’s achievement of his individual goals as described above, and our corporate goals. In recommending for approval by

2022 Proxy Statement   37

the board the amount of Mr. McCourt’s 2021 cash bonus, our compensation and HR committee determined to set Mr. McCourt’s individual performance in 2021 to be equal to the company’s performance of 117%. The board reviewed and followed this recommendation in approving Mr. McCourt’s cash bonus award for 2021 performance.
The following table summarizes the calculation of our named executive officers’ cash bonus awards, other than our chief executive officer. Mr. Minardo’s cash bonus was prorated to 42% to reflect that he joined the company in August 2021. Mr. McCourt’s 2021 cash bonus was calculated by multiplying his target bonus percentage (75%) by the corporate performance factor, as noted above. Messrs. Mallon and Emany, and Ms. Consylman were not eligible for a 2021 cash bonus.
Component Calculation
Company Performance Only Component (Weighted 70%)	70% Weighting	×	Target Bonus	×	Corporate Performance Achievement Multiplier			=	Company Performance Only Component Payout
+
Company and Individual Performance Component (Weighted 30%)	30% Weighting	×	Target Bonus	×	Corporate Performance Achievement Multiplier	×	Individual Performance Achievement Multiplier	=	Company and Individual Performance Component Payout
Total Annual Bonus Payout

This approach was intended to closely align cash bonus award payouts with the achievement of our corporate goals, while taking into account individual performance (or, in the case of Mr. McCourt, equating company performance with individual performance) and making bonus determinations in a transparent way. As described above, the company performance achievement multiplier for 2021 was 117%. In March 2022, our compensation and HR committee, (i) determined that each of our current named executive officers strongly met or exceeded pre-established individual goals for 2021, resulting in the following individual performance achievement multipliers and bonus ratios to target bonus percentage (after applying the 70%/30% weighting and taking into account the company performance achievement multiplier of 117%); and (ii) reviewed and approved (or the board, in the case of Mr. McCourt) the following bonuses for 2021 performance for our current named executive officers, except for Mr. Emany who joined the company in December 2021:
Named Executive Officer	Individual Performance	Actual Bonus to Target Bonus Ratio	Annual Cash Incentive Program for 2021 Performance
Thomas McCourt	117%(1)	117%	$680,063
John Minardo	100%	117%	$105,037(2)
Jason Rickard	140%	131%	$327,600
Michael Shetzline, M.D., Ph.D.	140%	131%	$285,405

(1)
As described above, our compensation and HR committee also recommended, and our board determined that Mr. McCourt’s individual performance achievement multiplier was 117% on the basis that such multiplier was equal to the corporate performance achievement multiplier of 117%.

(2)
Prorated for the portion of the year that Mr. Minardo was employed.

38   Ironwood

2021 Long-Term Equity Awards
Long-term equity incentive compensation granted in 2021 represented, on average, approximately 79% of each named executive officer’s total compensation for the year (based on the grant date fair value of equity awards, with PSU awards measured at target). We believe this emphasis on equity, and particularly performance-based equity, strongly reinforces the principle of “pay for performance” and closely ties our executives’ pay outcomes to stockholder value creation. We also use equity awards as our incentive vehicle for long-term compensation to attract, reward and retain our named executive officers and to align the interests of our named executive officers with those of stockholders. We typically grant equity awards in the first quarter of each year based on our performance in the prior year. Throughout the year, our compensation and HR committee may award additional grants as circumstances warrant. Our compensation and HR committee does not apply a rigid formula in allocating equity awards to our named executive officers as a group or to any particular named executive officer, but sets an equity pool each year based on peer group and other market data from the Aon competitive assessment discussed below. In addition to peer group and market data, our compensation and HR committee also considers other factors, including input from Aon and the amount of unvested equity held by a named executive officer, in determining the size of individual equity awards.
In 2020, our compensation and HR committee introduced PSUs into our executive equity compensation program in an effort to drive accountability to achieve key milestones and deliver stockholder returns. In introducing PSUs and providing for an equal number of PSUs and RSUs to our named executive officers, the compensation and HR committee sought to design an executive equity compensation program that provides the appropriate combination of equity awards to incentivize performance, align executive interests with those of our stockholders, and encourage executive retention.
2021 Annual Equity Awards
In early 2021, our compensation and HR committee determined that the annual long-term equity incentive compensation awards for our named executive officers should consist of an approximately even number of PSUs and RSUs. The compensation and HR committee chose rTSR performance as the sole PSU performance metric in our 2021 executive equity compensation program to further tie the compensation of our named executive officers to stockholder value. Aon assisted the compensation and HR committee with identifying a peer group specifically for purposes of the rTSR measurement goal used for PSUs granted in 2021, or the 2021 rTSR PSUs.
The 2021 rTSR PSUs use the following performance metric and vesting opportunities:
Performance Metric	Performance Period	Threshold Goals (50% attainment)	Target Goals (100% attainment)	Stretch Goals (200% attainment)
2021 rTSR PSUs	Three-year performance period ending December 31, 2023	rTSR at the 25th percentile compared to rTSR peer group through 2023	rTSR at the 50th percentile compared to rTSR peer group through 2023	rTSR at the 75th percentile compared to rTSR peer group through 2023(1)

(1)
Attainment for the 2021 rTSR PSUs is capped at 100% where the Company's total stockholder return is negative.

2022 Proxy Statement   39

At the time they were designated, the peer group identified for the purposes of the 2021 rTSR PSUs consisted of commercial pharmaceutical and biotechnology companies that ranged between $750 million and $10 billion in market capitalization; Ironwood’s market capitalization as of December 31, 2020 was at the 39th percentile relative to this custom peer group. Our compensation and HR committee approved the following custom rTSR measurement peer group for the 2021 rTSR PSUs, which included all of our executive compensation peers with the exceptions of Akcea Therapeutics, Inc., which was acquired, and Horizon Therapeutics plc, which had exceeded the market capitalization range at the time the 2021 rTSR PSU peer group was designated:
ACADIA Pharmaceuticals, Inc.	Jazz Pharmaceuticals plc
Acceleron Pharma Inc.	Karyopharm Therapeutics Inc.
Agios Pharmaceuticals, Inc.	Kronos Bio, Inc.
Alkermes plc	Ligand Pharmaceuticals Incorporated
Amarin Corporation plc	MannKind Corporation
Amicus Therapeutics, Inc.	MiMedx Group, Inc.
Amphastar Pharmaceuticals, Inc.	Neurocrine Biosciences, Inc.
Biohaven Pharmaceutical Holding Company Ltd.	Ocular Therapeutix, Inc.
bluebird bio, Inc.	Omeros Corporation
Blueprint Medicines Corporation	OPKO Health, Inc.
Coherus BioSciences, Inc.	Pacira BioSciences, Inc.
Corcept Therapeutics Incorporated	Perrigo Company plc
Deciphera Pharmaceuticals, Inc.	Prestige Consumer Healthcare Inc.
Emergent BioSolutions Inc.	PTC Therapeutics, Inc.
Endo International plc	Radius Health, Inc.
Epizyme, Inc.	Revance Therapeutics, Inc.
Esperion Therapeutics, Inc.	Sage Therapeutics, Inc.
Exelixis, Inc.	Sorrento Therapeutics, Inc.
Global Blood Therapeutics, Inc.	Supernus Pharmaceuticals, Inc.
GW Pharmaceuticals plc	Taro Pharmaceutical Industries Ltd.
Halozyme Therapeutics, Inc.	Theravance Biopharma, Inc.
Harmony Biosciences Holdings, Inc.	United Therapeutics Corporation
Heron Therapeutics, Inc.	Veracyte, Inc.
Insmed Incorporated	Vericel Corporation
Intercept Pharmaceuticals, Inc.	Viela Bio, Inc.
Ionis Pharmaceuticals, Inc.	Zogenix, Inc.

40   Ironwood

In February 2021 and March 2021, our named executive officers (other than Mr. Mallon) were granted RSUs, and PSUs, respectively, in each case, under our 2019 Plan. RSUs granted in 2021 vest as to 25% of the underlying shares on each approximate anniversary of the grant date of the award, which is the vesting schedule typically used for RSU awards granted to employees. As stated above in this proxy statement, the 2021 PSU awards are subject to a single rTSR performance goal, which is measured over a three-year performance period ending on December 31, 2023.
The RSUs and PSUs granted to our named executive officers (other than Messrs. Emany, Mallon and Minardo) in February and March of 2021, respectively, were as follows:
Named Executive Officer	2021 Annual PSU Grant (# of Shares of Class A common stock Subject to PSUs) (at target)	2021 Annual RSU Grant (# of Shares of Class A common stock Subject to RSUs)
Thomas McCourt	144,927	145,631
Jason Rickard	84,541	84,951
Michael Shetzline, M.D., Ph.D.	57,971	58,252
Gina Consylman	84,541	84,951
In making its determinations with respect to the size of equity awards awarded to each of our named executive officers (other than Messrs. Emany, Mallon, and Minardo), our compensation and HR committee took into account peer group and other market data from the Aon competitive assessment discussed below, as well as other factors including each executive’s current equity holdings, expected future contributions and retention. Mr. Mallon did not receive equity awards in 2021 because he had provided notice of his intent to resign from the company at the time annual equity awards were granted.
2020 Adjusted EBITDA PSUs Payout
In 2020, our compensation and HR committee established the following performance goals for our 2020 PSU awards, which were intended to drive executive accountability for delivering value to our stockholders:
1)
Gaining the U.S. FDA’s acceptance of one or more additional NDAs through internal development or acquisition of development-stage or commercial-stage programs, or NDA Acceptance PSUs;

2)
Growing revenue and controlling expenses as measured by cumulative adjusted organic EBITDA, or Adjusted EBITDA PSUs; and

3)
Realizing rTSR goals as described in our 2021 proxy statement filed with the SEC on April 22, 2021, or 2020 rTSR PSUs.

2022 Proxy Statement   41

The 2020 PSUs use the following metrics, weighting and vesting opportunities:
Performance Metric	Weight	Performance Period	Threshold Goals (50% attainment)	Target Goals (100% attainment)	Stretch Goals (200% attainment)
NDA Acceptance PSUs	40%	Three-year performance period ending December 31, 2022	N/A	Acceptance by the U.S. FDA of an NDA for IW-3718 or other internal or external development program	Acceptance by the U.S. FDA of two NDAs, including IW-3718 and/or other internal or external development programs
Adjusted EBITDA PSUs(1)	30%	2020 — 2021 Cumulative Target	$266 million	$296 million	$355 million
2020 rTSR PSUs	30%	Three-year performance period ending December 31, 2022	rTSR at the 25th percentile compared to rTSR peer group through 2022	rTSR at the 50th percentile compared to rTSR peer group through 2022	rTSR at the 75th percentile compared to rTSR peer group through 2022(2)

(1)
Adjusted organic EBITDA is calculated by subtracting mark-to-market adjustments on derivatives related to Ironwood’s 2.25% convertible notes due 2022, restructuring expenses, net interest expense, income taxes, depreciation and amortization from GAAP net income, and further adjusted by excluding the impact of any corporate development transactions and stock-based compensation expense.

(2)
Attainment for the 2020 rTSR PSUs is capped at 100% where the Company's total stockholder return is negative.

In January 2022, our compensation and HR committee certified that, with respect to the Adjusted EBITDA PSUs, the achievement of cumulative adjusted organic EBITDA for the performance period, which ended on December 31, 2021, was $467 million, resulting in a 200% attainment of this performance metric.
2021 Retention Awards
In an effort to promote business continuity following Mr. Mallon’s resignation as the company’s chief executive officer in March 2021, our compensation and HR committee approved a cash retention bonus and an RSU retention award to Messrs. McCourt and Rickard, Ms. Consylman and Dr. Shetzline. Cash retention bonuses were valued at 50% of the named executive officer’s 2021 base salary at such time, and for Mr. McCourt, his 2021 base salary prior to his appointment as interim chief executive officer, as his retention awards were made in his capacity as president, and not as interim chief executive officer. The cash retention bonuses were payable in two equal payments, with 50% of the cash retention bonus paid in September 2021 and 50% of the cash retention bonus to be paid in June 2022, subject to the officer remaining an employee of the company in good standing on each payment date. Each executive would also be entitled to receive both payments in certain circumstances in the event of an involuntary termination of employment prior to June 1, 2022.
The RSU retention awards were valued at 33% of each executive officer’s 2021 annual equity target, and vest as to 50% of the shares subject to the award on each of May 19, 2022 and May 18, 2023, subject to continued employment at the company. The RSU retention awards are subject to provisions relating to the acceleration of time-based equity awards under each executive officers’ severance agreement, as described elsewhere in this proxy statement under the captions Executive Severance Agreements and Benefits in the Event of a Change of Control and Potential Payments Upon Termination or Change of Control.
In establishing the size of these awards, Aon presented peer group data and assisted our compensation and HR committee with approximating the value that another organization could potentially offer as a sign-on award to recruit our executive talent.

42   Ironwood

The cash retention bonuses and RSU retention awards were made as follows:
Named Executive Officer	2021 Cash Retention Bonus	2021 Retention Grants (# of Shares of Class A common stock Subject to RSUs)
Thomas McCourt	$286,600	96,638
Jason Rickard	$242,100	56,372
Michael Shetzline, M.D., Ph.D.	$242,000	38,665
Gina Consylman	$254,700(1)	56,372(1)

(1)
Ms. Consylman forfeited her 2021 cash retention bonus and RSU retention award in connection with her resignation from the company effective July 2, 2021.

Promotional and New Hire Awards
In June 2021, the compensation and HR committee approved equity grants to Mr. McCourt, in recognition of his appointment as the company’s permanent chief executive officer, with a grant date of June 7, 2021, of 104,690 RSUs that will vest annually as to 25% of the underlying shares on each approximate anniversary of the grant date of the award, subject to his continued employment on each vesting date, and 104,690 PSUs that will vest in accordance with the performance vesting criteria adopted and approved by the compensation and HR committee in March 2021. Please see 2021 Chief Executive Officer Transition for further information.
In July 2021, the compensation and HR committee approved a grant of 79,892 RSUs to Mr. Minardo, in recognition of his appointment as senior vice president, chief legal officer, with a grant date of August 2, 2021, which will vest annually as to 25% of the underlying shares on each approximate anniversary of the grant date of the award, subject to his continued employment on each vesting date, and 79,981 PSUs with a grant date of August 2, 2021, which will vest in accordance with the performance vesting criteria adopted and approved by the compensation and HR committee in March 2021. In November 2021, the compensation and HR committee approved a grant of 85,000 RSUs to Mr. Emany, in recognition of his appointment as senior vice president, chief financial officer, with a grant date of December 6, 2021, which vest annually as to 25% of the underlying shares subject to his continued employment on each vesting date, and 85,000 PSUs with a grant date of December 6, 2021, which will vest in accordance with the performance vesting criteria adopted and approved by the compensation and HR committee in March 2021. Please see Chief Legal Officer Appointment and 2021 Chief Financial Officer Transition for further information.
2021 Chief Executive Officer Transition
Effective March 12, 2021, Mr. Mallon resigned from his position as our chief executive officer and a member of our board of directors to pursue another opportunity. Mr. Mallon did not receive severance in connection with the termination of his employment. In addition, Mr. Mallon forfeited 282,231 options, 354,796 RSUs and 221,061 PSUs in connection with his resignation.
In connection with his appointment as interim chief executive officer effective upon Mr. Mallon’s resignation, our compensation and HR committee recommended, and our board determined to increase, Mr. McCourt’s annual base salary from $573,200 to $775,000 and to increase Mr. McCourt’s annual cash incentive bonus target percentage from 60% (of $573,200) to 75% (of $775,000). The increase in annual base salary and annual cash incentive bonus target percentage was intended to align Mr. McCourt’s compensation for his service as our interim chief executive officer with Mr. Mallon’s compensation as our chief executive officer. Mr. McCourt’s increased salary and annual cash incentive bonus target percentage were to remain in place for a minimum of six months and for so long as Mr. McCourt was serving as our interim chief executive officer. Mr. McCourt’s severance arrangements and benefits in the event of a termination of employment in connection with a change of control did not change in connection with his appointment as interim chief executive officer. In making its recommendations to the board relating to these compensation changes for Mr. McCourt’s service as our interim chief executive officer, the compensation and HR committee considered competitive

2022 Proxy Statement   43

market practice together with a desire to recognize Mr. McCourt for his willingness to assume the interim chief executive officer role and the increased responsibility associated with such role.
In June 2021, the board appointed Mr. McCourt as the company’s permanent chief executive officer and as a member of the board and delegated authority to the compensation and HR committee to approve Mr. McCourt’s initial compensation as permanent chief executive officer. The compensation and HR committee determined that Mr. McCourt's 2021 base salary and target annual bonus percentage should remain $775,000 and 75% of annual base salary, respectively. In addition, Mr. McCourt also received an additional grant of 104,690 RSUs that will vest annually on each of the first four approximate anniversaries of the date of grant, subject to his continued employment on each vesting date, and 104,690 PSUs that will vest in accordance with the performance vesting criteria adopted and approved by the compensation and HR committee in March 2021. Mr. McCourt also entered into a second amended and restated executive severance agreement, which replaced his prior amended and restated executive severance agreement that was effective as of December 28, 2018, to update certain aspects of Mr. McCourt’s severance entitlements such that they are better aligned with market practices for chief executive officers, including an increase in the lump sum payments due to Mr. McCourt in the event of an involuntary termination related to Mr. McCourt’s base salary and target cash bonus. The material terms of the second amended and restated executive severance agreement are described under the captions Named Executive Officer Severance Arrangements and Benefits in the Event of a Change of Control and Potential Payments Upon Termination or Change of Control.
2021 Chief Financial Officer Transition
Effective July 2, 2021, Ms. Consylman resigned from her position as senior vice president, chief financial officer. Ms. Consylman did not receive severance in connection with the termination of her employment. In addition, Ms. Consylman forfeited 71,279 options, 279,287 RSUs and 152,868 PSUs in connection with her resignation.
Following Ms. Consylman’s resignation, Mr. Rickard was appointed by our board to serve as the company’s principal financial officer, in addition to continuing in his role as senior vice president, chief operating officer. In recognition of Mr. Rickard’s enhanced responsibilities and increased workload, the compensation and HR committee approved an increase to Mr. Rickard’s annual base salary from $484,200 to $500,000 in June 2021.
Mr. Emany commenced employment as the company’s senior vice president, chief financial officer in December 2021. The compensation and HR committee approved Mr. Emany’s base salary of $500,000 and an individual bonus target percentage of 50% of his base salary, subject to the achievement of individual and corporate goals. Mr. Emany also received a one-time sign-on bonus of $200,000, which is subject to certain clawback provisions if Mr. Emany terminates his employment with the company for any reason or if he is terminated by the company for cause, in each case, within two years of him joining the company. Mr. Emany was also awarded 85,000 RSUs, which will vest as to 25% of the number of RSUs subject to the award on each of the first four approximate anniversaries of the date of grant, subject to his continued employment on each vesting date, and 85,000 PSUs, the vesting terms of which are consistent with those applicable to the 2021 PSU awards described elsewhere in this proxy statement. In addition, the company has entered into an indemnification agreement and an executive severance agreement with Mr. Emany. The material terms of the indemnification agreement and executive severance agreement are described under the captions Indemnification Agreement and Named Executive Officer Severance Arrangements and Benefits in the Event of a Change of Control and Potential Payments Upon Termination or Change of Control, respectively.
Chief Legal Officer Appointment
Mr. Minardo was appointed as the company’s senior vice president, chief legal officer, effective August 2, 2021. The compensation and HR committee approved Mr. Minardo’s base salary of $475,000 and an individual bonus target percentage of 45% of his base salary, subject to the achievement of individual and corporate goals. Mr. Minardo also received a one-time sign-on bonus of $250,000, which is subject to certain clawback provisions if Mr. Minardo terminates his employment with the company for any reason or if his employment is terminated by the company for cause, in each case, within two years of him joining the company. Mr. Minardo was also awarded 79,892 RSUs, which will vest as to 25% of the number of RSUs subject to the award on each of the first four approximate anniversaries of the date of grant, subject to his continued employment on each vesting date, and 79,981 PSUs, the vesting terms of which are

44   Ironwood

consistent with those applicable to the 2021 PSU awards described elsewhere in this proxy statement. In connection with his appointment, Mr. Minardo was eligible for temporary living coverage for a period of up to five months from the date that our headquarters is broadly reopened, not to exceed $40,000 and reasonable and customary travel costs related to return trips between Boston and New York City no more frequently than every other week. These benefits are intended to facilitate Mr. Minardo’s transition to the Boston, Massachusetts area. Such allowance for housing and transportation is subject to Mr. Minardo’s continued employment with us and is provided to Mr. Minardo net of applicable taxes. This temporary living coverage is in lieu of any comparable benefits Mr. Minardo would have otherwise been eligible for under our relocation policy described elsewhere in this proxy statement. In addition, the company has entered into an indemnification agreement and an executive severance agreement with Mr. Minardo. The material terms of the indemnification agreement and executive severance agreement are described under the captions Indemnification Agreement and Named Executive Officer Severance Arrangements and Benefits in the Event of a Change of Control and Potential Payments Upon Termination or Change of Control, respectively.
Executive Severance Agreements and Benefits in the Event of a Change of Control
The severance arrangements that we have with our named executive officers, as well as other benefits provided in the event of a change of control, are described elsewhere in this proxy statement under the captions Named Executive Officer Severance Arrangements and Benefits in the Event of a Change of Control and Potential Payments Upon Termination or Change of Control. Severance benefits are only payable if the named executive officer has complied with all of our rules and policies, has executed a separation agreement that includes a release of claims and complies with his or her post-employment nondisclosure, noncompetition and non-solicitation obligations. We believe that offering these payments and benefits assists us in recruiting, retaining and motivating executive officers, facilitates the operation of our business, allows our named executive officers to better focus their time, attention and capabilities on our business, and provides for a clear and consistent approach to managing departures with mutually understood separation benefits.
Our board, through our compensation and HR committee, periodically assesses our executive severance arrangements to, among other things, ensure that such benefits are consistent with those of our peers and the broader market. In 2021, our compensation and HR committee made the determination to amend and restate our form of executive severance agreement to be used for any new executive officers. Specifically, the new executive severance agreement differs from the current form of amended and restated executive severance agreement as follows: (i) removes the six months of contingent salary continuation and subsidized COBRA coverage if the executive does not obtain similar employment within one year from his or her termination, and (ii) removes the provisions that provided for equity vesting acceleration of a portion of outstanding equity awards subject solely to time-based vesting in connection with a termination that does not constitute a change of control termination.
Other Compensation
We maintain broad-based benefits, including health insurance, life and disability insurance, dental insurance, transportation (for employees who reside in Massachusetts and neighboring states) and fitness stipends, and a 401(k) plan with a matching contribution equal to the greater of: (a) 100% of employee contributions on the first 3% of eligible compensation and 50% of employee contributions on the next 3% of eligible compensation; or (b) 75% of the first $10,000 of employee contributions, up to $7,500.
We also maintain a relocation program under which we make certain benefits available to newly hired and existing employees, including our named executive officers, who are relocating to accept a new position with the company. Our relocation program covers reasonable expenses associated with the move and certain relocation services, including, as applicable, temporary housing assistance payments and a lump-sum relocation allowance, departure home sale assistance, rental assistance, new home search assistance, home purchase assistance, moving of household goods and vehicles assistance, and reimbursement of final trip expenses to the new area. We also provide tax assistance to our relocating employees to cover the costs associated with certain non-deductible relocation expenses, as we believe that this benefit is important to our ability to attract employees. Under our relocation program, participants are required to pay back the full amount of all relocation reimbursements in the event that they voluntarily terminate their employment or are terminated for “cause” within specified repayment periods.

2022 Proxy Statement   45

Other than our broad-based benefits, or as otherwise described herein, none of our named executive officers receive perquisites of any nature.
Compensation Decisions for 2022

2022 Base Salary
In March 2022, our compensation and HR committee reviewed and approved 2022 base salaries for our current named executive officers for 2022, except for Mr. Emany, due to his joining the company in December 2021, and for Mr. McCourt whose base salary is reviewed and recommended by our compensation and HR committee and approved by our board of directors. The increases in base salary for Messrs. McCourt, Minardo and Rickard and Dr. Shetzline were based on our compensation and HR committee’s determination that each executive officer achieved or exceeded substantially all of his respective individual goals for 2021. These base salary determinations also took into account peer group and other market data from the competitive assessment conducted by Aon and discussed in more detail below. Base salary information for 2022 compared to base salary information for 2021 for each of our current named executive officers, is as follows:
Named Executive Officer	2021 Base Salary	2022 Base Salary	Increase ($)	Increase (%)
Thomas McCourt	$775,000	$806,000	$31,000	4.0%
Sravan Emany	$500,000	$500,000	$0	0%
John Minardo	$475,000	$494,000	$19,000	4.0%
Jason Rickard	$500,000	$520,000	$20,000	4.0%
Michael Shetzline, M.D., Ph.D.	$484,000	$513,040	$29,040	6.0%
2022 Annual Equity Awards
In early 2022, the compensation and HR committee again chose rTSR performance as the sole PSU performance metric in our 2022 executive equity compensation program to further tie the compensation of our named executive officers to stockholder value. As in 2021, Aon assisted the compensation and HR committee with identifying a peer group specifically for purposes of the rTSR measurement goal for the PSUs granted in 2022, or the 2022 rTSR PSUs.
The 2022 rTSR PSUs use the following performance metric and vesting opportunities:
Performance Metric	Performance Period	Threshold Goals (50% attainment)	Target Goals (100% attainment)	Stretch Goals (200% attainment)
2022 rTSR PSUs	Three-year performance period ending December 31, 2024	rTSR at the 25th percentile compared to rTSR peer group through 2024	rTSR at the 50th percentile compared to rTSR peer group through 2024	rTSR at the 75th percentile compared to rTSR peer group through 2024(1)

(1)
Attainment for the 2022 rTSR PSUs is capped at 100% where the Company's total stockholder return is negative.

At the time they were designated, the peer group identified for the purposes of the 2022 rTSR PSUs consisted of commercial pharmaceutical and biotechnology companies that ranged between $750 million and $10 billion in market capitalization; Ironwood’s 30-day market value capitalization as of December 31, 2021 was at the 39th percentile relative to this custom peer group. Our compensation and HR committee approved the following custom rTSR measurement peer group for the 2022 rTSR PSUs, which included all of our executive compensation peers:

46   Ironwood

ACADIA Pharmaceuticals, Inc.	Intercept Pharmaceuticals, Inc.
Agenus Inc.	Ligand Pharmaceuticals Incorporated
Agios Pharmaceuticals, Inc.	MacroGenics, Inc.
Alkermes plc	MannKing Corporation
Amicus Therapeutics, Inc.	Myovant Sciences Ltd.
Apellis Pharmaceuticals, Inc.	Neurocrine Biosciences, Inc.
BioCryst Pharmaceuticals, Inc.	OPKO Health, Inc.
Biohaven Pharmaceutical Holding Company Ltd.	Pacira BioSciences, Inc.
bluebird bio, Inc.	PTC Therapeutics, Inc.
Blueprint Medicines Corporation	Radius Health, Inc.
BridgeBio Pharma, Inc.	Sage Therapeutics, Inc.
ChemoCentryx, Inc.	Sarepta Therapeutics, Inc.
Coherus BioSciences, Inc.	Sorrento Therapeutics, Inc.
Corcept Therapeutics Incorporated	Supernus Pharmaceuticals, Inc.
Dynavax Technologies Corporation	TG Therapeutics, Inc.
Emergent BioSolutions Inc.	Travere Therapeutics, Inc.
Exellis, Inc.	Ultragenyx Pharmaceutical Inc.
Global Blood Therapeutics, Inc.	United Therapeutics Corporation
Halozyme Therapeutics, Inc.	Vanda Pharmaceuticals Inc.
Heron Therapeutics, Inc.	Vericel Corporation
Insmed Incorporated
In March 2022, our current named executive officers (other than Mr. Emany) were granted RSUs and PSUs, in each case under our 2019 Plan. RSUs granted in 2022 vest as to 25% of the underlying shares on each approximate anniversary of the grant date of the award, subject to continued employment on each vesting date, which is the vesting schedule typically used for RSU awards granted to employees. As stated above, the 2022 PSU awards are subject to a single rTSR performance goal, which is measured over a three-year performance period ending December 31, 2024.

2022 Proxy Statement   47

The RSUs and PSUs granted to our current named executive officers in March of 2022 were as follows:
Named Executive Officer	2022 Annual PSU Grant (# of Shares of Class A common stock Subject to PSUs) (at target)	2022 Annual RSU Grant (# of Shares of Class A common stock Subject to RSUs)
Thomas McCourt	248,868	248,869
Sravan Emany*	0	0
John Minardo	67,873	67,873
Jason Rickard	90,497	90,498
Michael Shetzline, M.D., Ph.D.	81,447	81,448

*
Mr. Emany was not eligible for a PSU or RSU award in 2022 as part of the Company’s 2021 performance review cycle as he joined the company in December 2021.

Basis for Our Compensation Policies and Decisions

Our Values and Goals
The objectives of our compensation policies are to provide compensation and incentives that align employee actions and motivations with the interests of our stockholders; attract, retain, motivate and reward outstanding talent across Ironwood through well-communicated programs that are aligned with our vision and mission; and support a positive company culture and values.
We are guided by the following principles with respect to our compensation determinations:
•
design compensation and incentive programs that align employee actions and motivations with the interests of our stockholders, support our business objectives and hold employees accountable for the achievement of key goals and milestones;

•
foster and support our performance-driven culture by setting clear, aggressive, high-value goals, rewarding outstanding performers to the extent these goals are achieved, and making sure our best performers know clearly that we value their contributions;

•
as with all spending, serve as careful stewards of our stockholders’ assets when making compensation decisions;

•
maximize our employees’ sense of ownership so that they have a long-term owner’s perspective, can see the impact of their efforts on our success, and can share in the benefits of that success through the opportunity to become stockholders of Ironwood through equity-based awards;

•
recognize that compensation is one of a number of tools to stimulate and reward productivity, great drug development, and successful commercialization, together with recognizing individual growth potential, providing a great workplace culture, and sharing in our success;

•
foster a strong team culture, focused on our principles of great drug development and commercialization, which is reinforced through our compensation and incentive programs;

•
design compensation and incentive programs that are fair, equitable and competitive; and

•
design compensation and incentive programs that are simple and understandable.

Executive Compensation Governance
Highlighted procedures and tools that we use to ensure effective governance of compensation plans and decisions include:
•
our compensation and HR committee has the authority to hire independent counsel, compensation consultants and other advisors;

48   Ironwood

•
our compensation and HR committee conducts a regular review and assessment of risk as it relates to our compensation policies and practices;

•
as part of our insider trading prevention policy, our executive officers and directors are prohibited from engaging in any hedging or monetization transactions with respect to our Class A common stock, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds;

•
we have no perquisites other than broad-based benefits, including health and welfare benefits, transportation and fitness stipends, a 401(k) plan and a relocation program that we make available to all of our employees; under our relocation program, participants are required to pay back the full amount of all relocation benefits in connection with their departure from Ironwood in certain circumstances;

•
our executive severance agreements (i) do not provide for tax gross-ups and (ii) contain double-trigger requirements for equity acceleration and other benefits in the event of a change of control;

•
ten of our eleven directors are independent, including all members of our compensation and HR committee, and we have instituted stock ownership guidelines that will require directors to accumulate and continuously hold a specified amount of our Class A common stock (see Director Stock Ownership Guidelines elsewhere in this proxy statement for additional information);

•
we have instituted executive stock ownership guidelines that will require executive officers to accumulate and continuously hold a specified amount of our Class A common stock (see Executive Officer Stock Ownership Guidelines elsewhere in this proxy statement for additional information); and

•
we have a clawback policy that provides our board of directors, in the event of a financial restatement due to material noncompliance with financial reporting requirements and where an executive engaged in intentional misconduct that caused or partially caused the need for the restatement, with the discretionary right to recover from our current and former executive officers that portion of the bonus or other incentive compensation that was received by the covered executives or effect the cancellation of unvested and vested equity awards previously granted to the covered executives based on our financial performance results and that would not have been awarded based on the restated results. The board of directors’ recovery rights under this policy will be without prejudice to other remedies the company may have for the recovery or adjustment of incentive compensation. Additionally, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002.

Compensation Determination Process
In December 2020, the board approved updates to our corporate governance guidelines and the charter of the compensation and HR committee to provide that, beginning in 2021, (i) our board would assess the Company’s corporate performance and (ii) our compensation and HR committee would recommend, and our board would approve, the compensation determination for our chief executive officer. In determining the compensation of our chief executive officer, the board deliberates and votes on the chief executive officer’s compensation outside of the presence of the chief executive officer, and the chief executive officer and any other non-independent directors abstain from such determination.
In January 2022, our board met and, following the recusal of non-independent directors, our board approved our corporate goal achievement for 2021. Following the board’s corporate goal assessment, our compensation and HR committee evaluated the performance of our current executive officers (other than Messrs. Emany and McCourt), including performance against goals and objectives relevant to such executive officers’ compensation, and then approved salary increases, 2021 cash incentive bonuses and 2022 cash incentive bonus targets and equity awards for 2022 for

2022 Proxy Statement   49

these executives. The compensation and HR committee similarly evaluated Mr. McCourt’s performance and made a recommendation to the board relating to Mr. McCourt’s bonus for 2021 performance and his annual equity award, base salary and target bonus percentage for 2022. The compensation and HR committee did not evaluate Mr. Emany’s performance against goals and objectives relevant to his compensation due to the substantial completion of fiscal year 2021 when he joined Ironwood in December 2021. In making these compensation-related decisions or recommendations for 2021 performance, our compensation and HR committee considered the competitive assessment prepared by Aon, as described in more detail below, as well as the other factors described in this Compensation Discussion and Analysis.
At its meeting in March 2022, following the recusal of non-independent directors, the board voted on Mr. McCourt’s 2021 bonus, salary increase, equity awards and target bonus percentage for 2022; Mr. McCourt was not present for the board’s deliberation on his 2021 bonus, salary increase, equity awards or 2022 bonus target percentage.
The compensation and HR committee also reviews our bonus pool, which is calibrated based on corporate performance, and approves our equity pools, which are calibrated for competitive market practice, and assigns a portion of each of these pools to all of our employees other than our executive officers. Allocation decisions of these portions are made by members of senior management designated by our compensation and HR committee.
Our compensation and HR committee also evaluates our compensation policies annually, taking into consideration our results of operations, our long and short-term goals, individual goals, market data, the competitive market for our executive officers and general economic factors. Additionally, our compensation and HR committee or board (in the case of the determinations relating to chief executive officer compensation) may recommend or decide, as appropriate, to modify the mix or amount of base salary, bonus, and long-term incentives to best fit an executive officer’s specific circumstances or, if warranted by competitive market conditions, to attract, retain and motivate skilled personnel. For example, our compensation and HR committee may recommend or decide, and our board may decide with respect to our chief executive officer, to grant retention or additional equity awards to an executive officer if that executive officer receives a base salary or cash bonus award significantly below that of his or her counterparts in our peer group, despite successful attainment of our corporate goals or his or her individual goals. We believe that this discretion and flexibility allows our compensation and HR committee and board (in the case of determinations of our chief executive officer’s compensation) to better achieve our compensation objectives.
Executive Officer Stock Ownership Guidelines
Following a competitive assessment of market data related to executive officer stock ownership requirements provided by Aon and guidance published by Investor Advisory Service, in October 2020, our compensation and HR committee recommended, and, in December 2020, our board approved, Executive Officer Stock Ownership Guidelines. In February 2022, our compensation and HR amended and restated our Executive Officer Stock Ownership Guidelines to exclude the value of vested “in the money” stock options towards satisfying our executive officer stock ownership requirements. We believe our Executive Officer Stock Ownership Guidelines further align the interests of our executive officers with those of our stockholders and also incentivize executive officers to focus on maximizing long-term value.
Our Executive Officer Stock Ownership Guidelines, as amended, provide that our chief executive officer is required to hold shares of the Company’s Class A common stock with a value equal to at least four (4) times his or her annual base salary and that each executive officer is required to hold shares of the Company’s Class A common stock with a value equal to one (1) times his or her annual base salary. Executive officers are required to achieve the applicable level of ownership by the later of December 2025 (five years from the date of adoption of the Executive Officer Stock Ownership Guidelines in December 2020) or the fifth anniversary of the date a person was initially designated as an executive officer of the Company. Shares that count towards satisfaction of the Executive Officer Stock Ownership Guidelines include, among other forms of ownership, shares held outright by the executive officer or a member of his or her immediate family and unvested RSUs net of applicable taxes. Vested “in the money” stock options and unearned performance-based awards do not count towards satisfaction of these ownership requirements.
Compliance with the stock ownership requirements will be measured on the date of the annual meeting of stockholders of the company each year based on the annualized salary then in effect for each officer. Failure to comply with the

50   Ironwood

Executive Officer Stock Ownership Guidelines will (among other things, as may be determined by the compensation and HR committee) require executive officers to retain at least 100% of the shares, net of applicable tax withholding and the payment of any exercise or purchase price (if applicable), received upon the vesting or settlement of equity awards or the exercise of stock options.
Role of the Compensation and HR Committee
As set forth in its written charter, our compensation and HR committee has the responsibility for evaluating the performance of our executive officers, taking into account the determination of our board with respect to our corporate performance; reviewing and approving the compensation of our executive officers (other than our chief executive officer); reviewing and recommending to the board our chief executive officer’s compensation; recommending to the board the adoption of new compensation plans; administering our existing plans; reviewing and recommending director and committee compensation to the board; reviewing and overseeing our Executive Officer Stock Ownership Guidelines; overseeing succession planning for our senior management; reviewing risks associated with our compensation policies and practices; and overseeing our strategies and policies related to human capital management, including with respect to matters such as diversity and inclusion, workplace environment and culture, and talent development and retention. In addition, our compensation and HR committee is responsible for ensuring that our compensation policies are aligned with our compensation philosophy and guiding principles.
In 2021, our compensation and HR committee made all of the compensation determinations with respect to each of our named executive officers, other than Messrs. Mallon and McCourt in his capacity as chief executive officer. With respect to Mr. Mallon, our compensation and HR committee did not recommend, and our board did not approve, compensation determinations for Mr. Mallon, since he had provided notice of his intent to resign from the company at the time salary determinations for 2021 were made. With respect to Mr. McCourt, the compensation and HR committee recommended and the board approved compensation determinations for Mr. McCourt in connection with his service as our interim chief executive officer in March 2021 and as permanent chief executive officer in June 2021.
In making its determinations relating to compensation for performance in 2021, our compensation and HR committee took into account the feedback and recommendations from Mr. McCourt, as well as from the named executive officer’s direct reports and other members of our management team.
The components of each of our named executive officer’s initial compensation package, including with respect to the 2021 compensation packages of Messrs. Minardo and Emany, were based on numerous factors, including:
•
the individual’s particular background and circumstances, including prior relevant work experience and compensation paid prior to joining us;

•
the individual’s role with us and the compensation paid to similar persons in the companies represented in the compensation data that our compensation and HR committee reviewed;

•
the demand for people with the individual’s specific expertise and experience at the time of hire;

•
performance goals and other expectations for the position;

•
comparison to other executive officers within Ironwood having similar levels of expertise and experience; and

•
uniqueness of industry skills.

Role of the Compensation Consultant: Benchmarking and Peer Group Analysis
Our compensation and HR committee has the authority to select and retain independent advisors and consultants to assist it with carrying out its responsibilities, and we are required to pay any related expenses approved by the committee. In 2021, our compensation and HR committee exercised such authority and engaged Aon as its compensation consultant. Aon reported directly to our compensation and HR committee throughout the period of its engagement. Other than the purchase of certain benefits surveys and employee compensation benchmarking data from Aon in 2021 and certain other accounting and consulting services requested by the company related to equity plan matters, including forfeiture rate analysis, PSU award design and 2021 rTSR PSU valuation, Aon did not provide us with services

2022 Proxy Statement   51

in 2021 other than those requested by our compensation and HR committee and the review of this Compensation Discussion and Analysis for conformance with best practices. Based on the scope of our compensation and HR committee’s engagements with Aon, it was determined that Aon did not have a conflict of interest in its role as compensation consultant under applicable rules.
In order to assist our compensation and HR committee in setting 2021 and 2022 compensation, respectively, Aon conducted competitive assessments of 2020 and 2021 target compensation for our named executive officers, with a focus on the following components of our named executive officer compensation:
•
base salary;

•
target total cash compensation (which is base salary plus the target bonus);

•
long-term equity incentives (which are valued based on grant date fair value); and

•
target total direct compensation (which is target total cash compensation plus the grant date value of the most recent long-term incentive grant).

In conducting this assessment, Aon analyzed the components of our named executive officer compensation listed above, in each case measured against the 25th, 50th and 75th percentiles of our executive compensation peer group. Our peer group is reviewed at least annually by our compensation and HR committee. In setting our peer group, our compensation and HR committee applies a qualitative lens to help focus the potential group on the companies with which we are competing for talent. Our compensation and HR committee first identifies a potential pool of peer companies from a number of sources, including the companies listing Ironwood in their peer groups and the other companies listed in such peer companies’ peer groups, as well as companies included in third party peer group assessments. Our compensation and HR committee then considers certain size filters including market capitalization, revenue, and number of employees, as well as certain business model filters including commercial focus, and growth. The peer group that Aon proposed and that the compensation and HR committee used as a reference point in connection with 2021 compensation decisions is composed of the following 17 companies, which at the time they were designated as our peer group had a median market capitalization of approximately $3.1 billion, median revenue of approximately $260 million, a median of 536 employees, and a commercial drug or drug candidate in later stage development:
ACADIA Pharmaceuticals, Inc.	Halozyme Therapeutics, Inc.
Agios Pharmaceuticals, Inc.	Horizon Therapeutics plc
Akcea Therapeutics, Inc.	Intercept Pharmaceuticals, Inc.
Alkermes plc	Pacira BioSciences, Inc.
Amicus Therapeutics, Inc.	PTC Therapeutics, Inc.
bluebird bio, Inc.	Radius Health, Inc.
Blueprint Medicines Corporation	Supernus Pharmaceuticals, Inc.
Coherus BioSciences, Inc.	United Therapeutics Corporation
Corcept Therapeutics Incorporated
In assisting our compensation and HR committee in setting 2021 compensation, Aon presented proxy peer data as well as results from the Radford Global Life Sciences Survey, or Radford, which was comprised of companies that represent a broader market perspective and similar employee population to us, and a Market Composite, which combined the peer group data and Radford data by weighting each source equally. Although this competitive assessment was not used to mandate any specific compensation decisions, our compensation and HR committee considered the results

52   Ironwood

of this assessment when making base salary, cash bonus and long-term equity incentive award determinations with respect to our then employed named executive officers in early 2021.
In July 2021, our compensation and HR committee approved a new peer group, which Aon used as a reference point in advising our compensation and HR committee regarding compensation decisions made beginning in the fourth quarter of 2021. Aon and Radford recommended that three companies from our peer group be removed because one was acquired during 2020 (Akcea Therapeutics, Inc.), and the others had a market cap that significantly outpaced the rest of the peer group (Horizon Therapeutics plc and United Therapeutics Corporation), and identified two potential companies (Ligand Pharmaceuticals, Inc. and Vanda Pharmaceuticals, Inc.) to replace the three companies that were recommended to be removed from the prior peer group. This updated peer group is comprised of the following 17 companies, which at the time of our review had a median market capitalization of approximately $2.6 billion, median revenue of approximately $340 million, a median of 498 employees and a commercial drug or drug candidate in later stage development:
ACADIA Pharmaceuticals, Inc.	Halozyme Therapeutics, Inc.
Agios Pharmaceuticals, Inc.	Intercept Pharmaceuticals, Inc.
Alkermes plc	Ligand Pharmaceuticals, Inc.
Amicus Therapeutics, Inc.	Pacira BioSciences, Inc.
bluebird bio, Inc.	PTC Therapeutics, Inc.
Blueprint Medicines Corporation	Radius Health, Inc.
Coherus BioSciences, Inc.	Supernus Pharmaceuticals, Inc.
Corcept Therapeutics Incorporated	Vanda Pharmaceuticals, Inc.
Tax and Accounting Considerations
While our compensation and HR committee may consider the tax and accounting implications of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our named executive officers in 2021.
Executive Compensation Risk Assessment
Our compensation and HR committee engaged Aon to conduct a formal compensation risk assessment in December 2021. The compensation and HR committee then reviewed our 2021 compensation policies as generally applicable to our employees and determined that our policies did not encourage excessive and unnecessary risk-taking, and that the level of risk that they did encourage was not reasonably likely to have a material adverse effect on Ironwood. Our compensation and HR committee considered the following, among other factors, in reviewing our compensation policies related to 2021 compensation:
•
our use of different types of compensation vehicles provided a balance of long and short-term incentives with fixed and variable components;

•
we granted equity-based awards with time-based vesting, which encouraged participants to look to long-term appreciation in equity values;

•
our annual bonus determinations for each employee were dependent on achievement of a diverse set of company-level goals, which we believe promoted long-term value; and

•
our system of internal control over financial reporting and code of business conduct and ethics, among other things, reduced the likelihood of manipulation of our financial performance to enhance payments under any of our incentive plans.

2022 Proxy Statement   53

Compensation Committee Report
We have:
1.
reviewed and discussed with management the Compensation Discussion and Analysis found herein; and

2.
based on the review and discussions referred to in paragraph (1) above, we recommended to the board of directors that the Compensation Discussion and Analysis be included in the company’s proxy statement on Schedule 14A for filing with the SEC.

By the Compensation and HR Committee,
Andrew Dreyfus, Chair
Jon Duane
Marla Kessler

54   Ironwood

Compensation Tables
Summary Compensation Table
The following table sets forth information regarding the compensation paid or accrued to, or earned by, each of our named executive officers during the years ended December 31, 2021, 2020 and 2019, as applicable (or such shorter period of the named executive officer’s service).
Name and Principal Position*	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Thomas McCourt Chief Executive Officer	2021	732,053	143,300(5)	7,236,498(7)	—	680,063	18,090	8,810,004
	2020	576,120	—	2,465,327	—	357,409	11,040	3,409,896
	2019	511,250	—	1,760,143	2,370,159	454,272	8,502	5,104,327
Sravan Emany Senior Vice President, Chief Financial Officer	2021	28,846	200,000(6)	2,300,100(8)	—	—	46	2,528,992
	2020	—	—	—	—	—	—	—
	2019	—	—	—	—	—	—	—
John Minardo Senior Vice President, Chief Legal Officer and Secretary	2021	191,827	250,000(6)	2,595,002(9)	—	105,037	6,427	3,148,293
	2020	—	—	—	—	—	—	—
	2019	—	—	—	—	—	—	—
Jason Rickard Senior Vice President, Chief Operating Officer	2021	492,589	121,050(5)	2,519,901(10)	—	327,600	18,090	3,479,230
	2020	473,314	—	1,479,191	—	258,338	11,040	2,221,883
	2019	—	—	—	—	—	—	—
Michael Shetzline Senior Vice President, Chief Medical Officer, and Head of Research and Drug Development	2021	483,447	121,000(5)	1,727,931(11)	—	285,405	18,090	2,635,873
	2020	464,681	100,000	1,121,001	—	194,588	11,040	1,891,310
	2019	—	—	—	—	—	—	—
Mark Mallon Former Chief Executive Officer	2021	163,413		—	—	—	7,163	170,576
	2020	801,173		5,423,731	—	585,169	11,040	6,821,113
	2019	750,000	880,000	3,692,810	3,804,331	797,063	144,596	10,068,800
Gina Consylman Former Senior Vice President, Chief Financial Officer	2021	264,265	(5)	2,519,901(12)	—	—	8,714	2,792,880
	2020	512,751		1,676,402	—	264,652	11,040	2,464,845
	2019	480,000	250,000	1,467,731	888,546	358,800	8,502	3,453,579

*
Mr. Mallon resigned from the company effective on March 12, 2021. In connection therewith, Mr. McCourt became the company’s interim chief executive officer in addition to his role as the company’s president until appointment as permanent chief executive officer in June 2021. Messrs. Minardo and Emany joined the company in August 2021 and December 2021, respectively, and were therefore not named executive officers in 2019 or 2020. Ms. Consylman resigned from the company effective on July 2, 2021. Mr. Rickard and Dr. Shetzline became executive officers in April 2020, and consequently were not named executive officers in 2019.

(1)
Salaries reported for 2021 and 2020 reflect amounts actually paid in 2021 and 2020, respectively (as opposed to annual base salary rates). Fiscal year 2020 included one more pay date than fiscal years 2021 and 2019.

(2)
Reflects the fair value of time-based RSU, PSU and stock option awards on the date of grant calculated in accordance with ASC 718. For a discussion of the assumptions used in the valuation of awards made in 2021, see Note 13 to our consolidated financial statements for the year ended December 31, 2021 included in our Annual Report on Form 10-K that we filed with the SEC on February 18, 2022. All values reported exclude the effects of potential forfeitures. With respect to PSUs granted to the named executive officers in 2021, the aggregate grant date fair value was determined based on the probable outcome of the performance conditions associated with such awards (target) at the date of grant. Assuming the maximum level of performance (200%) is achieved, the aggregate grant date fair value of the PSUs granted in 2021 is as follows: $2,221,737 for Ms. Consylman, $7,129,448 for Mr. McCourt, $2,697,000 for Mr. Emany, $3,069,671 for Mr. Minardo, $2,221,737 for Mr. Rickard, and $1,523,478 for Dr. Shetzline. Mr. Mallon and Ms. Consylman forfeited their unvested RSU, PSU and stock option awards upon each individual voluntary termination of their employment effective March 12, 2021 and July 2, 2021, respectively.

(3)
Consists of payments made under our annual cash bonus program in 2022 for performance in 2021, as described elsewhere in this proxy statement under the caption Annual Cash Incentive Program for 2021 Performance.

2022 Proxy Statement   55

(4)
For each executive officer, consists of matching contributions made under our 401(k) plan, as well as an amount attributable to a transportation stipend (except for Messrs. Emany and Minardo, who reside outside Massachusetts and neighboring states and thus are not eligible for such stipend) and a fitness stipend. The 401(k) matching contributions for each named executive officer are as follows: $6,000 for Mr. Mallon, $6,000 for Ms. Consylman, $13,050 for Mr. McCourt, $0 for Mr. Emany, $6,173 for Mr. Minardo, $13,050 for Mr. Rickard, and $13,050 for Dr. Shetzline.

(5)
Reflects the 50% portion of the cash retention bonus paid in 2021, pursuant to a cash retention program approved in March 2021, as described elsewhere in this proxy statement under the caption 2021 Retention Awards, whereby 50% of the cash retention bonus was paid in September 2021 and 50% of the cash retention bonus is payable in June 2022, subject to continued employment. Ms. Consylman forfeited her cash retention award totaling $254,700 upon her voluntary termination effective July 2, 2021.

(6)
Reflects the sign-on bonuses paid to Messrs. Minardo and Emany during 2021 in connection with the commencement of their employment in August 2021 and December 2021, respectively.

(7)
Includes the aggregate grant date fair value of (a) 145,631 RSUs and 144,927 PSUs awarded to Mr. McCourt in February 2021 and March 2021, respectively, in connection with annual equity awards; (b) 96,638 RSUs awarded to Mr. McCourt in March 2021 in connection with the retention awards as described elsewhere in this proxy statement under the caption 2021 Retention Awards; and (c) 104,690 RSUs and 104,690 PSUs awarded to Mr. McCourt in June 2021 in connection with his appointment as chief executive officer of the company.

(8)
Includes the aggregate grant date fair value of 85,000 RSUs and 85,000 PSUs awarded to Mr. Emany in December 2021 in connection with the commencement of his employment in December 2021.

(9)
Includes the aggregate grant date fair value of 79,892 RSUs and 79,981 PSUs awarded to Mr. Minardo in August 2021 in connection with the commencement of his employment in August 2021.

(10)
Includes the aggregate grant date fair value of (a) 84,951 RSUs and 84,541 PSUs awarded to Mr. Rickard in February 2021 and March 2021, respectively, in connection with annual equity awards and (b) 56,372 RSUs awarded to Mr. Rickard in March 2021 in connection with a retention award as described elsewhere in this proxy statement under the caption 2021 Retention Awards.

(11)
Includes the aggregate grant date fair value of (a) 58,252 RSUs and 57,971 PSUs awarded to Dr. Shetzline in February 2021 and March 2021, respectively, in connection with annual equity awards and (b) 38,655 RSUs awarded to Dr. Shetzline in March 2021 in connection with a retention award as described elsewhere in this proxy statement under the caption 2021 Retention Awards.

(12)
Includes the aggregate grant date fair value of (a) 84,951 RSUs and 84,541 PSUs awarded to Ms. Consylman in February 2021 and March 2021, respectively, in connection with annual equity awards and (b) 56,372 RSUs awarded to Ms. Consylman in March 2021 in connection with the retention awards as described elsewhere in this proxy statement under the caption 2021 Retention Awards. Ms. Consylman forfeited her RSUretention award upon her voluntary termination of her employment effective July 2, 2021.

56   Ironwood

Grants of Plan-Based Awards
The following table sets forth information regarding non-equity and equity awards granted to each of our named executive officers during the year ended December 31, 2021. All non-equity incentive plan awards were made pursuant to our cash bonus program described in more detail elsewhere in this proxy statement under the caption Annual Cash Incentive Program for 2021 Performance.
We granted annual RSUs and PSUs to Messrs. McCourt and Rickard, Ms. Consylman and Dr. Shetzline in February 2021 and March 2021, and retention RSUs in March 2021. Mr. McCourt was granted additional RSU and PSU awards in connection with his appointment as our chief executive officer in June 2021. Mr. Mallon did not receive equity grants in 2021 because he had provided notice of his intent to resign from the company at the time equity awards were granted. Messrs. Minardo and Emany were granted RSU and PSU awards in connection with their appointments as senior vice president, chief legal officer in August 2021, and senior vice president, chief financial officer in December 2021, respectively.
All RSUs and PSUs granted in 2021 represented the right to receive shares of our Class A common stock upon the vesting of such awards. The vesting schedule of each such award included in the following table is described in the footnotes to the Outstanding Equity Awards at Fiscal Year-End table.
Name	Grant Date	Compensation and HR Committee Approval Date (if different than Grant Date)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1) Target ($)	Estimated Future Payouts Under Equity Incentive Plan Awards(2)(#)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
				Threshold	Target	Maximum
Thomas McCourt	2/22/2021	—	—	—	—	—	145,631	$1,363,106
	3/26/2021	—	—	72,464	144,927	289,854	—	$1,904,341
	3/26/2021(5)	—	—	—	—	—	96,638	$1,052,388
	6/7/2021	—	—	—	—	—	104,690	$1,256,280
	6/7/2021	—		52,345	104,690	209,380	—	$1,660,383
	—	—	581,250	—	—	—	—	—
Sravan Emany	12/2/2021(6)	11/24/2021	—	—	—	—	85,000	$951,150
	12/2/2021(6)	11/24/2021	—	42,500	85,000	170,000	—	$1,348,950
	—	—	—	—	—	—	—	—
John Minardo	8/2/2021(7)	7/20/2021	—	—	—	—	79,892	$1,060,167
	8/2/2021(7)	7/20/2021	—	39,991	79,981	159,962	—	$1,534,835
	—	—	89,014	—	—	—	—	—
Jason Rickard	2/22/2021	—	—	—	—	—	84,951	$795,141
	3/26/2021	—	—	42,271	84,541	169,082	—	$1,110,869
	3/26/2021(5)	—	—	—	—	—	56,372	$613,891
	—	—	250,000	—			—	—
Michael Shetzline	2/22/2021	—	—	—	—	—	58,252	$545,239
	3/26/2021	—	—	28,986	57,971	115,942	—	$761,739
	3/26/2021(5)	—	—	—	—	—	38,655	$420,953
	—	—	193,600	—	—	—	—	—
Gina Consylman	2/22/2021	—	—	—	—	—	84,951	$795,141
	3/26/2021	—	—	42,271	84,541	169,082	—	$1,110,869
	3/26/2021(5)	—	—	—	—	—	56,372	$613,891
	—	—	254,700	—	—	—	—	—

(1)
Consists of the target cash bonus amount for 2021 performance under our cash bonus program. As described in more detail elsewhere in this proxy statement under the caption 2021 Cash Bonus, in 2021, Mr. McCourt had an individual bonus target percentage of 75% of his base salary (which percentage was increased from 60% in connection with his appointment as chief executive officer in June 2021), Mr. Minardo had an individual bonus target percentage of 45% of his base salary (prorated for the portion of the year that he was employed), Mr. Rickard had an individual bonus target percentage of 50% of his base salary, and Dr. Shetzline had an individual bonus target percentage of 40% of his base salary. However, for the purpose of determining Dr. Shetzline’s 2021 bonus in March 2022, our compensation and HR committee used a bonus target percentage of 45%, as discussed elsewhere in the proxy statement under the caption Annual Cash Incentive Program for 2021 Performance. Mr. Emany was not eligible for a target cash bonus payment due to the substantial completion of fiscal year 2021 when he joined Ironwood in December 2021. 70% of bonuses awarded for performance in 2021 were tied solely to the achievement of our corporate goals for 2021, and 30% of bonuses awarded were tied to the achievement of corporate and individual performance goals. In determining

2022 Proxy Statement   57

Mr. McCourt’s cash bonus for 2021, the board equated Mr. McCourt’s individual performance with that of the company’s performance. Actual bonus payments for 2021 performance are set forth in the Summary Compensation Table elsewhere in this proxy statement.
(2)
Awards listed in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column are PSUs, and represent threshold, target and maximum potential future payouts under the PSUs granted to each of our named executive officers in 2021. The PSUs are eligible to vest based on the achievement of the rTSR performance goal over a three-year performance period, as described elsewhere under the caption 2021 Long-Term Equity Awards in the Compensation Discussion & Analysis above.

(3)
Stock awards listed in the “All Other Stock Awards: Number of Shares of Stock or Units (#)” column are RSUs.

(4)
Reflects the fair value of RSU and PSU awards on the date of grant calculated in accordance with ASC 718, excluding the effects of potential forfeitures, with the grant date fair value of PSUs determined based on the probable outcome of the performance conditions (target) associated with such awards on the grant date. For a discussion of the assumptions used in the valuation of the RSU and PSU awards granted to our named executive officers in 2021, see footnote 2 to the Summary Compensation Table elsewhere in this proxy statement.

(5)
Reflects RSUs awarded to each of Ms. Consylman, Mr. McCourt, Mr. Rickard, and Dr. Shetzline as a special retention award in March 2021.

(6)
Reflects RSUs and PSUs awarded to Mr. Emany in connection with his appointment as senior vice president, chief financial officer in December 2021.

(7)
Reflects RSUs and PSUs awarded to Mr. Minardo in connection with his appointment as senior vice president, chief legal officer in August 2021.

58   Ironwood

Outstanding Equity Awards at Fiscal Year-End
As described in our proxy statement relating to our 2021 annual meeting of stockholders, filed with the SEC on April 22, 2021, portions of certain Ironwood equity awards were converted into Cyclerion equity awards in connection with the Separation and are subject to substantially the same terms and conditions as were applicable to the Ironwood equity awards prior to the distribution. The following tables set forth information regarding outstanding Ironwood and Cyclerion equity awards held by each of our named executive officers on December 31, 2021, the last day of our last fiscal year. Information presented has been adjusted, as necessary, to reflect the impact of the Separation. As of this date, neither Mr. Mallon nor Ms. Consylman held any Ironwood equity awards. The Cyclerion equity awards were granted to Ms. Consylman and Messrs. McCourt and Rickard in connection with the Separation. Ms. Consylman did not hold any Cyclerion equity awards as of December 31, 2021. None of our other named executive officers hold any Cyclerion equity awards.
Ironwood Equity Awards at Fiscal Year-End
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Thomas McCourt	95,971	—	—	13.11	2/1/2022(2)
	110,962	—	—	11.65	2/1/2023(2)
	80,504	—	—	12.56	3/3/2024(3)
	97,500	—	—	13.91	3/16/2025(3)
	179,056	—	—	9.12	3/1/2026(3)
	166,018	—	—	14.93	2/27/2027(3)
	139,331	3,073	—	12.95	2/21/2028(3)
	279,994	104,988	—	11.49	1/29/2029(3)
	29,517	16,187	—	11.78	5/1/2029(3)
	—	—	—	—	—	96,638(4)	1,126,799	—	—
	—	—	—	—	—	66,988(5)	781,080	—	—
	—	—	—	—	—	267,890(6)	3,123,597	—	—
	—	—	—	—	—	60,290(7)	702,981	30,145(8)	351,491
	—	—	—	—	—	—	—	249,617(9)	2,910,534
Sravan Emany	—	—	—	—	—	85,000(6)	991,100	—	—
	—	—	—	—	—	—	—	85,000(9)	991,100
John Minardo	—	—	—	—	—	79,892(6)	931,541	—	—
	—	—	—	—	—	—	—	79,981(9)	932,578
Jason Rickard	18,041	—	—	11.65	2/1/2023(3)
	7,754	—	—	11.76	6/10/2023(3)
	10,309	—	—	9.66	12/16/2023(3)
	40,834	—	—	12.02	11/3/2024(3)
	—	—	11,236	13.11	2/1/2022(10)
	2,000	—	—	13.11	2/1/2022(11)
	15,550	—	—	13.91	3/16/2025(3)
	6,046	—	—	9.79	9/1/2025(3)
	17,956	—	—	9.12	3/1/2026(3)
	60,462	22,671	—	11.49	1/29/2029(3)
	8,854	4,857	—	11.78	5/1/2029(3)
	—	—	—	—	—	56,372(4)	657,298	—	—
	—	—	—	—	—	40,193(5)	468,650	—	—
	—	—	—	—	—	116,958(6)	1,363,730	—	—
	—	—	—	—	—	36,174(7)	421,789	18,087(8)	170,971
	—	—	—	—	—	—	—	84,541(9)	985,748

2022 Proxy Statement   59

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael Shetzline, M.D., Ph.D.	67,592	25,106	—	13.19	3/1/ 2029(12)
	—	—	—	—	—	38,655(4)	450,717	—	—
	—	—	—	—	—	32,583(5)	379,918	—	—
	—	—	—	—	—	65,976(6)	769,280	—	—
	—	—	—	—	—	29,326(7)	341,941	14,663(8)	170,971
	—	—	—	—	—	—	—	57,971(9)	675,942

(1)
Market value is calculated by multiplying the number of RSUs or PSUs that have not vested by the closing price of our Class A common stock on the Nasdaq Global Select Market on December 31, 2021, which was $11.66.

(2)
The options vested as to 1.25% on each monthly anniversary of the vesting commencement date for the first 36 months, and as to 4.5833% of the award on each monthly anniversary thereafter, generally subject to the executive’s continued employment with the company on the applicable vesting date.

(3)
The options vest as to 1/48th of the shares on each monthly anniversary of the vesting commencement date, generally subject to the executive’s continued employment with the company on the applicable vesting date

(4)
RSUs vest over two years as to 50% of the award on each approximate anniversary of the grant thereof, generally subject to continued employment with the company on the applicable vesting date.

(5)
RSUs vest over three years as to 33.3% of the award on each approximate anniversary of the grant thereof, generally subject to continued employment with the company on the applicable vesting date.

(6)
RSUs vest over four years as to 25% of the award on each approximate anniversary of the grant thereof, generally subject to continued employment with the company on the applicable vesting date.

(7)
The Adjusted EBITDA PSUs vest over a two-year period based on the achievement of the Adjusted EBITDA performance metrics discussed elsewhere in this proxy statement under the caption 2020 Adjusted EBITDA PSUs Payout. The number of shares reported herein assumes maximum performance for the Adjusted EBITDA PSUs in accordance with SEC requirements. The payout for the Adjusted EBITDA PSUs, which was certified by the compensation and HR committee on January 19, 2022, was 200% of the target number of PSUs.

(8)
The NDA Acceptance PSUs and the 2020 rTSR PSUs vest over a three-year period based on the achievement of the performance metrics discussed elsewhere in this proxy statement under the caption 2020 Adjusted EBITDA PSUs Payout. The number of shares reported in this column assumes, in accordance with SEC requirements, that the NDA Acceptance PSUs target was not achieved, and target performance for the 2020 rTSR PSUs. Actual payouts for these PSUs could range from 0% to 200% of the target number of PSUs subject to an award based on actual performance results. These PSUs also have a service-based vesting condition that generally will be satisfied by continued employment with the company through the last day of the applicable performance period. For a discussion of the treatment of PSUs following certain terminations of employment and/or a change of control of Ironwood, please see Named Executive Officer Severance Arrangements and Benefits in the Event of a Change of Control elsewhere in this proxy statement.

(9)
The 2021 rTSR PSUs vest over a three-year period based on the achievement of the performance metrics discussed elsewhere in this proxy statement under the caption 2021 Equity Awards. The number of shares reported in this column assumes target performance for the 2021 rTSR PSUs in accordance with SEC requirements. Actual payouts for these PSUs could range from 0% to 200% of the target number of PSUs subject to an award based on actual performance results. The 2021 rTSR PSUs also have a service-based vesting condition that generally will be satisfied by continued employment with the company through the last day of the applicable performance period. For a discussion of the treatment of PSUs following certain terminations of employment and/or a change of control of Ironwood, please see Named Executive Officer Severance Arrangements and Benefits in the Event of a Change of Control elsewhere in this proxy statement.

(10)
The option vests upon global pharmaceutical product net sales (including partnered or licensed product revenue) exceeding $1 billion. On January 19, 2022, the option vested upon the attainment of the performance metric, as certified by the compensation and HR committee.

(11)
This option vested upon the acceptance by the U.S. FDA of an NDA for DUZALLO® (lesinurad).

(12)
The options vest as to 25% of the shares on the first anniversary of the vesting commencement date and 1/48th of the shares each month thereafter for the next 36 months, generally subject to the executive’s continued employment with the company on the applicable vesting date.

60   Ironwood

Cyclerion Equity Awards at Fiscal Year-End
	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price ($)	Option Expiration Date
Thomas McCourt	8,713	16.21	2/1/2022
	10,221	14.40	2/1/2023
	7,591	15.54	3/3/2024
	9,750	17.20	3/16/2025
	14,218	11.28	3/1/2026
	8,859	18.47	2/27/2027
	4,101	16.02	2/21/2028
	2,156	14.21	1/29/2029
Jason Rickard	200	16.21	2/1/2022
	857	14.40	2/1/2023
	543	14.55	6/10/2023
	750	11.95	12/16/2023
	3,324	14.87	11/3/2024
	1,555	17.20	3/16/2025
	562	12.11	9/1/2025
	1,425	11.28	3/1/2026
	465	14.21	1/29/2029

2022 Proxy Statement   61

Option Exercises and Stock Vested Table
The following table sets forth certain information regarding the exercise of options to purchase our Class A common stock and the vesting of RSUs that were held by our named executive officers during the year ended December 31, 2021.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Thomas McCourt	—	—	167,945	$1,877,038
Sravan Emany	—	—	—	—
John Minardo	—	—	—	—
Jason Rickard	—	—	89,858	$961,043
Michael Shetzline	—	—	64,023	$730,237
Mark Mallon	104,395(3)	$89,713	99,821	$928,335
Gina Consylman	193,151(3)	$252,799	58,942	$548,161

(1)
Computed by determining the difference between the market price of our Class A common stock on the date of exercise and the exercise price of the exercised stock option, multiplied by the number of shares acquired upon exercise of the option.

(2)
Computed by multiplying the number of shares of Class A common stock underlying the vested RSUs by the market price of our Class A common stock on the vesting date.

(3)
Shares were acquired by Mr. Mallon and Ms. Consylman through option exercises following their termination, as such options were expiring, and then sold on the open market.

Named Executive Officer Severance Arrangements and Benefits in the Event of a Change of Control
We have entered into severance arrangements with each of our named executive officers. Under the severance arrangements, our named executive officers are eligible to receive certain payments and benefits in the event of an involuntary termination without “cause” or a “constructive termination.” Each of our executives is also eligible to receive enhanced payments and benefits in the event of a change of control plus an actual or constructive involuntary termination of employment (such double trigger event, a “change of control termination”). For additional information, please see the definition of “change of control termination,” below. The following descriptions reflect the payments and benefits that would have been payable to each of our named executive officers as of December 31, 2021 under their respective severance arrangements.
The benefits for our named executive officers described elsewhere in this proxy statement under the captions Severance Benefits not in Connection with a Change of Control and Change of Control Severance Benefits are only payable if the named executive officer complies with all of Ironwood’s rules and policies, executes a separation agreement that includes a release of claims and complies with any post-employment non-disclosure, non-competition and non-solicitation obligations. The executive severance agreements further provide that in connection with the sale of all or substantially all of the assets of Ironwood, Ironwood would cause the acquirer of such assets to assume the executives’ severance arrangements.

62   Ironwood

Severance Benefits not in Connection with a Change of Control
In the event of a termination without cause or a constructive termination not qualifying as a change of control termination, each of our current named executive officers would be entitled to receive the following: (i) for Messrs. Emany and Minardo, a lump-sum payment equal to 12 months of his base salary for the year of termination; for Mr. McCourt, a lump-sum payment equal to 18 months of his base salary for the year of termination; and for Mr. Rickard and Dr. Shetzline, a lump-sum payment equal to 12 months of his base salary for the year of termination plus an amount equal to a maximum of six months of his base salary for the period beginning as of the first anniversary of his termination date, provided he has not secured new, reasonably similar full-time employment; (ii) a lump-sum payment equal to his target cash bonus for the year of termination, pro-rated based on the percentage of the year worked prior to the triggering event; (iii) a lump-sum payment equal to his actual bonus for the prior year if not yet paid as of the termination date; (iv) a lump-sum payment equal to his full target cash bonus for the year of termination (for Mr. McCourt, multiplied by 1.5); (v) for Messrs. Emany and Minardo, up to 12 months of subsidized COBRA benefits; for Mr. McCourt, a period of up to 18 months of subsidized COBRA benefits; and for Mr. Rickard and Dr. Shetzline, 12 months of subsidized COBRA benefits plus up to an additional six months of subsidized COBRA benefits for the period beginning as of the first anniversary of his termination date, provided he has not been eligible to participate in the group medical plan of another employer; and (vi) outplacement assistance benefits. The non-equity based severance benefits described in items (i) through (vi) of this paragraph, collectively, are referred to as the “Non Equity Severance Benefits.”
In addition, the executive severance agreement for Messrs. McCourt and Rickard and Dr. Shetzline provides that any outstanding equity awards subject solely to time-based vesting would vest as to (1) the portion of the equity award that would have vested if the named executive officer had remained employed for 18 months following the termination date and (2) an additional portion of the equity award that would have vested on the next regular vesting date after such 18-month period as if the equity award vested on a daily basis from the last regular award vesting date occurring prior to the end of the 18 month period through such next regular vesting date. Any equity awards that do not vest pursuant to the preceding sentence would remain outstanding and eligible to vest upon the occurrence of a change of control termination (as defined below) in the time periods described below for such a termination. Further, the exercisability of any outstanding vested stock options held by the named executive officer as of the termination date (including, other than for Messrs. Emany and Minardo and Dr. Shetzline, any vested options to purchase Cyclerion common stock that were granted in connection with the Separation in substitution for or replacement of vested options to purchase Ironwood Class A common stock) would be extended through the earlier of 24 months following the termination date (or, in the event that Ironwood publicly announced it was conducting negotiations leading to a change of control or entered into a definitive agreement that would have resulted in a change of control during such 24 month period , the later of (A) the expiration of the 24 month period or (B) the first to occur of the date that is three months following the change of control and 30 days following the date on which Ironwood announced that such definitive agreement had been terminated or that Ironwood’s efforts to consummate the change of control contemplated by the previously announced negotiations or by a previously executed definitive agreement had been abandoned) or the stock option’s final expiration date. The equity-based severance benefits described in this paragraph are referred to as the “Equity Severance Benefits.”
Moreover, with respect to PSUs, in the event of the named executive officer’s involuntary termination without cause or constructive termination (collectively, a “qualifying termination”), the awards, to the extent then outstanding, will not terminate upon such termination of employment and instead will remain eligible to vest based on the attainment of the applicable performance goals. Specifically, the NDA Acceptance PSUs will generally remain outstanding and eligible to vest based upon the achievement of the NDA Acceptance PSUs performance goal until the earlier of (A) the end of the performance period or (B) the twelve (12)-month period following the date of the qualifying termination. The 2020 rTSR PSUs, 2021 rTSR PSUs and 2022 rTSR PSUs will generally remain outstanding and eligible to vest based upon the achievement of their respective rTSR performance goals, until the end of their respective performance period, with the number of PSUs actually delivered subject to proration based on the number of days the named executive officer remained employed during the respective performance period.

2022 Proxy Statement   63

Change of Control Severance Benefits
In the event of a change of control termination, each of our current named executive officers would be entitled to receive the following benefits under his or her executive severance agreement: (1) a lump-sum payment in an amount equal to 18 months (for Mr. McCourt, 24 months) of his or her base salary as of the time of termination; (2) a lump-sum payment of his or her target cash bonus for the year of termination, pro-rated based on the percentage of the year worked prior to the triggering event; (3) a lump-sum payment equal to his or her actual bonus for the prior year if not yet paid as of the termination date; (4) a lump-sum payment equal to his or her full target cash bonus for the year of termination, multiplied by 1.5 (for Mr. McCourt, multiplied by 2.0); (5) 18 months (for Mr. McCourt, 24 months) of subsidized COBRA benefits; and (6) outplacement assistance benefits.
In addition, in the event of a change of control termination, each executive severance agreement provides for acceleration of all outstanding equity awards subject solely to time-based vesting as of the later of (1) the termination date or (2) the change of control. Further, the exercisability of any outstanding vested stock options held by the named executive officer as of the termination date (including, other than for Messrs. Emany and Minardo and Dr. Shetzline, any vested options to purchase Cyclerion common stock granted in connection with the Separation in substitution for or replacement of vested options to purchase Ironwood Class A common stock) would be extended through the earlier of 24 months following the termination date (or, if later the date that was three months following the change of control) or the stock option’s final expiration date.
Under each executive severance agreement, a “change of control termination” consists of an involuntary termination without “cause” or a “constructive termination” (each as defined in the agreement), in either event during the period commencing six months prior to the earlier of (1) the date that Ironwood first publicly announces it is conducting negotiations leading to a change of control, or (2) the date that Ironwood enters into a definitive agreement that would result in a change of control, and ending on the date that is 24 months after the change of control, provided that if such change of control contemplated by a public announcement or such a definitive agreement, in either case, is not consummated, or if an involuntary or constructive termination occurs later than 24 months following the change of control, such involuntary or constructive termination, as the case may be, shall not be a “change of control termination”. Under each executive severance agreement, a change of control occurs when: (I) any person becomes, pursuant to a transaction or a series of transactions not approved by the Ironwood board of directors, the beneficial owner, directly or indirectly, of Ironwood securities representing more than 50% of the total voting power; (II) a merger or consolidation of Ironwood occurs, whether or not approved by the Ironwood board of directors, which results in the holders of Ironwood’s voting securities holding less than 50% of the combined voting power of the surviving entity immediately after such merger or consolidation; (III) the sale or disposition of more than two-thirds of the assets of Ironwood; or (IV) the date a majority of members of the Ironwood board of directors is replaced during any 12-month period by directors whose appointment or election was not endorsed by a majority of members of the Ironwood board of directors before the date of the appointment or election.
Treatment of PSUs in the Event of a Change of Control
In the event of a change of control of Ironwood, the performance- and service-based vesting conditions applicable to the PSUs, to the extent then outstanding, will generally be treated as follows: the NDA Acceptance PSUs will become earned at target (and subject to vesting as described below) as of immediately prior to the change of control, provided that if the NDA Acceptance PSUs had already been earned at target as of the change of control, no additional portion of such NDA Acceptance PSUs will become earned as a result of the change of control. The 2020 rTSR PSUs, 2021 rTSR PSUs and 2022 rTSR PSUs will become earned at target (and subject to vesting as described below) as of immediately prior to the change of control, provided that if the resulting rTSR percentile rank, determined after accounting for the stock price performance of Ironwood stock in connection with the change of control, would result in the 2020 rTSR PSUs, the 2021 rTSR PSUs or the 2022 rTSR PSUs, as applicable, being earned above target, the 2020 rTSR PSUs,the 2021 rTSR PSUs or the 2022 rTSR PSUs as applicable, will be deemed to be earned (and subject to vesting as described below) at such higher level in accordance with the terms of the award.

64   Ironwood

Any PSUs that become earned in connection with a change of control as described above shall vest in equal installments on a quarterly basis over the remaining portion of the applicable performance period, generally subject to a named executive officer’s continued employment on each such vesting date. In the event of the occurrence of a qualifying termination in connection with or during the 24-month period immediately following the change of control and prior to the completion of the performance period, any earned but unvested PSUs held by the named executive officer will immediately vest in full in connection with such qualifying termination. If a named executive officer underwent a qualifying termination prior to a change of control, any outstanding PSUs held by the named executive officer as of the time of the change of control would become earned as described in the preceding paragraph but, in the case of the 2020 rTSR PSUs, 2021 rTSR PSUs and 2022 rTSR PSUs remain subject to proration based on the number of days the named executive officer remained employed during the applicable performance period.
Treatment of Equity in the Event of Death or Permanent Disability
For all employees, including our named executive officers, outstanding stock option and RSU awards subject solely to time-based vesting accelerate in full in the event of the death of the award holder. Our forms of stock option and RSU agreements for stock option and RSU awards, respectively, granted under our 2019 Plan, include a similar provision. In addition, the post-termination exercise window of all vested stock options held by a participant that were granted under our Amended and Restated 2010 Employee, Director and Consultant Equity Incentive Plan and 2019 Plan is extended to one year (or the stock option’s final expiration date, if earlier) following the participant’s termination of employment by reason of his or her death.
With respect to PSUs, in the event of a termination of the named executive officer’s employment as a result of his or her death or permanent disability, the awards, to the extent then outstanding, will not terminate and will remain eligible to vest based on the attainment of the applicable performance goals. Specifically, the NDA Acceptance PSUs will generally remain outstanding and eligible to vest based upon the achievement of the NDA acceptance performance goal until the earlier of (A) the end of the performance period or (B) the 12-month period following the death or permanent disability. The 2020 rTSR PSUs, 2021 rTSR PSUs or 2022 rTSR PSUs, as the case may be, will generally remain outstanding and eligible to vest based upon the achievement of the performance goals until the end of the applicable rTSR performance period with the number of PSUs actually delivered subject to proration based on the number of days the named executive officer remained employed during the applicable rTSR performance period.
Employee Proprietary Information, Intellectual Property and Non-competition Agreement
The employee proprietary information, intellectual property and noncompetition agreement that the company entered into with Messrs. Emany and Minardo provides that as consideration for entering into the noncompetition restrictions set forth in such agreement, each of Messrs. Emany and Minardo will be eligible to participate in our 2019 Plan. The employee proprietary information, intellectual property and noncompetition agreement that the company entered into with Mr. McCourt provides that as additional consideration for entering into the noncompetition restrictions set forth in such agreement, Mr. McCourt will be eligible for cash incentive awards for performance in 2021, with the amount of any such incentive award (if any) to be determined solely by our board of directors, or any committee thereof. In addition, the employee proprietary information, intellectual property and noncompetition agreement that the company entered into with Mr. McCourt and Dr. Shetzline provides for an extended exercisability period for vested, unexercised nonqualified stock options for one year from the last date of employment in the event that the company determines to enforce the non-competition restriction included in such agreement.

2022 Proxy Statement   65

Potential Payments Upon Termination or Change of Control
Except as described in this proxy statement, there are currently no other agreements or arrangements pursuant to which our named executive officers would receive severance or other benefits in the event of a termination of employment or change of control of Ironwood. The following table presents our estimate of the amount of severance and other benefits to which our current named executive officers would be entitled if a triggering event described below occurred on December 31, 2021. The closing price of our Class A common stock as listed on the Nasdaq Global Select Market on December 31, 2021 was $11.66 per share. As described above, Mr. Mallon and Ms. Consylman terminated employment with the company on March 12, 2021 and July 2, 2021, respectively, and, in connection with such termination, neither executive received any severance benefits from the company.
		Involuntary Termination without Cause or a Constructive Termination(1)	Termination Following a Change of Control	Death(2)
Thomas McCourt	Cash Severance	$1,162,500	$1,550,000		—
	Non-Equity Incentive Plan Compensation	$1,453,125	$1,743,750		—
	Equity Acceleration(4)
	Options	$17,848	$17,848		$17,848
	RSUs	$3,762,216	$5,031,47		$5,031,477
	PSUs	—	$4,433,645		—
	Other Benefits(5)	$74,796	$79,728		—
	Total	$6,470,485	$12,856,448		$5,049,325
Sravan Emany	Cash Severance	$500,000	$750,000	$
	Non-Equity Incentive Plan Compensation	$500,000	$625,000		—
	Equity Acceleration(4)
	Options	—	—		—
	RSUs	—	$991,100		$991,100
	PSUs	—	$991,100		—
	Other Benefits(5)	$60,000	$60,000		—
	Total	$1,060,000	$3,417,200		$991,100
John Minardo	Cash Severance	$475,000	$712,500		—
	Non-Equity Incentive Plan Compensation	$427,500	$534,375		—
	Equity Acceleration(4)
	Options	—	—		—
	RSUs	—	$931,541		$931,541
	PSUs	—	$932,578		—
	Other Benefits(5)	$72,012	$72,012		—
	Total	$974,512	$3,183,006		$931,541
Jason Rickard	Cash Severance(3)	$750,000	$750,000		—
	Non-Equity Incentive Plan Compensation	$500,000	$625,000		—
	Equity Acceleration(4)
	Options	$3,854	$3,854		$3,854
	RSUs	$2,084,283	$2,489,678		$2,489,678
	PSUs	—	$1,899,612		—
	Other Benefits(5)	$101,040	$101,040	$
	Total	$3,439,177	$5,869,184		$2,493,532

66   Ironwood

		Involuntary Termination without Cause or a Constructive Termination(1)	Termination Following a Change of Control	Death(2)
Michael Shetzline, M.D., Ph.D.	Cash Severance(3)	$726,000	$726,000	—
	Non-Equity Incentive Plan Compensation	$387,200	$484,000	—
	Equity Acceleration(4)
	Options	—	—	—
	RSUs	$1,231,856	$1,509,853	$1,509,853
	PSUs	—	$1,416,795	—
	Other Benefits(5)	$58,080	$58,080	—
	Total	$2,403,136	$4,194,728	$1,509,853

(1)
Represents amounts payable under the terms of the named executive officer severance arrangements. Non-equity incentive plan compensation payment amount assumes no bonus amounts for 2021 have been paid to the executive officer as of December 31, 2021, and that all 2020 bonus amounts have been paid as of such date, in each case, as would be consistent with Ironwood’s historical practice.

(2)
With respect to options, reflects the in-the-money value of the unvested portion of such named executive officer’s options that have vesting provisions based solely on time, and not performance milestones, and that would be fully accelerated, in each case, in accordance with the terms of the award agreements issued under our equity incentive plans in connection with his death. The value is calculated by multiplying the amount (if any) by which $11.66, the closing price of our Class A common stock on the Nasdaq Global Select Market on December 31, 2021, exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option.

With respect to RSUs, the value is calculated by multiplying the number of unvested RSUs with vesting provisions based solely on time that would be fully accelerated (if any) in connection with the named executive officer’s death by $11.66, the closing price of our Class A common stock on the Nasdaq Global Select Market on December 31, 2021, in accordance with the terms of the award agreements issued under our equity incentive plans.
With respect to PSUs, the treatment of such awards in the event of the named executive officer’s death or permanent disability is described elsewhere in this proxy statement under the caption Treatment of Equity in the Event of Death or Permanent Disability and in footnote 4 to this table.
(3)
With respect to an involuntary termination of employment without cause or a constructive termination, includes the value of the payment of an additional amount equal to six months of base salary for Mr. Rickard and Dr. Shetzline in the event he does not obtain full-time employment within six months following the one-year anniversary of his termination date.

(4)
With respect to options, reflects the in-the-money value of the unvested portion of such named executive officer’s options that have vesting provisions based solely on time, and not performance milestones, and that would be accelerated, in each case, in accordance with the terms of our severance agreements with each executive officer. The value is calculated by multiplying the amount (if any) by which $11.66, the closing price of our Class A common stock on the Nasdaq Global Select Market on December 31, 2021, exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option.

With respect to RSUs, the value is calculated by multiplying the number of unvested RSUs with vesting provisions based solely on time that would be accelerated (if any) by $11.66, the closing price of our Class A common stock on the Nasdaq Global Select Market on December 31, 2021, in each case, in accordance with the terms of our severance arrangements with each executive officer.
With respect to PSUs, the value in the case of a qualifying termination in connection with a change of control is calculated by multiplying the number of unvested and unearned PSUs that would be accelerated (if any) by $11.66, the closing price of our Class A common stock on the Nasdaq Global Select Market on December 31, 2021, as described in further detail above under the caption Treatment of PSUs in the Event of a Change of Control. In the case of a qualifying termination or death prior to a change in control, the PSUs will remain eligible to vest based on the attainment of the applicable performance goals, subject to applicable proration, as described above under the captions Severance Benefits not in Connection with a Change of Control and Treatment of Equity in the Event of Death or Permanent Disability. The values in this table assume that the PSUs will become earned at target, with the exception of Organic EBITDA PSUs, for which the performance period ended on December 31, 2021 and the PSUs became earned at 200% of the target, with such earned PSUs vesting amount certified by the compensation and HR committee on January 19, 2022.
(5)
Includes outplacement assistance benefits and subsidized COBRA benefits. With respect to involuntary termination without cause or a constructive termination, includes the value of the payment of an additional amount equal to six months of subsidized COBRA benefits for our named executive officers, except for Messrs. Emany and Minardo, in the event he or she is not eligible to participate in the group medical plan of another employer following the one year anniversary of his or her termination date.

2022 Proxy Statement   67

CEO Pay Ratio
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the median of the annual total compensation of our employees, the annual total compensation of our principal executive officer on December 31, 2021, Mr. McCourt, and the ratio of these two amounts.
During 2021, Mr. Mallon served as our chief executive officer through March 12, 2021 and Mr. McCourt served as our interim and subsequently permanent chief executive officer for the remainder of 2021. In accordance with Instruction 10 to Item 402(u) of Regulation S-K, we have elected to use Mr. McCourt’s compensation for purposes of this pay ratio disclosure as Mr. McCourt was serving as our chief executive officer on December 31, 2021, the date selected by us to identify our median employee. For purposes of computing Mr. McCourt’s compensation for this pay ratio disclosure, we annualized the base salary paid to Mr. McCourt for the period in 2021 in which he served as our interim and subsequently permanent chief executive officer. We included the full amount, of the cash bonus actually paid to Mr. McCourt in 2022 for 2021 performance, which was not pro-rated for the period of service as our chief executive officer because Mr. McCourt was employed by Ironwood throughout 2021.
For 2021, our last completed fiscal year:
•
The estimated median of the annual total compensation of all employees of our company (other than Mr. McCourt) was $248,243; and

•
Mr. McCourt’s annualized total compensation for the period in 2021 in which he served as our interim and subsequently permanent chief executive officer (as determined and described above) was $8,852,951.

Based on this information for 2021, we estimate that the ratio of the annual total compensation of Mr. McCourt to the median annual total compensation of all employees was approximately 36 to 1. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records, and the methodology described below. Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for Ironwood, as other companies have employees based in different locations (including other countries), have different business models and employee needs, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.
To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and Mr. McCourt, we took the following steps:
•
We determined that it was appropriate to re-identify our median employee for the purposes of the pay ratio disclosure for 2021. We determined that, as of December 31, 2021, our employee population consisted of 219 individuals. This population consisted of our full- and part-time employees. We utilized a December 31, 2021 identification date as it is consistent with our CEO pay ratio reporting last year, our year-end financial reporting, and other reporting dates used in this proxy statement. The year-end identification date enables us to make such identification in a reasonably efficient and economical manner.

•
To identify the “median employee” from our employee population, we started with the gross earnings of our employees as reflected in our payroll records for 2021 as of the identification date, and as reportable to the Internal Revenue Service on Form W-2. We subtracted 2021 equity earnings from stock option exercises and stock award vesting and replaced them with the grant-date fair value of equity awards granted in 2021. We subtracted 2020 annual bonuses (paid in 2021) and replaced them with 2021 annual bonus awards (paid in 2022). We also added the company’s 401(k) matching contribution. For employees hired during 2021, we annualized base salary and 2021 bonus amounts, but not the value of equity granted in 2021 as new hire awards are made on a one-time basis.

We did not make any cost-of-living adjustments in identifying the “median employee.”
Once we identified the median employee, for purposes of the pay ratio, we calculated his or her compensation in the same manner as we do for Summary Compensation Table purposes.

68   Ironwood

PROPOSAL No. 2
Advisory Vote on Named
Executive Officer
Compensation

OUR BOARD RECOMMENDS THAT YOU APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

Proposal No. 2

At our 2022 annual meeting, we are providing our stockholders with the opportunity to cast an advisory (non-binding) vote on named executive officer compensation, or a “say-on-pay” vote. This is a non-binding vote on the compensation of our “named executive officers,” as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, all as set forth in this proxy statement.
The objectives of our compensation policies are to provide compensation and incentives that align employee actions and motivations with the interests of our stockholders; attract, retain, motivate and reward outstanding talent across Ironwood through well-communicated programs that are aligned with our vision and mission; and support a positive company culture. In 2021, the compensation program for our named executive officers consisted principally of base salary, cash bonus and long-term equity incentive compensation in the form of performance-based restricted stock units and restricted stock units, and the awards are described under the caption 2021 Retention Awards above. While we offer reasonably competitive base salaries and cash bonuses, our compensation program is weighted toward long-term equity incentive compensation as opposed to short-term or cash-based compensation. We believe this better aligns the interests of our named executive officers and our stockholders and serves to further focus our named executive officers on the creation of long-term stockholder value. If we achieve our corporate goals over the long term, we expect our stock price to reflect our performance and the equity awards currently held by our named executive officers to become an even more significant component of overall compensation. Our compensation and HR committee and board believes that this approach to executive compensation links compensation directly to continuous improvements in corporate performance and, ultimately our stock price, and demonstrates our “pay for performance” compensation philosophy.
Our previous say-on-pay vote was at our 2021 annual meeting and was approved by approximately 98% of the votes cast on such matter. Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the provisions of Section 14A of the Exchange Act, we must hold the advisory (non-binding) vote on named executive officer compensation at least once every three years. Based on the recommendation of our stockholders in 2017, our board of directors determined to provide our stockholders the opportunity to vote (on an advisory basis) on named executive officer compensation on an annual basis to allow our stockholders to provide us with regular, timely and direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. We believe this practice allows us to further align our compensation programs with our stockholders’ interests as stockholder feedback may be taken into consideration as part of the compensation review process.
Vote Required
Because this proposal seeks a non-binding, advisory vote, there is no “required vote” that would constitute approval. However, our board of directors, including our compensation and HR committee, values the opinions of our stockholders and, to the extent there are a substantial number of votes cast against the executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and evaluate which actions may be appropriate to address those concerns. Broker nominees do not have discretion to vote on this proposal without your instruction; if you do not instruct your broker nominee how to vote on this proposal, your broker nominee will not vote your shares with respect to this proposal. Any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the outcome of this proposal.

70   Ironwood

Our Stockholders
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information with respect to the beneficial ownership of our Class A common stock at March 31, 2022 for:
•
each person whom we know beneficially owns more than five percent of our Class A common stock;

•
each of our directors;

•
each of our named executive officers; and

•
all of our current directors and executive officers as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.
The percentage of Class A common stock beneficially owned by each person is based on 155,115,155 shares of Class A common stock outstanding on March 31, 2022. Shares of Class A common stock that may be acquired within 60 days following March 31, 2022 pursuant to the exercise of options or the vesting of RSUs, are included in the holdings of each stockholder, as applicable, and are deemed to be outstanding for the purpose of computing the percentage ownership of such holder. Such amounts, however, are not included in the holdings of any other stockholder in the table below and are not deemed to be outstanding for computing the percentage ownership of any other holder shown in the table below. Beneficial ownership representing less than one percent is denoted with an “*.”

2022 Proxy Statement   71

Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Ironwood Pharmaceuticals, Inc., 100 Summer Street, Suite 2300, Boston, Massachusetts 02110.
Name of Beneficial Owner	Number of Shares of our Class A Common Stock	Percentage
Named Executive Officers and Directors
Thomas McCourt(1)	1,442,150	*
Sravan Emany	0	*
John Minardo	0	*
Jason Rickard(2)	396,649	*
Michael Shetzline, M.D., Ph.D.(3)	189,458	*
Mark Mallon	0	*
Gina Consylman	26,329	*
Mark Currie, Ph.D.(4)	1,293,068	*
Alexander Denner, Ph.D.(5)	16,456,574	10.5%
Andrew Dreyfus	130,068	*
Jon Duane	70,187	*
Marla Kessler	70,187	*
Julie McHugh	118,373	*
Catherine Moukheibir	77,779	*
Lawrence Olanoff, M.D., Ph.D.	91,395	*
Edward Owens	281,720	*
Jay Shepard	58,323	*
All current executive officers and directors as a group (15 persons)(6)	20,675,931	13.1%
5% Security Holders
Wellington Management Group LLP(7)	17,339,587	11.2%
Sarissa Capital Management LP(8)	16,390,000	10.6%
Brown Capital Management, LLC(9)	16,257,899	10.5%
BlackRock, Inc.(10)	14,368,890	9.3%
The Vanguard Group(11)	13,487,762	8.7%
Westfield Capital Management Company, LP(12)	8,145,674	5.3%

(1)
Includes (i) 1,131,096 shares of Class A common stock issuable to Mr. McCourt upon the exercise of options that are exercisable within 60 days following March 31, 2021 and (ii) 80,205 restricted stock units that vest on May 19, 2022.

72   Ironwood

(2)
Includes (i) 195,955 shares of Class A common stock issuable to Mr. Rickard upon the exercise of options that are exercisable within 60 days following March 31, 2022 and (ii) 29,900 restricted stock units that vest on May 19, 2022.

(3)
Includes (i) 7,248 shares of Class A common stock issuable to Dr. Shetzline upon the exercise of options that are exercisable within 60 days following March 31, 2022 and (ii) 26,641 restricted stock units that vest on May 19, 2022.

(4)
Includes 824,582 shares of Class A common stock issuable to Dr. Currie upon the exercise of options that are exercisable within 60 days following March 31, 2022.

(5)
Includes (i) 39,079 shares of Class A common stock held directly by Dr. Denner and (ii) 16,390,000 shares of Class A common stock held by Sarissa Capital Management LP, or Sarissa. See note 11 below for information regarding the shares of Class A common stock held by Sarissa.

(6)
Includes (i) 2,127,180 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days following March 31, 2022 and (ii) 136,346 restricted stock units that vest on May 19, 2022.

(7)
Based upon the information provided by Wellington Management Group LLP, or Wellington, Wellington Group Holdings LLP, or Wellington Group, Wellington Investment Advisors Holdings LLP, or Wellington Investment, and Wellington Management Company LLP, or Wellington Management and, collectively with Wellington, Wellington Group and Wellington Investment, the Wellington Entities, in a Schedule 13G/A filed on February 4, 2022, reporting as of December 31, 2021. According to this Schedule 13G/A, (i) Wellington does not have sole voting or sole dispositive power with respect to any of these shares, and has shared voting power with respect to 17,339,587 of these shares and shared dispositive power with respect to all of these shares, (ii) Wellington Group does not have sole voting or sole dispositive power with respect to any of these shares, and has shared voting power with respect to 17,339,587 of these shares and shared dispositive power with respect to all of these shares, (iii) Wellington Investment does not have sole voting or sole dispositive power with respect to any of these shares, and has shared voting power with respect to 17,339,587 of these shares and shared dispositive power with respect to all of these shares, and (iv) Wellington Management does not have sole voting or sole dispositive power with respect to any of these shares, and has shared voting power with respect to 15,280,091 of these shares and shared dispositive power with respect to 15,280,091 of these shares. The address of the Wellington Entities is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(8)
Based upon the information provided by Sarissa and Dr. Denner in a Schedule 13D/A filed on March 1, 2021, reporting as of February 26, 2021, as well as a Form 4 filed on March 17, 2022, reporting as of March 15, 2022. According to this Schedule 13D/A, (i) Sarissa does not have sole voting or sole dispositive power with respect to any of these shares and has shared voting and shared dispositive power with respect to all of these shares, and (ii) Dr. Denner does not have sole voting or sole dispositive power with respect to any of these shares and has shared voting and shared dispositive power with respect to all of these shares. Does not include shares held directly by Dr. Denner, who is a member of our board of directors. The address of each of Sarissa and Dr. Denner is 660 Steamboat Road, Greenwich, CT 06830.

(9)
Based upon the information provided by Brown Capital Management, LLC, or Brown Capital, and The Brown Capital Management Small Company Fund, or Brown Capital Small Fund and, collectively with Brown Capital, the Brown Capital Entities, in a Schedule 13G/A filed on February 14, 2022, reporting as of December 31, 2021. According to this Schedule 13G/A, (i) Brown Capital has sole voting power with respect 11,453,039 of these shares, sole dispositive power with respect to all of these shares, and does not have shared voting power or shared dispositive power with respect to any of these shares, and (ii) Brown Capital Small Fund has sole voting and sole dispositive power with respect to 9,980,218 of these shares and does not have shared voting or shared dispositive power with respect to any of these shares. The address of the Brown Capital Entities is 1201 N. Calvert Street, Baltimore, MD 21202.

(10)
Based upon the information provided by BlackRock, Inc., or BlackRock, in a Schedule 13G/A filed on February 3, 2022, reporting as of December 31, 2021. According to this Schedule 13G/A, Blackrock has sole voting power with respect to 13,827,975 of these shares, sole dispositive power with respect to all of these shares, and does not have shared voting or shared dispositive power with respect to any of these shares. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(11)
Based upon the information provided by The Vanguard Group, or Vanguard, in a Schedule 13G/A filed on February 10, 2022, reporting as of December 31, 2021. According to this Schedule 13G/A, Vanguard does not have sole voting power with respect to any of these shares, and has sole dispositive power with respect to 13,058,180 of these shares, shared voting power with respect to 291,675 of these shares, and shared dispositive power with respect to 429,582 of these shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(12)
Based upon the information provided by Westfield Capital Management Company, LP, or Westfield, in a Schedule 13G/A filed on February 1, 2022, reporting as of December 31, 2021. According to this Schedule 13G/A, Westfield has sole voting power with respect to 7,387,904 of these shares, sole dispositive power with respect to all of these shares, and does not have shared voting or shared dispositive power with respect to any of these shares. The address of Westfield is 1 Financial Center, Boston, MA 02111.

2022 Proxy Statement   73

Certain Relationships and Related
Person Transactions
Since January 1, 2021, except as described below, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which, with respect to our directors and named executive officers are described under the captions Our Board of Directors — How Our Board is Paid and Executive Compensation appearing elsewhere in this proxy statement.
Indemnification Agreements

We have entered into indemnification agreements with each of our current directors and our executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under the General Corporation Law of the State of Delaware against liabilities that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We intend to enter into indemnification agreements with our future directors and executive officers.
Procedures for Related Party Transactions

Under our code of business conduct and ethics, our directors, officers and employees are discouraged from any activity that may create or give the appearance of a conflict of interest. In addition, they must report any potential conflict of interest, including related party transactions, to their supervisor, certain members of our management or the chair of our audit committee. Pursuant to its charter, our audit committee must review and approve all related party transactions required to be disclosed under Item 404 of Regulation S-K under the Exchange Act. In approving or rejecting a proposed transaction, the audit committee considers the relevant facts and circumstances available to and deemed relevant by the audit committee, including the material terms of the transaction, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence. Our audit committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee determines in the good faith exercise of its discretion. A copy of our code of business conduct and ethics and our audit committee charter are available through the Investors section of our website at www.ironwoodpharma.com, under the heading Corporate Governance.

74   Ironwood

PROPOSAL 3
Ratification of
Our Selection
of Auditors

OUR BOARD RECOMMENDS THAT YOU RATIFY THE SELECTION OF ERNST & YOUNG LLP AS OUR AUDITORS FOR FISCAL YEAR 2022

Proposal No. 3

Our audit committee has appointed Ernst & Young LLP to serve as our auditors for the fiscal year ending December 31, 2022. The firm of Ernst & Young LLP, an independent registered public accounting firm, has served as Ironwood’s auditor since 1998. Detailed disclosure of the audit, audit-related, tax and other fees billed for services rendered by Ernst & Young LLP in 2021 and 2020 are set forth below. There were no audit-related and tax fees billed for services rendered by Ernst & Young LLP in 2021 and 2020. Based on these disclosures and information in the audit committee report on page 20 of this proxy statement, our audit committee is satisfied that our auditors are sufficiently independent of management to perform their duties properly. Although not legally required to do so, our board of directors considers it desirable to seek, and recommends, stockholder ratification of its selection of auditors for fiscal year 2022.
Representatives of Ernst & Young LLP are expected to attend the virtual annual meeting to answer any questions and they will have the opportunity to make a statement if they wish.
The table below presents aggregate fees for professional audit services rendered by Ernst & Young LLP for the audits of our annual financial statements for the years ended December 31, 2021 and 2020 and fees billed for other services rendered by Ernst & Young LLP during those periods. It is the audit committee’s policy that all audit and non-audit services to be performed by Ernst & Young LLP be pre-approved. The audit committee annually reviews and pre-approves the permissible services that may be provided by Ernst & Young LLP to assure the provision of such services does not impair the auditor’s independence. In accordance with the pre-approval policy, our management informs the audit committee of each service performed by Ernst & Young LLP pursuant to the pre-approval policy. Requests to provide services that require separate approval by the audit committee are submitted to the audit committee or its designee by our chief financial officer or controller and Ernst & Young LLP. All of the services described in the following fee table were approved in conformity with the audit committee’s pre-approval policy.
	2021	2020
Audit	$1,175,499	$1,372,342
All other	$1,990	$6,860
Total	$1,177,489	$1,379,202
Audit fees for 2021 and 2020 were for professional services rendered for the audits of our financial statements and internal controls over financial reporting, including accounting consultations and reviews of quarterly financial statements, as well as for services that are normally provided in connection with regulatory filings or engagements, including auditor consents.
All other services in 2021 and 2020 include license fees for a web-based accounting research tool.
Other than the foregoing, Ernst & Young LLP did not provide any other services to us in 2021 or 2020.
Vote Required
The approval of the proposal to ratify the selection of Ernst & Young LLP as our auditors requires a majority of the votes cast for or against the proposal. Because we believe this matter to be routine, a broker nominee may vote on your behalf if you do not otherwise provide instructions. As a result, we do not expect there will be any broker non-votes on this matter. Abstentions will not affect the outcome of this proposal.

76   Ironwood

User’s Guide
Our board of directors is soliciting proxies for the 2022 annual meeting of stockholders. This proxy statement explains the agenda, voting information and procedures for the meeting. Please read it carefully. This proxy statement and related materials are first being made available to stockholders on or about April 21, 2022, and the notice of internet availability of proxy materials is first being sent to our stockholders on the same day. All stockholders will also have the ability to access the proxy materials online through the Investors section of our website at www.ironwoodpharma.com, under the heading Financial Information — SEC Filings.
Who can vote
Only stockholders of record of our Class A common stock at the close of business on April 6, 2022 can vote at the meeting.
Quorum
In order to hold and complete the business of the annual meeting, we must have a majority of the votes entitled to be cast represented at the meeting or by proxy. On our record date, April 6, 2022, we had 154,956,855 shares of our Class A common stock outstanding and entitled to vote. With respect to all matters that will come before the meeting, each share is entitled to one vote.
Notice of internet availability of proxy materials
Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials via the internet. Accordingly, we are sending a notice of internet availability of proxy materials to our stockholders. All stockholders will have the ability to access the proxy materials on the website referenced in the notice and to request to receive a printed set of the proxy materials by mail. Instructions on how to access the proxy materials over the internet and how to request a printed copy may be found in the notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the internet or through email to help reduce the environmental impact of our annual meetings.
Voting procedures — stockholders of record and beneficial owners
You are a stockholder of record if your shares of our stock are registered directly in your own name with our transfer agent, Computershare Trust Company, N.A., or Computershare. You are a beneficial owner if a brokerage firm, bank, trustee or other agent, called a “nominee,” holds your stock. This is often called ownership in “street name” because your name does not appear in the records of Computershare. If you hold your shares in street name, you should receive a voting instruction form from your nominee.
How to vote your shares.
If you are a stockholder of record, there are four ways to vote:
•
Online Before the Meeting. You may vote by proxy via the internet by following the instructions provided on the notice of internet availability of proxy materials or the proxy card. You must have the 16-digit control number that is on either the notice of internet availability of proxy materials or the proxy card when voting.

•
Online During the Meeting. You may vote online during the annual meeting through the link www.virtualshareholdermeeting.com/IRWD2022. The 16-digit control number provided on your notice of

2022 Proxy Statement   77

internet availability of proxy materials or proxy card is necessary to access the website. The meeting will begin at 9:00 a.m. Eastern Time (with log-in beginning at 8:45 a.m. Eastern Time) on Wednesday, June 1, 2022.
•
By Telephone. If you request printed copies of the proxy materials by mail and you live in the United States or Canada, you may vote by proxy by calling the toll-free number found on the proxy card. You must have the control number that is on the proxy card when voting.

•
By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

If you are a beneficial owner of shares held in street name, there are four ways to provide voting instructions:
•
Online Before the Meeting. You may provide voting instructions via the internet by following the instructions provided on your voting instruction form. You must have the 16-digit control number that is on the voting instruction form when voting.

•
Online During the Meeting. You may vote online during the annual meeting through the link www.virtualshareholdermeeting.com/IRWD2022. The 16-digit control number provided on your voting instruction form is necessary to access the website. The meeting will begin at 9:00 a.m. Eastern Time (with log-in beginning at 8:45 a.m. Eastern Time) on Wednesday, June 1, 2022.

•
By Telephone. You may provide voting instructions by calling the toll-free number found on your voting instruction form. You must have the control number that is on the voting instruction form when voting.

•
By Mail. You may provide voting instructions by filling out the voting instruction form and sending it back in the envelope provided.

How you may revoke your proxy or voting instructions. If you are a stockholder of record, you may revoke or amend your proxy before it is voted at the annual meeting by writing to us directly in a timely manner “revoking” your earlier proxy, submitting a new proxy in a timely manner with a later date by mail, over the telephone or on the internet, or by attending the meeting and voting. Your last dated proxy timely received prior to or vote cast at the annual meeting will be counted.
What if you receive more than one notice of internet availability of proxy materials, proxy card or voting instruction form? This means that you may have more than one account at Computershare and/or with a nominee. Your notice of internet availability of proxy materials, proxy card or voting instruction form lists the number of shares you are voting. Please vote the shares on all notices of internet availability of proxy materials, proxy cards and voting instruction forms that you receive.
We recommend you consolidate your holdings under the same name, address and tax identification number, if possible. This will eliminate some duplication of mailings and reduce costs. Please contact your nominee to consolidate accounts, or our transfer agent, Computershare, at (800) 368-5948, as applicable.
Householding of proxy materials. SEC rules concerning the delivery of proxy materials allow us or your broker to send a single notice or, if applicable, a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family, unless we have received contrary instructions from one or more of the stockholders. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our notices, annual reports, proxy statements and information statements.
We will undertake to deliver promptly, upon written request, a separate copy to a stockholder at a shared address to which a single copy of the notice of internet availability of proxy materials was delivered. You may make a written request by sending a notification to our Secretary at the address below, providing your name, your shared address, and the address to which we should direct the additional copy of the notice of internet availability of proxy materials. Multiple stockholders sharing an address who have received one copy of a mailing and would prefer us to mail each stockholder a separate copy of future mailings should contact us at the below address, as well. Additionally, if current stockholders with a shared address received multiple copies of a mailing and would prefer us to mail one copy of future mailings

78   Ironwood

to stockholders at the shared address, notification of that request may also be sent to us at the below address. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.
Any request relating to receipt of proxy materials should be sent to: Secretary, Ironwood Pharmaceuticals, Inc., 100 Summer Street, Suite 2300, Boston, Massachusetts 02110.
Abstentions and “broker non-votes.” If you are a stockholder of record and you vote “abstain” or “withhold” on any matter, your shares will not be voted on that matter and will not be counted as votes cast in the final tally of votes on that matter. However, your shares will be counted for purposes of determining whether a quorum is present. If you are a beneficial owner holding shares through a broker nominee, you may instruct your broker nominee that you wish to abstain from voting on a proposal or withhold authority to vote for one or more nominees for director.
A broker nominee generally may not vote on “non-routine” matters without receiving your specific voting instructions. A “broker non-vote” occurs when a broker nominee holding shares in street name votes shares on some matters at the meeting but not others. Like abstentions, broker non-votes are counted as present and entitled to vote for quorum purposes, but are not counted as votes cast. Broker nominees who hold shares for the accounts of their clients have discretionary authority to vote shares if specific instructions are not given with respect to routine matters. Although the determination of whether a broker nominee will have discretionary voting power for a particular item is typically determined only after proxy materials are filed with the SEC, we expect that at the annual meeting of stockholders your broker nominee will not be able to submit a vote on the election of directors or the advisory votes on named executive officer compensation unless it receives your specific instructions, but will be able to vote on the ratification of the selection of our independent auditors even if it does not receive your instructions. As a result, if your broker nominee does not receive your specific instructions for these proposals, it will submit a broker non-vote on the election of directors or the advisory votes on named executive officer compensation and may vote on the ratification of the selection of our independent auditors even if it does not receive your instructions.
Discretionary authority. If you are a stockholder of record and you properly submit your proxy card without making any specific selections, your shares will be voted on each matter before the annual meeting in the manner recommended by our board of directors. If other matters not included in this proxy statement properly come before the annual meeting, the persons named on the proxy card, or otherwise designated, will have the authority to vote on those matters for you as they determine, to the extent permitted by Rule 14a-4(c)(1) of the Exchange Act. If you are a beneficial owner of shares held in street name, please see the discussion above regarding broker non-votes and the rules related to voting by broker nominees.
Vote required
The required vote for each of the proposals expected to be acted upon at the annual meeting is described below.
Proposal No. 1 — Election of Directors:
The board of director nominees will be determined by a plurality of the votes cast, meaning that board of director nominees with the greatest number of votes cast for election, even if less than a majority, will be elected as directors to serve for one-year terms and until his or her successor is duly elected and qualified or until their death, resignation or removal. We expect that broker nominees will not have discretion to vote on this proposal without your instruction; if you do not instruct your broker nominee how to vote on this proposal, your broker nominee will deliver a broker non-vote. Because there is no minimum vote required, abstentions and broker non-votes will not affect the outcome of this proposal.
Proposal No. 2 — Advisory (non-binding) Vote on Named Executive Officer Compensation, or “Say-on-Pay”:
Because this proposal calls for a non-binding, advisory vote there is no “required vote” that would constitute approval. However, our board of directors, including our compensation and HR committee, values the opinions of our stockholders and, to the extent there are a substantial number of votes cast against the named executive officer compensation disclosed in this proxy statement, we will consider our stockholders’ concerns and evaluate what actions may be appropriate to address those concerns. We expect that broker nominees will not have discretion to vote on

2022 Proxy Statement   79

this proposal without your instruction; if you do not instruct your broker nominee how to vote on this proposal, your broker nominee will deliver a broker non-vote. Any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the outcome of this proposal.
Proposal No. 3 — Ratification of Auditors:
The approval of this proposal requires a majority of the votes cast for or against the proposal. Abstentions and broker non-votes will not affect the outcome of this proposal. Further, because we believe this matter to be routine, a broker nominee may vote on your behalf if you do not otherwise provide instructions. As a result, we do not expect there will be any broker non-votes on this matter.
Results of the voting. We expect to announce the preliminary voting results at the annual meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K, which we are required to file with the SEC, within four business days following the annual meeting.
Costs of solicitation and solicitation participants. We will pay the costs of soliciting proxies. These costs also include support for the hosting of the virtual meeting. We will solicit proxies by email from stockholders who are our employees or who previously requested to receive proxy materials electronically. Our directors, our officers and our employees also may solicit proxies on our behalf, personally, electronically or by telephone, facsimile or mail or other means, without additional compensation. We may request that brokerage firms, banks and other agents forward proxy materials to beneficial owners and we would reimburse such institutions for their out-of-pocket expenses incurred.
We may also utilize the assistance of third parties in connection with our proxy solicitation efforts and we would compensate such third parties for their efforts. We have engaged one such third party, MacKenzie Partners, to assist in the solicitation of proxies and provide related advice and informational support, for service fees of up to $12,500 and the reimbursement of certain expenses.
Additional Meeting Information
We encourage you to access the meeting prior to the start time. Please allow sufficient time for online log-in, which begins at 8:45 a.m. Eastern Time. You may check your browser’s compatibility any time prior to the meeting at www.virtualshareholdermeeting.com/IRWD2022. If you want to submit a question you may do so electronically starting at the time of check-in or during the meeting.
If you have technical difficulties or trouble accessing the virtual meeting, there will be technicians ready to assist you. If you encounter any technical difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual stockholder meeting log in page.

80   Ironwood

Stockholder Communications, Proposals
and Nominations for Directorships
Communications

A stockholder may send general communications to our board of directors, any committee of our board of directors or any individual director by directing such communication to Secretary, Ironwood Pharmaceuticals, Inc., 100 Summer Street, Suite 2300, Boston, Massachusetts 02110. All communications will be reviewed by our Secretary and, if requested by the stockholder, forwarded to our board of directors or an individual director, as applicable. Our Secretary reserves the right not to forward to our board of directors or any individual director any abusive, threatening or otherwise inappropriate materials.
Any request for materials or other communications directed to our secretary should be sent to: Secretary, Ironwood Pharmaceuticals, Inc., 100 Summer Street, Suite 2300, Boston, Massachusetts 02110.
Proposals and Nominations

Stockholders who wish to present a proposal for inclusion in our proxy materials for our 2023 annual meeting should follow the procedures prescribed in Rule 14a-8 under the Exchange Act and our bylaws. Those procedures require that we receive a stockholder proposal in writing no later than December 22, 2022 in order for such proposal to be included in our proxy materials.
Under our bylaws, stockholders who wish to nominate a director or include a proposal in our 2023 annual meeting of stockholders (but do not wish to include such proposal in our proxy materials) must give us timely notice. To be timely, a notice of director nomination or other proposal for the 2022 annual meeting of stockholders must be received by us no earlier than March 3, 2023 and no later than April 2, 2023, unless the date of the 2023 annual meeting of stockholders is more than 30 days from the anniversary date of the 2022 annual meeting of stockholders, in which event the notice must be received by us on or before 15 days after the day on which the date of the 2023 annual meeting of stockholders is first disclosed in a public announcement. The notice must contain specified information that is prescribed in our bylaws about you and the director nominee or the proposal, as applicable. If any director nomination or stockholder proposal is submitted after April 2, 2023, our bylaws provide that the nomination or the proposal shall be disregarded.

2022 Proxy Statement   81

SEC Filings
We file annual, quarterly and current reports, as well as other information with the SEC. You can obtain any of them from the SEC at its website at www.sec.gov. The documents are also available from us without charge by requesting them in writing or by telephone from Ironwood Pharmaceuticals, Inc., 100 Summer Street, Suite 2300, Boston, Massachusetts 02110, Attention: Corporate Communications, telephone: (617) 621-7722, or by visiting the Investors section of our website at www.ironwoodpharma.com.

82   Ironwood

Ironwood

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

D73392-P71060

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

IRONWOOD PHARMACEUTICALS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors. To elect nine director nominees numbered 01 through 09 to serve for a one-year term extending until the 2023 annual meeting of stockholders and their successors are duly elected and qualified.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Mark Currie, Ph.D.
02) Alexander Denner, Ph.D.
03) Andrew Dreyfus
04) Jon Duane
05) Marla Kessler
06) Thomas McCourt
07) Julie McHugh
08) Catherine Moukheibir
09) Jay Shepard

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Approval, by non-binding advisory vote, of the compensation paid to the named executive officers.	☐	☐	☐
3. Ratification of the selection of Ernst & Young LLP as Ironwood Pharmaceuticals Inc.'s independent registered public accounting firm for 2022.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

SCAN TOVIEW MATERIALS & VOTE IRONWOOD PHARMACEUTICALS, INC. 100 SUMMER STREET, SUITE 2300BOSTON, MA 02110 VOTE BY INTERNETBefore The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveYou may use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/IRWD2022You may also vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D73392-P71060 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice, Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.D73393-P71060IRONWOOD PHARMACEUTICALS, INC.Annual Meeting of Stockholders Wednesday, June 1, 2022 9:00 AM Eastern Time This proxy is solicited by the Board of DirectorsThe stockholder(s) hereby appoint(s) Thomas McCourt and Sravan Emany, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of IRONWOOD PHARMACEUTICALS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, Eastern Time on Wednesday, June 1, 2022 via live webcast at www.virtualshareholdermeeting.com/IRWD2022, and any adjournment or postponement thereof. The stockholder(s) hereby revoke(s) any proxy previously given and acknowledge(s) receipt of the notice and proxy statement for the Annual Meeting of Stockholders.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors.Continued and to be signed on reverse side